Exhibit 99.1
EXPLANATORY NOTE
Zimmer Biomet Holdings, Inc. (“we”, “us”, “our”, the “Company” and other similar words) is filing this Exhibit 99.1 to its Current Report on Form
8-K
(including this Exhibit 99.1, the “Form
8-K”)
solely to recast certain financial information and related disclosures included in the Company’s Annual Report on Form
10-K
for the fiscal year ended December 31, 2021, originally filed with the U.S. Securities and Exchange Commission (the “SEC”) on February 25, 2022 (the “2021 Form
10-K”).
On March 1, 2022, we completed the spinoff of our spine and dental businesses into a new public company, ZimVie Inc. (“ZimVie”). The historical results of our spine and dental businesses have been reflected as discontinued operations in our recast consolidated financial statements for all periods presented herein, including, as of December 31, 2021 and 2020, the assets and liabilities associated with these businesses being classified as assets and liabilities of discontinued operations in our consolidated balance sheets. See Note 3 to our consolidated financial statements for additional information.
This Form
8-K
is being filed solely to recast financial information and related disclosures contained in the 2021 Form
10-K
to reflect the spinoff of our spine and dental businesses.
The following items of the 2021 Form
10-K
are being recast as reflected in this Exhibit 99.1:

•	Part II, Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations;

•	Part II, Item 7A. Quantitative and Qualitative Disclosures about Market Risk;

•	Part II, Item 8. Financial Statements and Supplementary Data; and

•	Part IV, Item 15(a)(2), Financial Statement Schedule.
Except as specifically set forth herein to reflect the historical results of our spine and dental businesses as discontinued operations, no revisions have been made to the 2021 Form
10-K
to update for other information, developments or events that have occurred since the 2021 Form
10-K
was filed with the SEC. This Exhibit 99.1 does not purport to update the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section included in the 2021
Form 10-K except
with respect to the effects of the presentation of our spine and dental businesses as discontinued operations and as otherwise provided herein. This Exhibit 99.1 should be read in conjunction with the 2021 Form
10-K
and subsequent filings with the SEC, including our Form
10-Q
for the quarter ended March 31, 2022 and our Current Reports on Form
8-K.
These subsequent SEC filings contain important information regarding forward-looking statements, events, developments, and updates affecting us and our expectations that have occurred since the filing of the 2021 Form
10-K.
The information contained herein is not an amendment to, or a restatement of, the 2021 Form
10-K.
CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
This document contains forward-looking statements within the meaning of the federal securities laws. All statements other than statements of historical or current fact are, or may be deemed to be, forward-looking statements. Such statements are based upon beliefs, expectations and assumptions of management and are subject to significant risks, uncertainties and changes in circumstances that could cause actual outcomes and results to differ materially from the forward-looking statements. These risks, uncertainties and changes in circumstances include, but are not limited to: the effects of the COVID-19 global
pandemic and other adverse public health developments on the global economy, our business and operations and the business and operations of our suppliers and customers, including the deferral of elective surgical procedures and our ability to collect accounts receivable; the failure of vaccine rollouts and other strategies to mitigate or reverse the impacts of the COVID-19 pandemic;
the failure of elective surgical procedures to recover at the levels or on the timeline anticipated; the risks and uncertainties related to our ability to successfully execute our restructuring plans; our ability to attract, retain and develop the highly skilled employees we need to support our business; the risks and uncertainties associated with the spinoff of ZimVie, including, without limitation, the tax-free
nature of the transaction, the
tax-efficient
nature of any subsequent disposal of any ZimVie common stock we retain, possible disruptions in our relationships with customers, suppliers and other business partners and the possibility that the anticipated benefits and synergies of the transaction, strategic and competitive advantages, and future growth and other opportunities will not be realized within the expected time periods or at all;

the success of our quality and operational excellence initiatives, including ongoing quality remediation efforts at our Warsaw North Campus facility; the ability to remediate matters identified in inspectional observations or warning letters issued by the U.S. Food and Drug Administration (FDA), while continuing to satisfy the demand for our products; the impact of substantial indebtedness on our ability to service our debt obligations and/or refinance amounts outstanding under our debt obligations at maturity on terms favorable to us, or at all; the ability to retain the employees, independent agents and distributors who market our products; dependence on a limited number of suppliers for key raw materials and outsourced activities; the possibility that the anticipated synergies and other benefits from mergers and acquisitions will not be realized, or will not be realized within the expected time periods; the risks and uncertainties related to our ability to successfully integrate the operations, products, employees and distributors of acquired companies; the effect of the potential disruption of management’s attention from ongoing business operations due to integration matters related to mergers and acquisitions; the effect of mergers and acquisitions on our relationships with customers, suppliers and lenders and on our operating results and businesses generally; challenges relating to changes in and compliance with governmental laws and regulations affecting our U.S. and international businesses, including regulations of the FDA and foreign government regulators, such as more stringent requirements for regulatory clearance of products; the outcome of government investigations; competition; pricing pressures; changes in customer demand for our products and services caused by demographic changes or other factors; the impact of healthcare reform measures; reductions in reimbursement levels by third-party payors and cost containment efforts sponsored by government agencies, legislative bodies, the private sector and healthcare purchasing organizations, including the volume-based procurement in China; dependence on new product development, technological advances and innovation; shifts in the product category or regional sales mix of our products and services; supply and prices of raw materials and products; control of costs and expenses; the ability to obtain and maintain adequate intellectual property protection; breaches or failures of our information technology systems or products, including by cyberattack, unauthorized access or theft; the ability to form and implement alliances; changes in tax obligations arising from tax reform measures, including European Union rules on state aid, or examinations by tax authorities; product liability, intellectual property and commercial litigation losses; changes in general industry and market conditions, including domestic and international growth rates; changes in general domestic and international economic conditions, including interest rate and currency exchange rate fluctuations; the effects of inflation, including the effects of different rates of inflation in different countries, on our costs, especially of titanium used in our products, and the costs of our products; the effects of supply chain continuity disruptions; and the impact of the ongoing financial and political uncertainty on countries in EMEA relating to the Russian-Ukrainian crisis and otherwise, on the ability to collect accounts receivable in affected countries. A further list and description of these risks and uncertainties and other factors can be found in our 2021
Form 10-K,
including in the sections captioned “Cautionary Note Regarding Forward-Looking Statements” and “Item 1A. Risk Factors,” and our subsequent filings with the SEC. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in our filings with the SEC. Forward-looking statements speak only as of the date they are made, and we expressly disclaim any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Readers are cautioned not to rely on these forward-looking statements since there can be no assurance that these forward-looking statements will prove to be accurate.
PART II

Item 7.	Management’s Discussion and Analysis of Financial Condition and Results of Operations
On March 1, 2022, Zimmer Biomet Holdings, Inc. (“we”, “us”, “our”, “the Company” and other similar words) completed the spinoff of our spine and dental businesses into a new public company, ZimVie Inc. (“ZimVie). The historical results of our spine and dental businesses have been reflected as discontinued operations in our consolidated financial statements, including, as of December 31, 2021 and 2020, the assets and liabilities associated with these businesses are classified as assets and liabilities of discontinued operations in our consolidated balance sheet. See Note 3 to our consolidated financial statements for additional information.
The following discussion and analysis should be read in conjunction with the consolidated financial statements and the corresponding notes included elsewhere in this Form
8-K.
The following discussion and analysis is presented on a continuing operations basis unless otherwise noted. Certain percentages presented in this discussion and analysis are calculated from the underlying whole-dollar amounts and therefore may not recalculate from the rounded numbers used for disclosure purposes.

EXECUTIVE LEVEL OVERVIEW
Impact of the
COVID-19
Global Pandemic
Our results continue to be impacted by the
COVID-19
global pandemic. The vast majority of our net sales are derived from products used in elective surgical procedures. As
COVID-19
rapidly started to spread throughout the world in early 2020, our net sales decreased dramatically as countries took precautions to prevent the spread of the virus with lockdowns and stay-at-home
measures and as hospitals deferred elective surgical procedures. The timing, level and sustainability of the recovery of elective surgical procedures has been difficult to predict, as a number of factors are involved, including which geographies are affected and the different measures governments and healthcare systems take in response to the virus in those areas. In the second half of 2021, the highly transmissible Delta and Omicron variants resulted in further deferrals of elective surgical procedures. Additionally, we believe that staffing shortages at hospitals are also contributing to the deferral of elective surgical procedures.
2021 Financial Highlights
In 2021, our net sales increased by 11.4 percent compared to 2020 primarily due to the significant deferral of elective surgical procedures at the onset of the
COVID-19
pandemic in 2020. Our net earnings, including discontinued operations, were $401.6 million in 2021 compared to a net loss of $138.9 million in 2020. In 2021, we returned to profitability compared to a net loss in 2020, primarily due to higher net sales combined with fixed operating costs that did not increase proportionally to the increase in net sales, reduced losses from discontinued operations, and a reduction in operating expenses including goodwill and intangible asset impairment charges and certain fixed overhead and hourly production worker labor expenses. In 2020, we recognized $503.0 million of goodwill and intangible asset impairment charges primarily due to the forecasted impact of
COVID-19
on our operating results. In the second quarter of 2020, we also temporarily suspended or limited production at certain manufacturing facilities, resulting in additional expense recognized in cost of products sold that related to certain fixed overhead costs and hourly production worker labor expenses that are included in the cost of inventory when these facilities are operating at normal capacity. The additional expense for suspended and limited production continued throughout 2020 and while we did recognize similar charges in 2021, they were lower than the 2020 charges. These reduced expenses in 2021 were partially offset by a charge for the early extinguishment of debt, higher research and development expenses, including certain agreements we entered into to gain access to or acquire third-party in-process
R&D projects and higher litigation-related charges.
2022 Outlook
We believe the
COVID-19
variant surges and continuing staffing shortages that occurred late in 2021 will continue to negatively impact our net sales in 2022. For expenses, we expect that supply chain and inflation pressures will result in higher expenses. However, we anticipate these higher expenses will be partially offset by savings from our restructuring programs.
RESULTS OF OPERATIONS
We analyze sales by three geographies, the Americas, EMEA and Asia Pacific, and by the following product categories: Knees; Hips; S.E.T.; and Other.
Net Sales by Geography
The following tables present net sales by geography and the components of the percentage changes (dollars in millions):

	Year Ended December 31,			Volume/		Foreign
	2021	2020	% Inc	Mix	Price	Exchange
Americas	$4,102.1	$3,699.5	10.9%	11.9%	(1.3)%	0.3%
EMEA	1,477.2	1,237.3	19.4	16.1	(0.4)	3.7
Asia Pacific	1,248.0	1,190.7	4.8	9.1	(6.1)	1.8

Total	$6,827.3	$6,127.5	11.4	12.3	(2.1)	1.2

	Year Ended December 31,			Volume/		Foreign
	2020	2019	% (Dec)	Mix	Price	Exchange
Americas	$3,699.5	$4,148.8	(10.8)%	(7.4)%	(3.4)%	—%
EMEA	1,237.3	1,554.8	(20.4)	(20.2)	(1.0)	0.8
Asia Pacific	1,190.7	1,257.0	(5.3)	(5.1)	(1.6)	1.4

Total	$6,127.5	$6,960.6	(12.0)	(9.9)	(2.5)	0.4

Net Sales by Product Category
The following tables present net sales by product category and the components of the percentage changes (dollars in millions):

	Year Ended December 31,			Volume/		Foreign
	2021	2020	% Inc	Mix	Price	Exchange
Knees	$2,647.9	$2,378.3	11.3%	12.4%	(2.4)%	1.3%
Hips	1,856.1	1,750.5	6.0	8.2	(3.3)	1.1
S.E.T.	1,727.8	1,525.6	13.3	12.2	(0.3)	1.4
Other	595.5	473.1	25.9	26.7	(1.7)	0.9

Total	$6,827.3	$6,127.5	11.4	12.3	(2.1)	1.2

	Year Ended December 31,			Volume/		Foreign
	2020	2019	% (Dec)	Mix	Price	Exchange
Knees	$2,378.3	$2,780.6	(14.5)%	(12.1)%	(2.7)%	0.3%
Hips	1,750.5	1,931.5	(9.4)	(7.1)	(2.8)	0.5
S.E.T.	1,525.6	1,652.5	(7.7)	(5.9)	(2.1)	0.3
Other	473.1	596.0	(20.6)	(19.1)	(1.9)	0.4

Total	$6,127.5	$6,960.6	(12.0)	(9.9)	(2.5)	0.4

The following table presents net sales by product category by geography for our Knees and Hips product categories, which represent our most significant product categories (dollars in millions):

	Year Ended December 31,
	2021	2020	2019	2021 vs. 2020 % Inc/(Dec)	2020 vs. 2019 % Inc/(Dec)
Knees
Americas	$1,574.2	$1,444.7	$1,645.4	9.0%	(12.2)%
EMEA	588.9	485.6	650.6	21.3	(25.4)
Asia Pacific	484.8	448.0	484.6	8.2	(7.6)

Total	$2,647.9	$2,378.3	$2,780.6	11.3	(14.5)

Hips
Americas	$997.8	$941.5	$1,016.3	6.0%	(7.4)%
EMEA	474.0	407.8	499.8	16.2	(18.4)
Asia Pacific	384.3	401.2	415.4	(4.2)	(3.4)

Total	$1,856.1	$1,750.5	$1,931.5	6.0	(9.4)

Demand (Volume/Mix) Trends
Changes in volume and mix of product sales had a positive effect of 12.3 percent and a negative effect of 9.9 percent on year-over-year sales during the years ended December 31, 2021 and 2020, respectively. Volume trends were positive in 2021 as elective surgical procedures were not as significantly impacted by the
COVID-19
pandemic as compared to 2020 when there were significant deferrals at the beginning of the pandemic. However, 2021 did experience periods with higher deferrals of elective surgical procedures, most notably at the beginning of 2021 before vaccines were widely available and during surges of the Delta and Omicron virus variants. Accordingly, net sales in 2021 did not return to the pre-pandemic
levels of 2019.
Based upon country dynamics, volume changes varied by region in 2021. The volume increases in 2021 were largely a product of how much the
COVID-19
pandemic negatively affected the various regions in 2020. In EMEA, stay-at-home
measures were far more prevalent than other geographies in 2020 and therefore volume increases were greater in this region in 2021 as elective surgical procedures resumed. In the Americas, elective surgical procedures in the U.S. varied from state-to-state
depending on local infection rates and preventative measures in 2020. In Asia Pacific, containment of the
COVID-19
virus varied from
country-to-country
in 2020, but overall some of our larger markets in this region were not as affected in 2020 as other locations. Additionally, in Asia Pacific in 2021, China sales were negatively impacted from a combination of variables related to the implementation of a nationwide volume-based procurement (“VBP”) process. The China VBP had a negative effect on volume due to inventory reductions by distributors and short-term deferral of procedures as patients waited to have a surgical procedure performed until after VBP pricing is effective.

Pricing Trends
Global selling prices had negative effects of 2.1 percent and 2.5 percent on year-over-year sales during 2021 and 2020, respectively. In the majority of countries in which we operate, we continue to experience pricing pressure from governmental healthcare cost containment efforts and from local hospitals and health systems. Pricing in 2021 was also negatively affected by the anticipated China VBP implementation due to ongoing pricing negotiations with distributor partners.
Foreign Currency Exchange Rates
In 2021 and 2020, changes in foreign currency exchange rates had positive effects of 1.2 percent and 0.4 percent, respectively, on year-over-year sales.
Estimated Market Trends
The following table presents estimated* 2021 global market information (dollars in billions):

	Global	Global	Zimmer Biomet
	Market	Historic Market	Market
	Size**	% Growth***	Position**
Knees	$10	Low-Single Digit	1
Hips	8	Low-Single Digit	1
S.E.T.	25	Mid-Single Digit	N/A

*	Estimates are not precise and are based on competitor annual filings, Wall Street equity research and Company estimates
**	Only includes the subsegments in these markets in which we compete
***	Represents historic growth in recent years, absent the effects of the COVID-19 pandemic, and excludes the effect of changes in foreign currency exchange rates on sales growth
N/A	In these product categories, due to the breadth of subcategories and since some major competitors are privately owned, it is difficult to determine our exact position.
Expenses as a Percent of Net Sales

	Year Ended December 31,
	2021	2020	2019	2021 vs. 2020 Inc/(Dec)	2020 vs. 2019 Inc/(Dec)
Cost of products sold, excluding intangible asset amortization	28.7%	29.8%	27.9%	(1.1)%	1.9%
Intangible asset amortization	7.8	8.4	7.2	(0.6)	1.2
Research and development	6.4	5.3	5.7	1.1	(0.4)
Selling, general and administrative	41.6	44.3	40.4	(2.7)	3.9
Goodwill and intangible asset impairment	0.2	8.2	1.0	(8.0)	7.2
Restructuring and other cost reduction initiatives	1.8	1.7	0.7	0.1	1.0
Quality remediation	0.8	0.8	1.2	—	(0.4)
Acquisition, integration, divestiture and related	—	0.2	—	(0.2)	0.2
Operating Profit	12.6	1.4	16.0	11.2	(14.6)

Cost of Products Sold and Intangible Asset Amortization
We calculate gross profit as net sales minus cost of products sold and intangible asset amortization. Our gross margin percentage is gross profit divided by net sales. The following table sets forth the factors that contributed to the gross margin changes in each of 2021 and 2020 compared to the prior year:

	Year Ended December 31,
	2021	2020
Prior year gross margin	61.9%	64.9%
Lower average selling prices	(0.6)	(0.7)
Average cost per unit	(0.3)	0.6
Excess and obsolete inventory charges	1.2	(0.5)
Discontinued products inventory charges	0.9	(0.4)
Royalties	—	0.2
Impact of foreign currency hedges	(0.8)	0.2
Temporarily suspended or limited production	0.8	(1.3)
Intangible asset amortization	0.6	(1.2)
Other	(0.2)	0.1

Current year gross margin	63.5%	61.9%

The increase in gross margin percentage in 2021 compared to 2020 was primarily due to lower excess and obsolete inventory charges and lower impact from intangible asset amortization as well as the fact that 2020 had higher charges from certain fixed overhead costs and hourly production worker labor expenses when we temporarily suspended or limited production at certain manufacturing facilities. Intangible asset amortization and excess and obsolete inventory charges did not increase ratably with the increase in our net sales in 2021 and therefore were a positive impact to our gross margin percentage. These favorable items were partially offset by hedge losses recognized in the current year as part of our hedging program compared to hedge gains in the prior year, and lower average selling prices.
The decrease in gross margin percentage in 2020 compared to 2019 was primarily due to temporarily suspended or limited production at certain facilities, higher impact from intangible asset amortization, lower average selling prices and excess and higher obsolete inventory charges and charges related to products we intend to discontinue. Intangible asset amortization and excess and obsolete inventory charges did not decline ratably with the significant decline in our net sales in 2020 and therefore were a significant impact to our gross margin percentage. The inventory charges on discontinued products are driven by overlapping product lines in our portfolio and we have plans to discontinue one of the product lines, or from decisions not to spend additional funds to keep certain products up-to-date
with the latest quality standards or requirements, such as the European Union Medical Device Regulation (“EU MDR”), and so we have decided to discontinue those products.
Operating Expenses
Research & development (“R&D”) expenses increased in both amount and as a percentage of net sales in 2021 compared to 2020 primarily due to reengaging in R&D projects in 2021, including the implementation of the EU MDR, compared to 2020 when
COVID-19
caused delays in project spending. In addition to reengaging in projects, in 2021 we also entered into certain agreements to gain access to or acquire third-party in-process
R&D (“IPR&D”) projects that resulted in charges of $65.0 million.
R&D expenses decreased in both amount and as a percentage of net sales in 2020 compared to 2019 primarily due to savings as a result of the global restructuring program we initiated in December 2019 (the “2019 Restructuring Plan”) and lower spending on travel and lower spending on certain project costs, including the EU MDR, due to
COVID-19.
Selling, general & administrative (“SG&A”) expenses increased in 2021 compared to 2020, but decreased as a percentage of net sales. SG&A expenses increased primarily due to higher variable selling and distribution costs related to increased net sales, higher performance-based compensation in 2021 as similar costs were reduced in the prior year due to the effect
COVID-19
had on our operating results, higher litigation-related charges, and increased travel and medical training and education costs as we have partially resumed these activities. Despite the increase in SG&A expenses, SG&A as a percentage of net sales declined in 2021 when compared to 2020 as our SG&A expenses included many fixed costs that did not increase ratably with the increase in net sales in the 2021 period.

SG&A expenses decreased in 2020 compared to 2019, but increased as a percentage of net sales. SG&A expenses decreased due to lower variable selling and distribution expenses from the decline in our net sales,
COVID-19
cost reductions for travel, consulting and other projects, savings from our 2019 Restructuring Plan and lower charges related to our compliance with a Deferred Prosecution Agreement (the “DPA”) that we entered into with the U.S. Department of Justice, which concluded on February 9, 2021. These favorable items were partially offset by higher litigation-related charges in 2020 compared to 2019. The increase in SG&A expenses as a percentage of net sales in 2020 compared to 2019 was due to various fixed expenses that did not decline ratably with the significant decline in our net sales.
In 2021, we recognized an intangible asset impairment charge of $16.3 million. In 2020, we recognized goodwill and intangible asset impairment charges of $503.0 million, including charges of $470.0 million related to our EMEA reporting unit. In 2019, we recognized intangible asset impairment charges of $70.1 million. For more information regarding these charges, see Note 12 to our consolidated financial statements.
In December of 2021 and 2019, we initiated restructuring programs. The December 2021 restructuring program is intended to reorganize our operations due to the spinoff of ZimVie with an objective of reducing costs. The December 2019 restructuring program has an objective of reducing costs to allow us to invest in higher priority growth opportunities. We recognized expenses of $125.7 million, $107.2 million and $48.2 million in the years ended December 31, 2021, 2020 and 2019, respectively, attributable to restructuring and other cost reduction initiatives, primarily related to employee termination benefits, sales agent contract terminations, and consulting and project management expenses associated with these programs. For more information regarding these expenses, see Note 5 to our consolidated financial statements.
We incurred quality remediation expenses of $52.8 million, $50.9 million and $82.0 million in the years ended December 31, 2021, 2020 and 2019, respectively. We continue to incur quality remediation expenses to complete our remediation milestones that address inspectional observations on Form 483 and a warning letter issued by the U.S. Food and Drug Administration (“FDA”) at our Warsaw North Campus facility, among other matters. The decline in expenses in 2021 and 2020 when compared to 2019 was due to the natural regression as various remediation milestones were completed.
Acquisition, integration, divestiture and related expenses relate primarily to acquisitions made in 2020.
Other Income (Expense), net, Interest Expense, net, Loss on Early Extinguishment of Debt and Income Taxes
In 2021, our other income, net was lower than in 2020 primarily due to losses recognized from changes to the fair value of our equity investments in 2021 compared to gains recognized in the prior year and lower pension-related gains recognized in 2021 compared to 2020. In 2020, we recognized net income in other income (expense), net compared to net expenses in 2019, primarily due to the gains recognized from changes to the fair value of our equity investments and higher gains from certain components of pension expense in 2020.
Interest expense, net, decreased in 2021 when compared to 2020 primarily due to debt paydown and fixed-to-variable
interest rate swaps we entered into in 2021. Interest expense, net, declined in 2020 compared to 2019 due to debt paydown and Euro notes issued in the fourth quarter of 2019 that were used to refinance debt with higher interest rates.
In 2021, we recognized a $165.1 million loss on the early extinguishment of debt. See Note 14 to our consolidated financial statements for additional information on this loss.
Our effective tax rate (“ETR”) on earnings (loss) from continuing operations before income taxes was 10.7 percent, 91.3 percent and negative 27.0 percent for the years ended December 31, 2021, 2020 and 2019, respectively. In 2021, this was primarily driven by the foreign rate differential as our foreign locations have lower tax rates and favorable return-to-provision
changes in estimate offset by unfavorable tax rate changes. In 2020, the income tax benefit was driven by changes in estimates to uncertain tax positions, favorable tax audit settlements, jurisdictional mix of earnings and losses, and a $43.0 million tax benefit from Switzerland’s Federal Act on Tax Reform and AHV Financing (“TRAF”). Other significant impacts to the ETR in 2020 included the $470.0 million goodwill impairment charge, which resulted in a loss before taxes, but had no corresponding tax benefit. In 2019, we recognized an overall tax benefit in the year due to a $315.0 million benefit from Switzerland’s TRAF in addition to the tax impact of certain restructuring transactions in Switzerland. The TRAF was effective January 1, 2020 and includes the abolishment of various favorable federal and cantonal tax regimes. The TRAF provided transitional relief measures for companies that are losing the tax benefit of a ruling, including a
“step-up”
for amortizable goodwill, equal to the amount of future tax benefit they would have received under their existing ruling, subject to certain limitations.

Absent discrete tax events, we expect our future ETR will be lower than the U.S. corporate income tax rate of 21.0 percent due to our mix of earnings between U.S. and foreign locations, which have lower corporate income tax rates. Our ETR in future periods could also potentially be impacted by: changes in our mix of pre-tax
earnings; changes in tax rates, tax laws or their interpretation, including the European Union rules on state aid; the outcome of various federal, state and foreign audits; and the expiration of certain statutes of limitations. Currently, we cannot reasonably estimate the impact of these items on our financial results.
Segment Operating Profit

							Operating Profit as a
	Net Sales			Operating Profit			Percentage of Net Sales
	Year Ended December 31,			Year Ended December 31,			Year Ended December 31,
(dollars in millions)	2021	2020	2019	2021	2020	2019	2021	2020	2019
Americas	$4,102.1	$3,699.5	$4,148.8	$1,709.3	$1,528.2	$1,831.8	41.7%	41.3%	44.2%
EMEA	1,477.2	1,237.3	1,554.8	380.3	303.0	478.5	25.7	24.5	30.8
Asia Pacific	1,248.0	1,190.7	1,257.0	401.3	395.4	447.9	32.2	33.2	35.6
In 2021, the Americas and EMEA operating segments’ operating profit and operating profit as a percentage of net sales increased when compared to 2020 due the recovery of elective surgical procedures when compared to the deferrals that occurred during the onset of the
COVID-19
pandemic in 2020. These operating segments have various fixed costs that do not fluctuate proportionally to net sales changes, which results in improved operating profit as a percentage of net sales as net sales increase. In the Asia Pacific operating segment, while operating profit increased due to higher net sales in 2021 when compared to 2020, operating profit as a percentage of net sales decreased. The decrease in operating profit as a percentage of net sales was primarily due the effect of the China VBP which had a significant negative effect on pricing in 2021 without a corresponding reduction in cost of products sold. In addition, the amount of our foreign currency exchange rate hedge gains recognized in this operating segment in 2021 was lower than the amount recognized in 2020.
In 2020, operating profit and operating profit as a percentage of net sales for each of our segments declined compared to 2019 due to the effect of fixed operating expenses that did not decline proportionally with lower net sales from the impact of
COVID-19.
Non-GAAP
Operating Performance Measures
We use financial measures that differ from financial measures determined in accordance with GAAP to evaluate our operating performance. These non-GAAP
financial measures consist of GAAP net earnings and diluted earnings per share from continuing operations and exclude, as applicable, certain inventory and manufacturing-related charges including charges to discontinue certain product lines; intangible asset amortization; goodwill and intangible asset impairment; restructuring and other cost reduction initiative expenses; quality remediation expenses; acquisition, integration, divestiture and related expenses; certain litigation gains and charges; expenses to establish initial compliance with the EU MDR; loss on early extinguishment of debt; other charges; any related effects on our income tax provision associated with these items; the effect of Switzerland tax reform; other certain tax adjustments; and, with respect to earnings per share information, provide for the effect of dilutive shares assuming net earnings in a period of a reported net loss.
We have recast our previously disclosed
non-GAAP
financial measures to only reflect the results from continuing operations, thereby removing the discontinued operations of our spine and dental businesses from our non-GAAP
financial measures. Additionally, we have included upfront charges and development milestones related to IPR&D projects acquired in a transaction other than a business combination in our non-GAAP
financial measures. Previously, material charges for these IPR&D projects were excluded from our non-GAAP
financial measures. We are making this adjustment due to recent guidance from the U.S. Securities and Exchange Commission. The years ended December 31, 2021 and 2019 are the only historical periods presented herein in which we had excluded such charges from our previously disclosed non-GAAP
financial measures, and therefore those years have been recast to conform to the new presentation in the tables below. The impact of this change in the years ended December 31, 2021 and 2019 was a decrease to adjusted net earnings of $50.4 million and $4.3 million, net of taxes, respectively.

We use these
non-GAAP
financial measures internally to evaluate the performance of the business. Additionally, we believe these non-GAAP
measures provide meaningful incremental information to investors to consider when evaluating our performance. We believe these measures offer the ability to make period-to-period
comparisons that are not impacted by certain items that can cause dramatic changes in reported income but that do not impact the fundamentals of our operations. The non-GAAP
measures enable the evaluation of operating results and trend analysis by allowing a reader to better identify operating trends that may otherwise be masked or distorted by these types of items that are excluded from the non-GAAP
measures. In addition, adjusted diluted earnings per share is used as a performance metric in our incentive compensation programs.
The following are reconciliations from our GAAP net earnings and diluted earnings per share from continuing operations to our non-GAAP
adjusted net earnings and
non-GAAP
adjusted diluted earnings per share used for internal management purposes (in millions, except per share amounts):

	Year ended December 31,
	2021	2020	2019
Net Earnings (Loss) from Continuing Operations of Zimmer Biomet Holdings, Inc.	$445.0	$(10.7)	$1,118.2
Inventory and manufacturing related charges (1)	5.1	55.0	59.3
Intangible asset amortization (2)	529.5	512.1	500.9
Goodwill and intangible asset impairment (3)	16.3	503.0	70.1
Restructuring and other cost reduction initiatives (4)	125.7	107.2	48.2
Quality remediation (5)	52.8	51.1	87.2
Acquisition, integration, divestiture and related (6)	3.1	11.4	(0.5)
Litigation (7)	192.9	159.8	65.0
Litigation settlement gain (8)	—	—	(23.5)
European Union Medical Device Regulation (9)	40.8	22.5	27.0
Loss on early extinguishment of debt (10)	165.1	—	—
Other charges (11)	11.3	12.1	114.3
Taxes on above items (12)	(227.0)	(224.0)	(201.2)
Swiss tax reform (13)	30.1	(5.0)	(315.0)
Other certain tax adjustments (14)	(9.7)	(80.1)	(13.6)

Adjusted Net Earnings	$1,381.0	$1,114.4	$1,536.4

	Year ended December 31,
	2021	2020	2019
Diluted Earnings (Loss) per share from Continuing Operations	$2.12	$(0.05)	$5.41
Inventory and manufacturing related charges (1)	0.03	0.26	0.29
Intangible asset amortization (2)	2.52	2.47	2.42
Goodwill and intangible asset impairment (3)	0.08	2.43	0.34
Restructuring and other cost reduction initiatives (4)	0.60	0.52	0.23
Quality remediation (5)	0.25	0.24	0.42
Acquisition, integration, divestiture and related (6)	0.01	0.06	—
Litigation (7)	0.92	0.77	0.31
Litigation settlement gain (8)	—	—	(0.11)
European Union Medical Device Regulation (9)	0.19	0.11	0.13
Loss on early extinguishment of debt (10)	0.78	—	—
Other charges (11)	0.05	0.06	0.55
Taxes on above items (12)	(1.08)	(1.08)	(0.97)
Swiss tax reform (13)	0.14	(0.02)	(1.52)
Other certain tax adjustments (14)	(0.05)	(0.39)	(0.07)
Effect of dilutive shares assuming net earnings (15)	—	(0.03)	—

Adjusted Diluted EPS	$6.56	$5.35	$7.43

(1)
Inventory and manufacturing-related charges include excess and obsolete inventory charges on certain product lines we intend to discontinue, incremental cost of products sold from stepping up inventory to its fair value from its manufactured cost in business combination accounting and other inventory and manufacturing-related charges or gains.

(2)
We exclude intangible asset amortization as well as deferred tax rate changes on our intangible assets from our non-GAAP
financial measures because we internally assess our performance against our peers without this amortization. Due to various levels of acquisitions among our peers, intangible asset amortization can vary significantly from company to company.

(3)
In 2020, we recognized a goodwill impairment charge of $470.0 million related to our EMEA reporting unit. In 2021, 2020 and 2019, we recognized $16.3 million, $33.0 million and $70.1 million, respectively, of IPR&D intangible asset impairments on certain IPR&D projects.

(4)
In 2019 and 2021, we initiated global restructuring programs that include a reorganization of key businesses and an overall effort to reduce costs in order to accelerate decision-making, focus the organization on priorities to drive growth and to prepare for the planned spinoff of ZimVie. Restructuring and other cost reduction initiatives also include other cost reduction initiatives that have the goal of reducing costs across the organization. The costs include employee termination benefits; contract terminations for facilities and sales agents; and other charges, such as retention period salaries and benefits and relocation costs.

(5)
We are addressing inspectional observations on Form 483 and a warning letter issued by the FDA following its previous inspections of our Warsaw North Campus facility, among other matters. This quality remediation has required us to devote significant financial resources and is for a discrete period of time. The majority of the expenses are related to consultants who are helping us to update previous documents and redesign certain processes.

(6)
The acquisition, integration, divestiture and related net expenses we have excluded from our non-GAAP
financial measures included costs from various acquisitions as well as gains from a transition manufacturing and supply agreement for us to supply ZimVie products for a limited time period.

(7)
We are involved in routine patent litigation, product liability litigation, commercial litigation and other various litigation matters. We review litigation matters from both a qualitative and quantitative perspective to determine if excluding the losses or gains will provide our investors with useful incremental information. Litigation matters can vary in their characteristics, frequency and significance to our operating results. The litigation charges and gains excluded from our non-GAAP
financial measures in the periods presented relate to product liability matters where we have received numerous claims on specific products, patent litigation and commercial litigation related to a common matter in multiple jurisdictions. In regards to the product liability matters, due to the complexities involved and claims filed in multiple districts, the expenses associated with these matters are significant to our operating results. Once the litigation matter has been excluded from our non-GAAP
financial measures in a particular period, any additional expenses or gains from changes in estimates are also excluded, even if they are not significant, to ensure consistency in our non-GAAP
financial measures from
period-to-period.

(8)	In the first quarter of 2019, we settled a patent infringement lawsuit out of court, and the other party agreed to pay us an upfront, lump-sum amount for a non-exclusive license to the patent.
(9)
The European Union Medical Device Regulation imposes significant additional premarket and postmarket requirements. The new regulations provided a transition period until May 2021 for previously-approved medical devices to meet the additional requirements. For certain devices, this transition period can be extended until May 2024. We are excluding from our non-GAAP
financial measures the incremental costs incurred to establish initial compliance with the regulations related to our previously-approved medical devices. The incremental costs primarily include temporary personnel and third-party professionals necessary to supplement our internal resources.

(10)	We recognized a loss on early extinguishment of debt during the year ended December 31, 2021, as a result of cash tender offers for certain outstanding series of senior notes.
(11)
We have incurred other various expenses from specific events or projects that we consider highly variable or that have a significant impact to our operating results that we have excluded from our non-GAAP
measures. These include costs related to legal entity, distribution and manufacturing optimization, including contract terminations, gains and losses from changes in fair value on our equity investments, as well as, in the 2020 and 2019 periods, our costs of complying with the DPA with the U.S. government related to certain Foreign Corrupt Practices Act matters involving Biomet and certain of its subsidiaries, which DPA concluded in February 2021.

(12)
Represents the tax effects on the previously specified items, including the deferred tax rate changes on intangible assets. The tax effect for the U.S. jurisdiction is calculated based on an effective rate considering federal and state taxes, as well as permanent items. For jurisdictions outside the U.S., the tax effect is calculated based upon the statutory rates where the items were incurred.

(13)
We recognized a tax benefit related to TRAF in addition to an impact from certain restructuring transactions in Switzerland. Also included are tax adjustments relating to the ongoing impacts of tax only amortization resulting from TRAF as well as certain restructuring transactions in Switzerland.

(14)
Other certain tax adjustments relate to various discrete tax period adjustments. In 2021, the adjustments were primarily related to tax reform planning. In 2020, the adjustments were primarily related to the resolution of or changes in estimates of significant uncertain tax positions as a result of settlements or favorable rulings. In

2019, the adjustments were primarily related to changes in tax rates on deferred tax liabilities recorded on intangible assets recognized in acquisition-related accounting and adjustments from internal restructuring transactions that provide us access to offshore funds in a tax efficient manner.
(15)	Due to the reported net loss for 2020, the effect of dilutive shares assuming net earnings is shown as an adjustment. Diluted share count used in Adjusted Diluted EPS is (in millions):

Year ended December 31, 2020
Diluted shares	207.0
Dilutive shares assuming net earnings	1.4

Adjusted diluted shares	208.4

LIQUIDITY AND CAPITAL RESOURCES
As of December 31, 2021, we had $378.1 million in cash and cash equivalents. In addition, we had $1.0 billion available to borrow under a
364-day
revolving credit agreement that matures on August 19, 2022, and $1.5 billion available under a five-year revolving facility that matures on August 20, 2026. The terms of the
364-day
revolving credit agreement and the 2021 five-year revolving facility are described further in Note 14 to our consolidated financial statements.
At the ZimVie spinoff date, we received $540.6 million from ZimVie as partial consideration for the contribution of assets in connection with the separation. Additionally, we retained 19.7 percent of the outstanding shares of ZimVie common stock after the separation. We intend to dispose of all of the ZimVie common stock to help satisfy debt obligations over time.
We believe that cash flows from operations, our cash and cash equivalents on hand, cash received from selling a portion or all of our shares of ZimVie common stock and available borrowings under our revolving credit facilities will be sufficient to meet our ongoing liquidity requirements for at least the next twelve months. However, due to the continued uncertainties related to the
COVID-19
pandemic, it is possible our needs may change. Further, there can be no assurance that, if needed, we will be able to secure additional financing on terms favorable to us, if at all.
Sources of Liquidity
Cash flows provided by operating activities from continuing operations were $1,404.3 million in 2021 compared to $1,075.6 million and $1,389.8 million in 2020 and 2019, respectively. The increase in cash flows from operating activities in 2021 when compared to 2020 was primarily the result of higher net earnings in the 2021 period. The decline in cash flow from operating activities in 2020 from 2019 was primarily the result of
COVID-19
reducing our cash inflows due to lower net sales while we continued to pay many fixed operating costs. Additionally, in 2020 we terminated our accounts receivable purchase arrangements in the U.S. and Japan which we estimate negatively impacted operating cash flows by approximately $300 million. The 2019 period included a payment of approximately $168 million on a patent infringement lawsuit.
Cash flows used in investing activities from continuing operations were $443.3 million in 2021 compared to $564.3 million and $644.7 million in 2020 and 2019, respectively. Instrument and property, plant and equipment additions reflected ongoing investments in our product portfolio and optimization of our manufacturing and logistics network. In order to preserve cash, we prioritized investments in 2020 which resulted in lower investments in property, plant and equipment. As further discussed in Note 11 to our consolidated financial statements, we made various acquisitions in 2020 requiring initial cash outlays of $227.1 million, net of acquired cash. In 2019, we paid $197.6 million to buy out certain licensing arrangements from third parties.
Cash flows used in financing activities from continuing operations were $1,306.0 million in 2021. In 2021, we issued senior notes and received $1,599.8 million in proceeds, which, along with cash on hand, were used to extinguish $1,993.2 million aggregate outstanding principal amount of our senior notes pursuant to cash tender offers for certain outstanding series of our senior notes, at a total reacquisition price of $2,154.8 million. Additionally, we used cash on hand to redeem $500.0 million of other senior notes that matured in 2021. We also had deferred business combination payments of $145.0 million that were paid in 2021 under the terms of the purchase agreements.
Cash flows used in financing activities from continuing operations were $420.2 million in 2020. In 2020, we issued senior notes and received $1,497.1 million in proceeds, which were used to pay our $1,500.0 million senior notes at maturity on April 1, 2020. Additionally, with cash flows generated from operations, in 2020 we redeemed $250.0 million of our floating rate senior notes that matured on March 19, 2021. Further, the termination of certain accounts receivable purchase arrangements in 2020 resulted in $53.0 million of financing cash outflows to the purchasing financial institutions. These outflows represent the amount of unremitted cash that we had collected on sold accounts receivable as of December 31, 2019 that was repaid in 2020.
Cash flows used in financing activities from continuing operations were $777.6 million in 2019. Our primary use of available cash in 2019 was for debt repayment. We received net proceeds of $549.2 million from the issuance of additional Euro-denominated senior notes which we used to repay $500.0 million of senior notes that became due on November 30, 2019. In January 2019, we borrowed an additional $200.0 million under a U.S. term loan and used those proceeds, along with cash on hand, to repay the remaining $225.0 million outstanding under a U.S. term loan provided for under our 2016 credit agreement. During 2019 we also repaid the $735.0 million outstanding balance under a U.S. term loan, with the remainder of the proceeds from the Euro-denominated senior notes issuance and cash from operations. Overall, we had approximately $710 million of net principal repayments on our senior notes and term loans in 2019.
We place our cash and cash equivalents in highly-rated financial institutions and limit the amount of credit exposure to any one entity. We invest only in high-quality financial instruments in accordance with our internal investment policy.
As of December 31, 2021, $350.0 million of our cash and cash equivalents were held in jurisdictions outside of the U.S. Of this amount, $58.0 million is denominated in U.S. Dollars and, therefore, bears no foreign currency translation risk. The balance of these assets is denominated in currencies of the various countries where we operate. We intend to repatriate $5.0 to $6.0 billion of unremitted earnings in future years.
Material Cash Requirements from Known Contractual and Other Obligations
At December 31, 2021, we had outstanding debt of $7,068.8 million, of which $1,605.1 million was classified as current debt. Of our current debt, $750.0 million of senior notes mature on April 1, 2022, $286.5 million of Japanese Yen denominated term loans mature on September 27, 2022, and $568.6 million of Euro denominated senior notes mature on December 13, 2022. We redeemed the $750.0 million of senior notes due April 1, 2022 in the first quarter of 2022 using proceeds from the spinoff of ZimVie, together with $100.0 million of borrowings on our 2021 five-year revolving facility and cash on hand. We believe we can satisfy the remaining debt obligations with cash generated from our operations, with cash received from selling a portion or all of our shares of ZimVie common stock, by issuing new debt, and/or by borrowing on our revolving credit facilities. We also estimate our interest payments will be $163.0 million in 2022 and continue to decline annually thereafter assuming we continue to pay down our debt as it matures and incur no additional borrowings.
For additional information on our debt, including types of debt, maturity dates, interest rates, debt covenants and available revolving credit facilities, see Note 14 to our consolidated financial statements.
In February, May, August and December 2021, our Board of Directors declared cash dividends of $0.24 per share. We expect to continue paying cash dividends on a quarterly basis; however, future dividends are subject to approval of the Board of Directors and may be adjusted as business needs or market conditions change.
In February 2016, our Board of Directors authorized a $1.0 billion share repurchase program effective March 1, 2016, with no expiration date. As of December 31, 2021, all $1.0 billion remained authorized.
As discussed in Note 5 to our consolidated financial statements, we have the 2019 Restructuring Plan and a global restructuring program initiated in December 2021 (the “2021 Restructuring Plan”). The 2021 Restructuring Plan is expected to result in total pre-tax
restructuring charges of approximately $240 million, of which approximately $30 million was incurred through December 31, 2021. We expect to reduce gross annual pre-tax
operating expenses by approximately $210 million relative to the 2021 baseline expenses by the end of 2024 as program benefits under the 2021 Restructuring Plan are realized. The 2019 Restructuring Plan is expected to result in total pre-tax
restructuring charges of approximately $335 million to $385 million, of which approximately $210 million was incurred through December 31, 2021. We expect to reduce gross annual pre-tax
operating expenses by approximately $180 million to $280 million relative to the 2019 baseline expenses by the end of 2023 as program benefits under the 2019 Restructuring Plan are realized.
As discussed in Note 18 to our consolidated financial statements, the IRS has issued proposed adjustments for years 2010 through 2012, as well as proposed adjustments for years 2013 through 2015, reallocating profits between certain of our U.S. and foreign subsidiaries. We have disputed these proposed adjustments and intend to continue to vigorously defend our positions. Although the ultimate timing for resolution of the disputed tax issues is uncertain, future payments may be significant to our operating cash flows.

Under the Tax Cuts and Jobs Act of 2017, we have a $215.3 million liability remaining from a one-time
tax on the mandatory deemed repatriation of post-1986 untaxed foreign earnings and profits (“toll charge”) for the deemed repatriation of unremitted foreign earnings. This amount was recorded in non-current
income tax liabilities on our consolidated balance sheet as of December 31, 2021.
As discussed in Note 22 to our consolidated financial statements, we are involved in various litigation matters. We estimate the total liabilities for all litigation matters was $407.9 million as of December 31, 2021. We expect to pay these liabilities over the next few years.
In the normal course of business, we enter into purchase commitments, primarily related to raw materials. However, we do not believe these purchase commitments are material to the overall standing of our business or our liquidity.
We have entered into various agreements that may result in future payments dependent upon various events such as the achievement of certain product R&D milestones, sales milestones, or, at our discretion, maintenance of exclusive rights to distribute a product. These estimated payments related to these agreements could range from $0 to $355 million.
CRITICAL ACCOUNTING ESTIMATES
The preparation of our financial statements is affected by the selection and application of accounting policies and methods, and also requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Critical accounting estimates are those that involve a significant level of estimation uncertainty and have had or are reasonably likely to have a material impact on our financial condition and results of operations. We believe that the accounting estimates and assumptions described below involve significant subjectivity and judgment, and changes to such estimates or assumptions could have a material impact on our financial condition or operating results.
Excess Inventory and Instruments
- We must determine as of each balance sheet date how much, if any, of our inventory may ultimately prove to be unsaleable or unsaleable at our carrying cost. Similarly, we must also determine if instruments on hand will be put to productive use or remain undeployed as a result of excess supply. Accordingly, inventory and instruments are written down to their net realizable value. To determine the appropriate net realizable value, we evaluate current stock levels in relation to historical and expected patterns of demand for all of our products and instrument systems and components. The basis for the determination is generally the same for all inventory and instrument items and categories except for work-in-process
inventory, which is recorded at cost. Obsolete or discontinued items are generally destroyed and completely written off. Management evaluates the need for changes to the net realizable values of inventory and instruments based on market conditions, competitive offerings and other factors on a regular basis.
Income Taxes
- Our income tax expense, deferred tax assets and liabilities and reserves for unrecognized tax benefits reflect management’s best assessment of estimated future taxes to be paid. We are subject to income taxes in the U.S. and numerous foreign jurisdictions. Significant judgments and estimates are required in determining the consolidated income tax expense.
We estimate income tax expense and income tax liabilities and assets by taxable jurisdiction. Realization of deferred tax assets in each taxable jurisdiction is dependent on our ability to generate future taxable income sufficient to realize the benefits. We evaluate deferred tax assets on an ongoing basis and provide valuation allowances unless we determine it is “more likely than not” that the deferred tax benefit will be realized.
The calculation of our tax liabilities involves dealing with uncertainties in the application of complex tax laws and regulations in a multitude of jurisdictions across our global operations. We are subject to regulatory review or audit in virtually all of those jurisdictions and those reviews and audits may require extended periods of time to resolve. We record our income tax provisions based on our knowledge of all relevant facts and circumstances, including existing tax laws, our experience with previous settlement agreements, the status of current examinations and our understanding of how the tax authorities view certain relevant industry and commercial matters.

We recognize tax liabilities in accordance with the Financial Accounting Standards Board (“FASB”) guidance on income taxes and we adjust these liabilities when our judgment changes as a result of the evaluation of new information not previously available. Due to the complexity of some of these uncertainties, the ultimate resolution may result in a payment that is materially different from our current estimate of the tax liabilities. These differences will be reflected as increases or decreases to income tax expense in the period in which they are determined.
Commitments and Contingencies
- We are involved in various ongoing proceedings, legal actions and claims arising in the normal course of doing business, including litigation related to product, labor and intellectual property. We establish liabilities for loss contingencies when it is probable that a loss has been incurred and the amount of the loss can be reasonably estimated. Accruals for product liability and other claims are established with the assistance of internal and external legal counsel based on current information and historical settlement information for claims, related legal fees and for claims incurred but not reported.
Goodwill and Intangible Assets
- We evaluate the carrying value of goodwill and indefinite life intangible assets annually, or whenever events or circumstances indicate that the fair value is below its carrying amount. We evaluate the carrying value of finite life intangible assets whenever events or circumstances indicate the carrying value may not be recoverable. Significant assumptions are required to estimate the fair value of goodwill and intangible assets, most notably estimated future cash flows generated by these assets and risk-adjusted discount rates. As such, these fair value measurements use significant unobservable inputs. Changes to these assumptions could require us to record impairment charges on these assets.
In our annual impairment test in the fourth quarter of 2021, all our reporting units exceeded their carrying values by more than 20 percent. Fair value was determined using income and market approaches. Fair value under the income approach was determined by discounting to present value the estimated future cash flows of the reporting units. Significant assumptions are incorporated into the income approach, such as estimated growth rates, forecasted operating expenses and risk-adjusted discount rates. Fair value under the market approach utilized the guideline public company methodology, which uses valuation indicators determined from other businesses that are similar to our reporting units.
Future impairment in our reporting units could occur if the estimates used in the income and market approaches change. If our estimates of profitability in the reporting unit decline, the fair value estimate under the income approach will decline. Additionally, changes in the broader economic environment could cause changes to our estimated discount rates and comparable company valuation indicators, which may impact our estimated fair values. Further, changes in foreign currency exchange rates could increase the cost of procuring inventory and services from foreign suppliers, which could reduce reporting unit profitability.
RECENT ACCOUNTING PRONOUNCEMENTS
See Note 2 to our consolidated financial statements for information on how recent accounting pronouncements have affected or may affect our financial position, results of operations or cash flows.

Item 7A.	Quantitative and Qualitative Disclosures About Market Risk
MARKET RISK
We are exposed to certain market risks as part of our ongoing business operations, including risks from changes in foreign currency exchange rates, interest rates and commodity prices that could affect our financial condition, results of operations and cash flows. We manage our exposure to these and other market risks through regular operating and financing activities and through the use of derivative financial instruments. We use derivative financial instruments solely as risk management tools and not for speculative investment purposes.
FOREIGN CURRENCY EXCHANGE RISK
We operate on a global basis and are exposed to the risk that our financial condition, results of operations and cash flows could be adversely affected by changes in foreign currency exchange rates. We are primarily exposed to foreign currency exchange rate risk with respect to transactions and net assets denominated in Euros, Swiss Francs, Japanese Yen, British Pounds, Canadian Dollars, Australian Dollars, Korean Won, Swedish Krona, Czech Koruna, Thai Baht, Taiwan Dollars, South African Rand, Russian Rubles, Indian Rupees, Turkish Lira, Polish Zloty, Danish Krone, and Norwegian Krone. We manage the foreign currency exposure centrally, on a combined basis, which allows us to net exposures and to take advantage of any natural offsets. To reduce the uncertainty of foreign currency exchange rate movements on transactions denominated in foreign currencies, we enter into derivative financial instruments in the form of foreign currency exchange forward contracts with major financial institutions. These forward contracts are designed to hedge anticipated foreign currency transactions, primarily intercompany sale and purchase transactions, for periods consistent with commitments. Realized and unrealized gains and losses on these contracts that qualify as cash flow hedges are temporarily recorded in accumulated other comprehensive income, then recognized in cost of products sold when the hedged item affects net earnings.
For contracts outstanding at December 31, 2021, we had obligations to purchase U.S. Dollars and sell Euros, Japanese Yen, British Pounds, Canadian Dollars, Australian Dollars, Korean Won, Swedish Krona, Czech Koruna, Thai Baht, Taiwan Dollars, South African Rand, Russian Rubles, Indian Rupees, Turkish Lira, Polish Zloty, Danish Krone, and Norwegian Krone and purchase Swiss Francs and sell U.S. Dollars at set maturity dates ranging from January 2022 through June 2024. The notional amounts of outstanding forward contracts entered into with third parties to purchase U.S. Dollars at December 31, 2021 were $1,295.2 million. The notional amounts of outstanding forward contracts entered into with third parties to purchase Swiss Francs at December 31, 2021 were $347.0 million.
We maintain written policies and procedures governing our risk management activities. Our policy requires that critical terms of hedging instruments be the same as hedged forecasted transactions. On this basis, with respect to cash flow hedges, changes in cash flows attributable to hedged transactions are generally expected to be offset by changes in the fair value of hedge instruments. As part of our risk management program, we also perform sensitivity analyses to assess potential changes in revenue, operating results, cash flows and financial position relating to hypothetical movements in currency exchange rates. A sensitivity analysis of changes in the fair value of foreign currency exchange forward contracts outstanding at December 31, 2021 indicated that, if the U.S. Dollar uniformly strengthened or weakened in value by 10 percent relative to all currencies, with no change in the interest differentials, the fair value of those contracts would affect earnings in a range of a decrease of approximately $98 million to an increase of approximately $91 million before income taxes in periods through June 2024.
Any change in the fair value of foreign currency exchange forward contracts as a result of a fluctuation in a currency exchange rate is expected to be largely offset by a change in the value of the hedged transaction. Consequently, foreign currency exchange contracts would not subject us to material risk due to exchange rate movements because gains and losses on these contracts offset gains and losses on the assets, liabilities and transactions being hedged.
We had net assets, excluding goodwill and intangible assets, in legal entities with
non-U.S.
Dollar functional currencies of $1,380.1 million at December 31, 2021.
We enter into foreign currency forward exchange contracts with terms of one to three months to manage currency exposures for monetary assets and liabilities denominated in a currency other than an entity’s functional currency. As a result, foreign currency remeasurement gains/losses recognized in earnings are generally offset with gains/losses on the foreign currency forward exchange contracts in the same reporting period.
For details about these and other financial instruments, including fair value methodologies, see Note 16 to our consolidated financial statements.
COMMODITY PRICE RISK
We purchase raw material commodities such as cobalt chrome, titanium, tantalum, polymer and sterile packaging. We enter into supply contracts generally with terms of 12 to 24 months, where available, on these commodities to alleviate the effect of market fluctuation in prices. As part of our risk management program, we perform sensitivity analyses related to potential commodity price changes.
INTEREST RATE RISK
In the normal course of business, we are exposed to market risk from changes in interest rates that could affect our results of operations and financial condition. We manage our exposure to interest rate risks through our regular operations and financing activities.
We invest our cash and cash equivalents primarily in highly-rated corporate commercial paper and bank deposits. The primary investment objective is to ensure capital preservation. Currently, we do not use derivative financial instruments in our investment portfolio.

The majority of our debt is fixed-rate debt and therefore is not exposed to changes in interest rates. Based upon our overall interest rate exposure as of December 31, 2021, a change of 10 percent in interest rates, assuming the principal amount outstanding remains constant, would not have a material effect on interest expense, net. This analysis does not consider the effect of the change in the level of overall economic activity that could exist in such an environment.
CREDIT RISK
Financial instruments, which potentially subject us to concentrations of credit risk, are primarily cash and cash equivalents, derivative instruments and accounts receivable.
We place our cash and cash equivalents and enter into derivative transactions with highly-rated financial institutions and limit the amount of credit exposure to any one entity. We believe we do not have any significant credit risk on our cash and cash equivalents or derivative instruments.
Our concentrations of credit risks with respect to trade accounts receivable is limited due to the large number of customers and their dispersion across a number of geographic areas and by frequent monitoring of the creditworthiness of the customers to whom credit is granted in the normal course of business. Substantially all of our trade receivables are concentrated in the public and private hospital and healthcare industry in the U.S. and internationally or with distributors or dealers who operate in international markets and, accordingly, are exposed to their respective business, economic and country specific variables. Our ability to collect accounts receivable in some countries depends in part upon the financial stability of these hospital and healthcare sectors and the respective countries’ national economic and healthcare systems. Most notably, in Europe healthcare is typically sponsored by the government. Since we sell products to public hospitals in those countries, we are indirectly exposed to government budget constraints and price reduction initiatives. To the extent the respective governments’ ability to fund their public hospital programs deteriorates, we may have to record significant bad debt expenses in the future.
While we are exposed to risks from the broader healthcare industry in Europe and around the world, there is no significant net exposure due to any individual customer. Exposure to credit risk is controlled through credit approvals, credit limits and monitoring procedures, and we believe that reserves for losses are adequate.

Item 8.	Financial Statements and Supplementary Data
Zimmer Biomet Holdings, Inc.

Report of Independent Registered Public Accounting Firm
To the Board of Directors and Stockholders of Zimmer Biomet Holdings, Inc.
Opinions on the Financial Statements and Internal Control over Financial Reporting
We have audited the accompanying consolidated balance sheets of Zimmer Biomet Holdings, Inc. and its subsidiaries (the “Company”) as of December 31, 2021 and 2020, and the related consolidated statements of earnings, of comprehensive income (loss), of stockholders’ equity and of cash flows for each of the three years in the period ended December 31, 2021, including the related notes and schedule of valuation and qualifying accounts for each of the three years in the period ended December 31, 2021 appearing under Item 15(a)(2) (collectively referred to as the “consolidated financial statements”). We also have audited the Company’s internal control over financial reporting as of December 31, 2021, based on criteria established in
Internal Control - Integrated Framework
(2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2021 and 2020, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2021 in conformity with accounting principles generally accepted in the United States of America. Also in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2021, based on criteria established in
Internal Control – Integrated Framework
(2013) issued by the COSO.
Basis for Opinions
The Company’s management is responsible for these consolidated financial statements, for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting, included in Management’s Annual Report on Internal Control over Financial Reporting (not presented herein) appearing under Item 9A of the Company’s 2021 Annual Report on Form 10-K. Our responsibility is to express opinions on the Company’s consolidated financial statements and on the Company’s internal control over financial reporting based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud, and whether effective internal control over financial reporting was maintained in all material respects.
Our audits of the consolidated financial statements included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.
Definition and Limitations of Internal Control over Financial Reporting
A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.
Critical Audit Matters
The critical audit matters communicated below are matters arising from the current period audit of the consolidated financial statements that were communicated or required to be communicated to the audit committee and that (i) relate to accounts or disclosures that are material to the consolidated financial statements and (ii) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the consolidated financial statements, taken as a whole, and we are not, by communicating the critical audit matters below, providing separate opinions on the critical audit matters or on the accounts or disclosures to which they relate.
Goodwill Impairment Assessment - EMEA, Americas CMFT and Former Dental Reporting Units
As described in Notes 2 and 11 (not presented herein) to the consolidated financial statements appearing under Item 8 of the Company’s 2021 Annual Report on Form 10-K, the Company’s consolidated goodwill balance was $9,192.2 million as of December 31, 2021, and the goodwill associated with the EMEA reporting unit, the former Dental reporting unit, and the Americas CMFT reporting unit, was $317.3 million, $267.8 million and $290.9 million, respectively. Management performs an impairment test in the fourth quarter of each year or whenever events or changes in circumstances indicate that the fair value of the reporting unit is more likely than not below its carrying amount. Potential impairment of a reporting unit is identified by comparing the reporting unit’s estimated fair value to its carrying amount. Management estimated the fair value of the EMEA, Americas CMFT and former Dental reporting units based on income and market approaches. Fair value under the income approach was determined by discounting to present value the estimated future cash flows of the reporting unit. Fair value under the market approach utilized the guideline public company methodology, which uses valuation indicators from other businesses that are similar to the EMEA, Americas CMFT and former Dental reporting units. Significant assumptions are incorporated into the discounted cash flow analysis such as revenue growth rates, forecasted operating expenses, and risk-adjusted discount rates. As described in Notes 1 and 3, subsequent to the initial issuance of the December 31, 2021 consolidated financial statements, the Company announced separation of its spine and dental businesses, the historical results of which have been reflected as discontinued operations.
The principal considerations for our determination that performing procedures relating to the goodwill impairment assessment of the EMEA, Americas CMFT and former Dental reporting units is a critical audit matter are (i) the significant judgment by management related to the discounted cash flow analysis when developing the fair value measurement of the reporting units; (ii) a high degree of auditor judgment, subjectivity, and effort in performing procedures and in evaluating management’s significant assumptions related to revenue growth rates, forecasted operating expenses and risk-adjusted discount rates; and (iii) the audit effort involved the use of professionals with specialized skill and knowledge.
Addressing the matter involved performing procedures and evaluating audit evidence in connection with forming our overall opinion on the consolidated financial statements. These procedures included testing the effectiveness of controls relating to management’s goodwill impairment assessment, including controls over the discounted cash flow analysis related to the valuation of the Company’s reporting units. These procedures also included, among others, (i) testing management’s process for developing the fair value estimate; (ii) evaluating the appropriateness of management’s fair value approaches; (iii) testing the completeness and accuracy of the underlying data used in the discounted cash flow analysis, and (iv) evaluating the reasonableness of the significant assumptions used by management in the discounted cash flow analysis related to the revenue growth rates, forecasted operating expenses, and risk-adjusted discount rates. Evaluating management’s assumptions related to revenue growth rates and forecasted operating expenses involved evaluating whether the assumptions used by management were reasonable considering (i) the past performance of the reporting units; (ii) the consistency with external data from market and industry sources; and (iii) whether these assumptions were consistent with evidence obtained in other areas of the audit. Professionals with specialized skill and knowledge were used to assist in the evaluation of the Company’s discounted cash flow analysis and the risk-adjusted discount rate assumptions.
Tax Liabilities for Unrecognized Tax Benefits
As described in Notes 2 and 18 to the consolidated financial statements, the Company has recorded tax liabilities for unrecognized tax benefits of $558.6 million as of December 31, 2021. The calculation of the Company’s estimated tax liabilities involves dealing with uncertainties in the application of complex tax laws and regulations in a multitude of jurisdictions across the Company’s global operations. The Company’s income tax filings are regularly under audit in multiple federal, state and foreign jurisdictions. Income tax audits may require an extended period of time to reach resolution and may result in significant income tax adjustments when interpretation of tax laws or allocation of company profits is disputed.

The principal considerations for our determination that performing procedures relating to tax liabilities for unrecognized tax benefits is a critical audit matter are the significant judgment by management when determining the tax liabilities, related to a high degree of estimation uncertainty relative to the numerous and complex tax laws and regulations, frequency of income tax audits, and potential for significant adjustments as a result of such audits. This in turn led to a high degree of auditor judgment, subjectivity, and effort in performing procedures to evaluate the timely identification and accurate measurement of tax liabilities for unrecognized tax benefits. Also, the evaluation of audit evidence available to support the estimates is complex and required significant auditor judgment as the nature of the evidence is often highly subjective, and the audit effort involved the use of professionals with specialized skill and knowledge.
Addressing the matter involved performing procedures and evaluating audit evidence in connection with forming our overall opinion on the consolidated financial statements. These procedures included testing the effectiveness of controls relating to the identification, accurate measurement, and recognition of tax liabilities for unrecognized tax benefits, including controls addressing completeness of the tax liabilities. These procedures also included, among others, (i) testing certain information used in the calculation of tax liabilities for unrecognized tax benefits by jurisdiction on a sample basis, (ii) assessing the completeness of the Company’s identification of tax liabilities for unrecognized tax benefits and possible outcomes for each unrecognized tax benefit, and (iii) evaluating the status and results of income tax audits with the relevant tax authorities. Professionals with specialized skill and knowledge were used to assist in the evaluation of the Company’s interpretation and application of relevant tax laws and regulations in various jurisdictions and assessing the reasonableness of the Company’s tax positions.
/s/ PricewaterhouseCoopers LLP
Chicago, Illinois
February 25, 2022, except with respect to our opinion on the consolidated financial statements insofar as it relates to the effects of discontinued operations discussed in Note 3, as to which the date is June 22, 2022
We have served as the Company’s auditor since 2000.

ZIMMER BIOMET HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF EARNINGS
(in millions, except per share amounts)

	For the Years Ended December 31,
	2021	2020	2019
Net Sales	$6,827.3	$6,127.5	$6,960.6
Cost of products sold, excluding intangible asset amortization	1,960.4	1,824.3	1,943.7
Intangible asset amortization	529.5	512.1	500.9
Research and development	435.8	322.8	394.1
Selling, general and administrative	2,843.4	2,712.7	2,810.1
Goodwill and intangible asset impairment	16.3	503.0	70.1
Restructuring and other cost reduction initiatives	125.7	107.2	48.2
Quality remediation	52.8	50.9	82.0
Acquisition, integration, divestiture and related	3.1	11.4	(0.5)

Operating expenses	5,967.0	6,044.4	5,848.6

Operating Profit	860.3	83.1	1,112.0
Other income (expense), net	12.2	23.8	(4.9)
Interest expense, net	(208.4)	(212.1)	(227.0)
Loss on early extinguishment of debt	(165.1)	—	—

Earnings (loss) from continuing operations before income taxes	499.0	(105.2)	880.1
Provision (benefit) for income taxes from continuing operations	53.5	(96.0)	(238.0)

Net Earnings (Loss) from Continuing Operations	445.5	(9.2)	1,118.1
Less: Net earnings (loss) attributable to noncontrolling interest	0.5	1.5	(0.1)

Net Earnings (Loss) from Continuing Operations of Zimmer Biomet Holdings, Inc.	445.0	(10.7)	1,118.2
(Loss) Earnings from Discontinued Operations, Net of Tax	(43.4)	(128.2)	13.4

Net Earnings (Loss) of Zimmer Biomet Holdings, Inc.	$401.6	$(138.9)	$1,131.6

Basic Earnings Per Common Share
Earnings (Loss) from Continuing Operations	$2.14	$(0.05)	$5.45
(Loss) Earnings from Discontinued Operations	(0.21)	(0.62)	0.07

Basic Earnings (Loss) Per Common Share	$1.93	$(0.67)	$5.52

Diluted Earnings Per Common Share
Earnings (Loss) from Continuing Operations	$2.12	$(0.05)	$5.41
(Loss) Earnings from Discontinued Operations	(0.21)	(0.62)	0.06

Diluted Earnings (Loss) Per Common Share	$1.91	$(0.67)	$5.47

Weighted Average Common Shares Outstanding
Basic	208.6	207.0	205.1
Diluted	210.4	207.0	206.7
The accompanying notes are an integral part of these consolidated financial statements.

ZIMMER BIOMET HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
(in millions)

	For the Years Ended December 31,
	2021	2020	2019
Net Earnings (Loss) of Zimmer Biomet Holdings, Inc.	$401.6	$(138.9)	$1,131.6
Other Comprehensive Income (Loss):
Foreign currency cumulative translation adjustments, net of tax	(99.9)	25.6	(1.5)
Unrealized cash flow hedge gains/(losses), net of tax	86.4	(33.5)	30.6
Reclassification adjustments on hedges, net of tax	1.3	(38.5)	(35.1)
Adjustments to prior service cost and unrecognized actuarial assumptions, net of tax	78.4	(9.5)	(48.5)

Total Other Comprehensive Income (Loss)	66.2	(55.9)	(54.5)

Comprehensive Income (Loss) Attributable to Zimmer Biomet Holdings, Inc.	$467.8	$(194.8)	$1,077.1

The accompanying notes are an integral part of these consolidated financial statements.

ZIMMER BIOMET HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in millions, except share amounts)

	As of December 31,
	2021	2020
ASSETS
Current Assets:
Cash and cash equivalents	$378.1	$774.7
Accounts receivable, less allowance for credit losses	1,259.6	1,278.1
Inventories	2,148.0	2,174.2
Prepaid taxes	326.7	206.3
Prepaid expenses and other current assets	271.0	161.8
Current assets of discontinued operations	501.6	488.2

Total Current Assets	4,885.0	5,083.3
Property, plant and equipment, net	1,836.6	1,863.8
Goodwill	8,919.4	8,983.1
Intangible assets, net	5,533.6	6,164.4
Other assets	1,005.0	906.2
Noncurrent assets of discontinued operations	1,276.8	1,416.9

Total Assets	$23,456.4	$24,417.7

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$306.5	$281.9
Income taxes payable	62.0	55.7
Other current liabilities	1,317.1	1,511.8
Current portion of long-term debt	1,605.1	500.0
Current liabilities of discontinued operations	177.2	207.5

Total Current Liabilities	3,467.9	2,556.9
Deferred income taxes, net	558.5	626.4
Long-term income tax payable	583.0	587.9
Other long-term liabilities	548.5	593.7
Long-term debt	5,463.7	7,626.5
Noncurrent liabilities of discontinued operations	168.4	226.9

Total Liabilities	10,790.0	12,218.3

Commitments and Contingencies (Note 22)
Stockholders’ Equity:
Common stock, $0.01 par value, one billion shares authorized, 312.8 million (311.4 million in 2020) issued	3.1	3.1
Paid-in capital	9,314.8	9,121.6
Retained earnings	10,292.2	10,086.9
Accumulated other comprehensive loss	(231.6)	(297.8)
Treasury stock, 103.8 million shares (103.8 million shares in 2020)	(6,717.8)	(6,719.6)

Total Zimmer Biomet Holdings, Inc. stockholders’ equity	12,660.7	12,194.2
Noncontrolling interest	5.7	5.2

Total Stockholders’ Equity	12,666.4	12,199.4

Total Liabilities and Stockholders’ Equity	$23,456.4	$24,417.7

The accompanying notes are an integral part of these consolidated financial statements.

ZIMMER BIOMET HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
(in millions)

	Zimmer Biomet Holdings, Inc. Stockholders
					Accumulated
					Other				Total
	Common Shares		Paid-in	Retained	Comprehensive	Treasury Shares		Noncontrolling	Stockholders’
	Number	Amount	Capital	Earnings	(Loss) Income	Number	Amount	Interest	Equity
Balance January 1, 2019	307.9	$3.1	$8,686.1	$9,491.2	$(187.4)	(103.9)	$(6,721.7)	$4.8	$11,276.1
Net earnings	—	—	—	1,131.6	—	—	—	(0.1)	1,131.5
Other comprehensive loss	—	—	—	—	(54.5)	—	—	—	(54.5)
Cash dividends declared ($0.96 per share)	—	—	—	(197.2)	—	—	—	—	(197.2)
Stock compensation plans	2.0	—	234.0	1.7	—	—	1.2	—	236.9

Balance December 31, 2019	309.9	3.1	8,920.1	10,427.3	(241.9)	(103.9)	(6,720.5)	4.7	12,392.8
Net loss	—	—	—	(138.9)	—	—	—	1.5	(137.4)
Other comprehensive loss	—	—	—	—	(55.9)	—	—	—	(55.9)
Cash dividends declared ($0.96 per share)	—	—	—	(198.9)	—	—	—	—	(198.9)
Adoption of new accounting standard	—	—	—	(3.1)	—	—	—	—	(3.1)
Acquisition of noncontrolling interest	—	—	—	—	—	—	—	(1.0)	(1.0)
Stock compensation plans	1.5	—	201.5	0.5	—	0.1	0.9	—	202.9

Balance December 31, 2020	311.4	3.1	9,121.6	10,086.9	(297.8)	(103.8)	(6,719.6)	5.2	12,199.4
Net earnings	—	—	—	401.6	—	—	—	0.5	402.1
Other comprehensive income	—	—	—	—	66.2	—	—	—	66.2
Cash dividends declared ($0.96 per share)	—	—	—	(200.4)	—	—	—	—	(200.4)
Stock compensation plans	1.4	—	193.2	4.1	—	—	1.8	—	199.1

Balance December 31, 2021	312.8	$3.1	$9,314.8	$10,292.2	$(231.6)	(103.8)	$(6,717.8)	$5.7	$12,666.4

The accompanying notes are an integral part of these consolidated financial statements.

ZIMMER BIOMET HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions)

	For the Years Ended December 31,
	2021	2020	2019
Cash flows provided by (used in) operating activities from continuing operations:
Net earnings (loss) from continuing operations	$445.5	$(9.2)	$1,118.1
Adjustments to reconcile net earnings (loss) to net cash provided by operating activities:
Depreciation and amortization	937.7	898.4	871.0
Share-based compensation	76.0	73.8	77.2
Goodwill and intangible asset impairment	16.3	503.0	70.1
Loss on early extinguishment of debt	165.1	—	—
Deferred income tax (benefit) provision	(102.1)	39.4	(587.8)
Changes in operating assets and liabilities, net of acquired assets and liabilities
Income taxes	(123.9)	(293.9)	148.2
Receivables	(40.8)	(66.2)	(103.9)
Inventories	(8.4)	(34.5)	(124.7)
Accounts payable and accrued liabilities	86.5	(96.3)	(43.1)
Other assets and liabilities	(47.6)	61.1	(35.3)

Net cash provided by operating activities from continuing operations	1,404.3	1,075.6	1,389.8

Cash flows provided by (used in) investing activities from continuing operations:
Additions to instruments	(273.6)	(259.0)	(271.6)
Additions to other property, plant and equipment	(143.6)	(111.9)	(198.4)
Net investment hedge settlements	1.9	53.5	48.1
Acquisition of intellectual property rights	(8.4)	(0.4)	(197.6)
Business combination investments, net of acquired cash	—	(227.1)	(9.5)
Investments in other assets	(19.6)	(19.4)	(15.7)

Net cash used in investing activities from continuing operations	(443.3)	(564.3)	(644.7)

Cash flows provided by (used in) financing activities from continuing operations:
Proceeds from senior notes	1,599.8	1,497.1	549.2
Redemption of senior notes	(2,654.8)	(1,750.0)	(500.0)
Proceeds from term loans	—	—	200.0
Payments on term loans	—	—	(960.0)
Net payments on other debt	—	—	(5.3)
Dividends paid to stockholders	(200.1)	(198.5)	(196.7)
Proceeds from employee stock compensation plans	122.5	129.8	158.2
Net cash flows from unremitted collections from factoring programs	—	(53.0)	(9.9)
Business combination contingent consideration payments	(8.9)	(15.0)	(2.9)
Debt issuance costs	(13.2)	(22.3)	(3.5)
Deferred business combination payments	(145.0)	—	—
Other financing activities	(6.3)	(8.3)	(6.7)

Net cash used in financing activities from continuing operations	(1,306.0)	(420.2)	(777.6)

Cash flows provided by (used in) discontinued operations:
Net cash provided by operating activities	94.9	128.9	196.0
Net cash used in investing activities	(60.3)	(49.5)	(84.6)
Net cash used in financing activities	—	(1.6)	(2.3)

Net cash provided by discontinued operations	34.6	77.8	109.1
Effect of exchange rates on cash and cash equivalents	(13.2)	15.3	(1.5)

(Decrease) increase in cash and cash equivalents	(323.6)	184.2	75.1
Cash and cash equivalents, beginning of year (includes $27.4 million, $36.7 million and $46.3 million at January 1, 2021, 2020 and 2019, respectively, of discontinued operations cash)	802.1	617.9	542.8

Cash and cash equivalents, end of year (includes $100.4 million, $27.4 million and $36.7 million at December 31, 2021, 2020 and 2019, respectively, of discontinued operations cash)	$478.5	$802.1	$617.9

The accompanying notes are an integral part of these consolidated financial statements.

ZIMMER BIOMET HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	Business
We design, manufacture and market orthopedic reconstructive products; sports medicine, biologics, extremities and trauma products; craniomaxillofacial and thoracic products; and related surgical products. We collaborate with healthcare professionals around the globe to advance the pace of innovation. Our products and solutions help treat patients suffering from disorders of, or injuries to, bones, joints or supporting soft tissues. Together with healthcare professionals, we help millions of people live better lives.
The words “Zimmer Biomet,” “we,” “us,” “our,” “the Company” and similar words refer to Zimmer Biomet Holdings, Inc. and its subsidiaries. “Zimmer Biomet Holdings” refers to the parent company only. In 2015, we completed our merger with LVB Acquisition, Inc., the parent company of Biomet, Inc. (“Biomet”).
Risks and Uncertainties
 - Our results have been and are expected to continue to be impacted by the
COVID-19
global pandemic. The vast majority of our net sales are derived from products used in elective surgical procedures which continue to be deferred due to precautions in certain markets and staffing shortages. The consequences of
COVID-19
continue to be extremely fluid and there are many market dynamics that are difficult to predict. The
COVID-19
pandemic may have an unfavorable effect on our financial position, results of operations and cash flows in the near term.
Spinoff
 - On March 1, 2022, we completed the previously announced separation of our spine and dental businesses into a new public company through the distribution by Zimmer Biomet Holdings of 80.3%
of the outstanding shares of common stock of ZimVie Inc. (“ZimVie”) to Zimmer Biomet Holding’s stockholders. The historical results of our spine and dental businesses that were contributed to ZimVie in the spinoff have been reflected as discontinued operations in our consolidated financial statements as the spinoff represents a strategic shift in our business that has a major effect on operations and financial results. As of December 31, 2021 and 2020, the assets and liabilities associated with these businesses are classified as assets and liabilities of discontinued operations in the consolidated balance sheets. Additionally, we use a centralized approach to cash management and financing of operations, which historically included the spine and dental businesses. Cash transfers to and from us and the spine and dental business are eliminated in consolidation. The disclosures presented in our notes to the consolidated financial statements are presented on a continuing operations basis.

2.	Significant Accounting Policies
Basis of Presentation
- The consolidated financial statements include the accounts of Zimmer Biomet Holdings and its subsidiaries in which it holds a controlling financial interest
. All significant intercompany accounts and transactions are eliminated.
Use of Estimates -
The consolidated financial statements are prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”), which requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.
We
have made our best estimates, as appropriate under GAAP, in the recognition of our assets and liabilities. These estimates have considered the impact the
COVID-19
pandemic may have on our financial position, results of operations and cash flows. Such estimates included, but were not limited to, variable consideration to our customers, our allowance for doubtful accounts for expected credit losses, the net realizable value of our inventory, the fair value of our goodwill and the recoverability of other long-lived assets. Actual results could differ materially from these estimates.
Foreign Currency Translation -
The financial statements of our foreign subsidiaries are translated into U.S. Dollars using period-end
exchange rates for assets and liabilities and average exchange rates for operating results. Unrealized translation gains and losses are included in accumulated other comprehensive loss in stockholders’ equity. When a transaction is denominated in a currency other than the subsidiary’s functional currency, we remeasure the transaction into the functional currency and recognize any transactional gains or losses in earnings.

Shipping and Handling
- Amounts billed to customers for shipping and handling of products are reflected in net sales and are not significant. Expenses incurred related to shipping and handling of products are reflected in selling, general and administrative (“SG&A”) expenses and were $255.4 million, $235.5 million and $257.0 million for the years ended December 31, 2021, 2020 and 2019, respectively.
Research and Development -
We expense all research and development (“R&D”) costs as incurred except when there is an alternative future use for the R&D. R&D costs include salaries, prototypes, depreciation of equipment used in R&D, consultant fees, service fees paid to collaborative partners, and arrangements to gain access to or acquire third-party in-process
R&D projects with no alternative future use. Where contingent milestone payments are due to third parties under R&D arrangements, we expense the milestone payment obligations when it is probable that the milestone results will be achieved.
Litigation
- We record an undiscounted liability for contingent losses, including future legal costs, settlements and judgments, when we consider it is probable that a liability has been incurred and the amount of the loss can be reasonably estimated.
Quality remediation -
We use the financial statement line item “Quality remediation” to recognize expenses related to addressing inspectional observations on Form 483 and a warning letter issued by the FDA following its inspections of our Warsaw North Campus facility, among other matters. See Note 22 for additional information about the Form 483 and warning letter. The majority of these expenses are related to consultants who are helping us to update previous documents and redesign certain processes.
Restructuring and other cost reduction initiatives -
A restructuring is defined as a program that is planned and controlled by management, and materially changes either the scope of a business undertaken by an entity, or the manner in which that business is conducted. Restructuring charges include (i) employee termination benefits, (ii) contract termination costs and (iii) other related costs associated with exit or disposal activities.
In December 2021, our management approved a new global restructuring program to reorganize our operations in preparation for the planned spinoff of ZimVie with an objective of reducing costs. In December 2019, our Board of Directors approved, and we initiated, a new global restructuring program with an objective of reducing costs to allow us to further invest in higher priority growth opportunities. Restructuring charges for the years ended December 31, 2021, 2020 and 2019 were primarily attributable to these programs.
Acquisition, integration, divestiture and related –
We use the financial statement line item, “Acquisition, integration, divestiture and related” to recognize expenses resulting from the consummation of business mergers and acquisitions and the related integration of those businesses, and expenses related to the divestiture of our businesses. Acquisition, integration, divestiture and related gains and expenses are primarily composed of:

•
Consulting and professional fees related to third-party integration and divestiture consulting performed in a variety of areas, such as finance, tax, compliance, logistics and human resources, and legal fees related to the consummation of mergers and acquisitions or divestitures.

•	Employee termination benefits related to terminating employees with overlapping responsibilities in various areas of our business.

•
Dedicated project personnel expenses which include the salary, benefits, travel expenses and other costs directly associated with employees who are 100 percent dedicated to our integration of acquired businesses and employees who have been notified of termination, but are continuing to work on transferring their responsibilities.

•	Contract termination expenses related to terminated contracts, primarily with sales agents and distribution agreements.

•	Other various expenses to relocate facilities, integrate information technology, losses incurred on assets resulting from the applicable acquisition, and other various expenses.
Cash and Cash Equivalents -
We consider all highly liquid investments with an original maturity of three months or less to be cash equivalents. The carrying amounts reported in the balance sheet for cash and cash equivalents are valued at cost, which approximates their fair value.
Accounts Receivable
- Accounts receivable consists of trade and other miscellaneous receivables. We grant credit to customers in the normal course of business and maintain an allowance for expected credit losses. We determine the allowance for credit losses by geographic market and take into consideration historical credit experience, creditworthiness of the customer and other pertinent information. We make concerted efforts to collect all accounts receivable, but sometimes we have to write-off
the account against the allowance when we determine the account is uncollectible. The allowance for credit losses was $60.1 million and $58.6 million as of December 31, 2021 and 2020, respectively.
We also have receivables purchase arrangements with unrelated third parties to transfer portions of our trade accounts receivable balance. We terminated our purchase arrangements in the U.S. and Japan during the year ended December 31, 2020, but continue to have arrangements in Europe. Funds received from the transfers are recorded as an increase to cash and a reduction to accounts receivable outstanding in our consolidated balance sheets. We report the cash flows attributable to the sale of receivables to third parties in cash flows from operating activities in our consolidated statements of cash flows. Net expenses resulting from the sales of receivables are recognized in SG&A expense. Net expenses include any resulting gains or losses from the sales of receivables, credit insurance and factoring fees. Under the previous arrangement in the U.S. and Japan, any collections that we made that were unremitted to the third parties were recognized on our consolidated balance sheets under other current liabilities and in our consolidated statements of cash flows in financing activities. In Europe, we have no continuing involvement with
the factored receivable.
Inventories -
Inventories are stated at the lower of cost and net realizable value, with cost determined on a first-in
first-out
basis.
Property, Plant and Equipment -
Property, plant and equipment is carried at cost less accumulated depreciation. Depreciation is computed using the straight-line method based on estimated useful lives of ten to forty years for buildings and improvements and three to eight years for machinery and equipment. Maintenance and repairs are expensed as incurred. We review property, plant and equipment for impairment whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable. An impairment loss would be recognized when estimated future undiscounted cash flows relating to the asset are less than its carrying amount. An impairment loss is measured as the amount by which the carrying amount of an asset exceeds its fair value.
Software Costs
- We capitalize certain computer software and software development costs incurred in connection with developing or obtaining computer software for internal use when both the preliminary project stage is completed and it is probable that the software will be used as intended. Capitalized software costs generally include external direct costs of materials and services utilized in developing or obtaining computer software and compensation and related benefits for employees who are directly associated with the software project. Capitalized software costs are included in property, plant and equipment on our balance sheet and amortized on a straight-line or weighted average estimated user basis when the software is ready for its intended use over the estimated useful lives of the software, which approximate three to fifteen years.
For cloud computing arrangements that are considered a service contract, our capitalization of implementation costs is aligned with the internal use software requirements. However, on our consolidated balance sheet these implementation costs are recognized in other noncurrent assets. On our consolidated statement of cash flows, these implementations costs are recognized in operating cash flows. The implementation costs are recognized on a straight-line basis over the expected term of the related service contract.
Instruments
- Instruments are hand-held devices used by surgeons during total joint replacement and other surgical procedures. Instruments are recognized as long-lived assets and are included in property, plant and equipment. Undeployed instruments are carried at cost or realizable value. Instruments that have been deployed to be used in surgeries are carried at cost less accumulated depreciation. Depreciation is computed using the straight-line method based on average estimated useful lives, determined principally in reference to associated product life cycles, primarily five years. We review instruments for impairment whenever events or changes in circumstances indicate that the carrying value of an instrument may not be recoverable. Depreciation of instruments is recognized as SG&A expense.
Goodwill
- Goodwill is not amortized but is subject to annual impairment tests. Goodwill has been assigned to reporting units. Potential impairment of a reporting unit is identified by either comparing a reporting unit’s estimated fair value to its carrying amount or doing a qualitative assessment of a reporting unit’s fair value from the last quantitative assessment to determine if there is potential impairment. We may do a qualitative assessment when the results of the previous quantitative test indicated the reporting unit’s estimated fair value was significantly in excess of the carrying value of its net assets and we do not believe there have been significant changes in the reporting unit’s operations that would significantly decrease its estimated fair value or significantly increase its net assets. If a quantitative assessment is performed, the fair value of the reporting unit and the fair value of goodwill are determined based upon a discounted cash flow analysis and/or use of a market approach by looking at market values of comparable companies. Significant assumptions are incorporated into our discounted cash flow analyses such as estimated growth rates, forecasted operating expenses and risk-adjusted discount rates. We perform this test in the fourth quarter of the year or whenever events or changes in circumstances indicate that the fair value of the reporting unit is more likely than not below its carrying amount. If the fair value of the reporting unit is less than its carrying value, an impairment loss is recorded in the amount that the carrying value of the business unit exceeds the fair value. See Note 12 for more information regarding goodwill.
Intangible Assets
- Intangible assets are initially measured at their fair value. We have determined the fair value of our intangible assets either by the fair value of the consideration exchanged for the intangible asset or the estimated after-tax
discounted cash flows expected to be generated from the intangible asset. Intangible assets with a finite life, including technology, certain trademarks and trade names, customer-related intangibles, intellectual property rights and patents and licenses are amortized on a straight-line basis over their estimated useful life or contractual life, which may range from less than one year to twenty years. Intangible assets with a finite life are tested for impairment whenever events or circumstances indicate that the carrying amount may not be recoverable.
Intangible assets with an indefinite life, including certain trademarks and trade names and in-process
research and development (“IPR&D”) projects, are not amortized. Indefinite life intangible assets are assessed annually to determine whether events and circumstances continue to support an indefinite life. Intangible assets with an indefinite life are tested for impairment annually or whenever events or circumstances indicate that the fair value of the reporting unit is more likely than not below its carrying amount. An impairment loss is recognized if the carrying amount exceeds the estimated fair value of the asset. The amount of the impairment loss to be recorded would be determined based upon the excess of the asset’s carrying value over its fair value. The fair values of indefinite lived intangible assets are determined based upon a discounted cash flow analysis using the relief from royalty method or a qualitative assessment may be performed for any changes to the asset’s fair value from the last quantitative assessment. The relief from royalty method estimates the cost savings associated with owning, rather than licensing, assets. Significant assumptions are incorporated into these discounted cash flow analyses such as estimated growth rates, royalty rates and risk-adjusted discount rates. We may do a qualitative assessment when the results of the previous quantitative test indicated that the asset’s fair value was significantly in excess of its carrying value.
In determining the useful lives of intangible assets, we consider the expected use of the assets and the effects of obsolescence, demand, competition, anticipated technological advances, changes in surgical techniques, market influences and other economic factors. For technology-based intangible assets, we consider the expected life cycles of products, absent unforeseen technological advances, which incorporate the corresponding technology. Trademarks and trade names that do not have a wasting characteristic (i.e., there are no legal, regulatory, contractual, competitive, economic or other factors which limit the useful life) are assigned an indefinite life. Trademarks and trade names that are related to products expected to be phased out are assigned lives consistent with the period in which the products bearing each brand are expected to be sold. For customer relationship intangible assets, we assign useful lives based upon historical levels of customer attrition. Intellectual property rights are assigned useful lives that approximate the contractual life of any related patent or the period for which we maintain exclusivity over the intellectual property.
Income Taxes -
We account for income taxes under the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements. Under this method, deferred tax assets and liabilities are determined based on the differences between the financial statements and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in income in the period the new tax rate is enacted.
We reduce our deferred tax assets by a valuation allowance if it is more likely than not that we will not realize some portion or all of the deferred tax assets. In making such determination, we consider all available positive and negative evidence, including future reversals of existing taxable temporary differences, projected future taxable income, tax planning strategies and recent financial operations. In the event we were to determine that we would be able to realize our deferred income tax assets in the future in excess of their net recorded amount, we would make an adjustment to the valuation allowance which would reduce the provision for income taxes.
We operate on a global basis and are subject to numerous and complex tax laws and regulations. The calculation of our tax liabilities involves dealing with uncertainties in the application of complex tax laws and regulations in a multitude of jurisdictions across our global operations. Our income tax filings are regularly under audit in multiple federal, state and foreign jurisdictions. Income tax audits may require an extended period of time to reach resolution and may result in significant income tax adjustments when interpretation of tax laws or allocation of company profits is disputed. Because income tax adjustments in certain jurisdictions can be significant, we record tax positions based upon our estimates. For those tax positions where it is more likely than not that a tax benefit will be sustained, we have recorded the largest amount of tax benefit with a greater than 50 percent likelihood of being realized upon ultimate settlement with a taxing authority that has full knowledge of all relevant information. For those income tax positions where it is not more likely than not that a tax benefit will be sustained, no tax benefit has been recognized in the financial statements.
Derivative Financial Instruments -
We measure all derivative instruments at fair value and report them on our consolidated balance sheet as assets or liabilities. We maintain written policies and procedures that permit, under appropriate circumstances and subject to proper authorization, the use of derivative financial
instruments solely for risk management purposes. The use of derivative financial instruments for trading or speculative purposes is prohibited by our policy. See Note 16 for more information regarding our derivative and hedging activities.
Accumulated Other Comprehensive Income (Loss) –
Accumulated other comprehensive income (loss) (“AOCI”) refers to gains and losses that under generally accepted accounting principles are included in comprehensive income but are excluded from net earnings as these amounts are recorded directly as an adjustment to stockholders’ equity. Our AOCI is comprised of foreign currency translation adjustments, including unrealized gains and losses on net investments hedges
, unrealized gains and losses on cash flow hedges and amortization of prior service costs and unrecognized gains and losses in actuarial assumptions.
Treasury Stock
- We
account
for repurchases of common stock under the cost method and present treasury stock as a reduction of stockholders’ equity. We reissue common stock held
in treasury only for limited purposes.
Noncontrolling Interest
- We have investments in other companies in which we have a controlling financial interest, but not 100 percent of the equity. Further information related to the noncontrolling interests of those investments have not been provided as it is not significant to our consolidated financial statements.
Accounting Pronouncements Recently Adopted
In June 2016, the Financial Accounting Standards Board (“FASB”) issued Accounting Standard Update (“ASU”)
2016-13,
Financial Instruments – Credit Losses (Topic 326). The new guidance describes the current expected credit loss (“CECL”) model which requires an estimate of expected impairment on financial instruments over the lifetime of the assets at each reporting date. Financial instruments in scope of the guidance include financial assets measured at amortized cost. Previous accounting guidance required recognition of impairment when it was probable the loss has been incurred. Under the CECL model, lifetime expected credit losses are measured and recognized at each reporting date based on historical experience, current conditions and forecasted information. We adopted this standard as of January 1, 2020. Adoption of this standard required the modified retrospective transition method, which resulted in a cumulative-effect adjustment to retained earnings of $3.1 million. The adoption primarily impacted our trade receivables. Our concentrations of credit risks are limited due to the large number of customers and their dispersion across a number of geographic areas. Substantially all of our trade receivables are concentrated in the public and private hospital and healthcare industry in the U.S. and internationally or with distributors or dealers who operate in international markets. Our historical credit losses have not been significant due to this dispersion and the financial stability of our customers. We consider credit losses immaterial to our business and, therefore, have not provided all the disclosures otherwise required by the standard.
In August 2018, the FASB issued ASU
2018-15,
Intangibles-Goodwill and
Other-Internal-Use
Software. ASU
2018-15
aligns the requirements for capitalizing implementation costs incurred in a hosting arrangement that is a service contract with the requirements for capitalizing implementation costs incurred to develop or obtain internal-use
software. Our policy for capitalizing implementation costs in a hosting arrangement was already aligned with the new guidance. ASU
2018-15
also provides guidance on how these implementation costs are to be recorded in the statement of earnings, balance sheet and statement of cash flows. We adopted this standard on a prospective basis as of January 1, 2020. The adoption of this standard did not have a material impact on our financial position, results of operations or cash flows.
In December 2019, the FASB issued ASU
2019-12
Simplifying the Accounting for Income Taxes. ASU
2019-12
eliminates certain exceptions in the rules regarding the approach for intraperiod tax allocations and the methodology for calculating income taxes in an interim period, and clarifies the accounting for transactions that result in a step-up
in the tax basis of goodwill, among other things. We adopted this standard as of January 1, 2021. The adoption of this standard did not have a material impact on our financial position, results of operations or cash flows.

Accounting Pronouncements Not Yet Adopted
In March 2020, the FASB issued ASU
2020-04
Reference Rate Reform (Topic 848). ASU
2020-04
provides temporary optional guidance to ease the potential burden in accounting for reference rate reform. The new guidance provides optional expedients and exceptions for applying generally accepted accounting principles to transactions affected by reference rate reform if certain criteria are met. Early adoption of this ASU is permitted, and we may elect to apply the amendments prospectively through December 31, 2022. We are currently evaluating the impact this ASU will have on our financial statements.
In July 2021, the FASB issued ASU
2021-05
Lessors – Certain Leases with Variable Lease Payments which is an amendment to Accounting Standards Codification Topic 842 – Leases (“ASC 842”). Under the current ASC 842 guidance, variable payments are excluded from the measurement of the initial net investment in the lease if the payments do not depend on an index or a rate. For sales-type or direct financing leases, this could result in the recognition of a day-one
loss for leases with entire or partial variable payments. ASU
2021-05
requires lessors to classify leases with entire or partial variable payments as operating leases if otherwise a day-one
loss would be recognized. The ASU is effective for fiscal years beginning after December 15, 2021, and interim periods within those years. Early adoption of this ASU is permitted. The ASU can either be applied retrospectively to leases that were commenced or modified on or after the adoption of ASC 842 or applied prospectively to leases that commence or are modified after the adoption of ASU
2021-05.
We have not entered into leases that are comprised entirely of variable lease payments and therefore the adoption of this ASU will not have an impact on our financial statements.
There are no recently issued accounting pronouncements that we have not yet adopted that are expected to have a material effect on our financial position, results of operations or cash flows.

3.	Discontinued Operations
On March 1, 2022, we completed the previously announced separation of our spine and dental businesses through the distribution of 80.3% of the outstanding shares of common stock of ZimVie to our stockholders at the close of business on February 15, 2022 (the “Record Date”). The distribution was made in the amount of one share of ZimVie common stock for every ten shares of our common stock owned by our stockholders at the close of business on the Record Date. Fractional shares of ZimVie common stock were not issued but instead were aggregated and sold in the open market with the proceeds being distributed pro rata in lieu of such fractional shares. We retained 19.7 percent of the outstanding common shares of ZimVie.
In the fourth quarter of 2021, ZimVie entered into a credit agreement with a financial institution providing for revolving loans of up to $175.0 million and term loan borrowings of up to $595.0 million. On February 28, 2022, prior to separation, ZimVie borrowed the entire $595.0 million available under the term loan. Approximately $540.6 million of this amount was paid by ZimVie to Zimmer Biomet in the form of a dividend at separation. We used proceeds from the dividend, along with cash on hand and proceeds from a draw on our revolving credit facility, to repay our 3.150% Senior Notes due 2022 which had an outstanding principal balance of $750.0 million.
Also, in connection with the spinoff, we entered into definitive agreements with ZimVie that, among other things, set forth the terms and conditions of the separation and distribution. The agreements set forth the principles and actions taken or to be taken in connection with the separation and the distribution and provide a framework for our relationship with ZimVie from and after the separation and the distribution. The agreements include a Separation and Distribution Agreement, a Tax Matters Agreement, an Employee Matters Agreement, a Transition Services Agreement (the “TSA”), an Intellectual Property Matters Agreement, a Stockholder and Registration Rights Agreement, a Transition Manufacturing and Supply Agreement (the “TMA”), a Reverse Transition Manufacturing and Supply Agreement (the “Reverse TMA”) and a Transitional Trademark License Agreement, each dated as of March 1, 2022.
Pursuant to the TSA, both we and ZimVie agree to provide certain services to each other, on an interim, transitional basis from and after the separation and the distribution. The services include certain regulatory services, commercial services, operational services, tax services, clinical affairs services, information technology services, finance and accounting services and human resource and employee benefits services. The remuneration to be paid for such services is generally intended to allow the company providing the services to recover all of its costs and expenses of providing such services. The TSA will terminate on the expiration of the term of the last service provided thereunder, which will generally be no later than March 31, 2025. However, we expect most TSA services will be completed by the end of 2023.
Pursuant to the TMA and the Reverse TMA, Zimmer Biomet or ZimVie, as the case may be, will manufacture or cause to be manufactured certain products for the other party, on an interim, transitional basis. Pursuant to such agreements, Zimmer Biomet or ZimVie, as the case may be, will be required to purchase certain minimum amounts of products from the other party. Each of the TMA and the Reverse TMA has a two-year
term, with a
one-year
extension possible upon mutual agreement of the parties.
We recognize any gains or losses from the TSA and TMA agreements in Acquisition, integration, divestiture and related expense in our consolidated statements of earnings. Amounts included in the consolidated statements of earnings related to these agreements for the years ended December 31, 2021 and 2020 were immaterial.
As discussed in Note 1, Business, the results of our spine and dental businesses have been reflected as discontinued operations in the consolidated statements of earnings for the years presented. Details of earnings (loss) from discontinued operations included in our consolidated statements of earnings are as follows (in millions):

	For the Years Ended December 31,
	2021	2020	2019
Net Sales	$1,008.8	$896.9	$1,021.6
Cost of products sold, excluding intangible asset amortization	380.6	304.0	308.9
Intangible asset amortization	86.2	85.5	83.4
Research and development	61.3	49.0	55.2
Selling, general and administrative	480.5	465.0	533.7
Goodwill and intangible asset impairment	—	142.0	—
Restructuring and other cost reduction initiatives	3.3	9.7	1.8
Quality remediation	0.2	0.2	0.4
Acquisition, integration, divestiture and related	76.8	12.4	12.7
Other expense (income), net	0.5	(1.6)	(0.2)

(Loss) Earnings from discontinued operations before income taxes	(80.6)	(169.3)	25.7
(Benefit) Provision for income taxes from discontinued operations	(37.2)	(41.1)	12.3

(Loss) Earnings from discontinued operations, net of tax	$(43.4)	$(128.2)	$13.4

Details of assets and liabilities of discontinued operations are as follows (in millions):

	December 31, 2021	December 31, 2020
Cash and cash equivalents	$100.4	$27.4
Accounts receivable, less allowance for credit losses	145.3	174.6
Inventories	246.5	276.5
Prepaid expenses and other current assets	9.4	9.7

Total Current Assets of Discontinued Operations	$501.6	$488.2

Property, plant and equipment, net	$179.9	$183.9
Goodwill	272.8	278.7
Intangible assets, net	766.2	891.0
Other assets	57.9	63.3

Total Noncurrent Assets of Discontinued Operations	$1,276.8	$1,416.9

Accounts payable	$44.7	$48.1
Income taxes payable	3.1	3.8
Other current liabilities	129.4	155.6

Total Current Liabilities of Discontinued Operations	$177.2	$207.5

Deferred income taxes, net	$107.1	$164.0
Other long-term liabilities	61.3	62.9

Total Noncurrent Liabilities of Discontinued Operations	$168.4	$226.9

4 .	Revenue Recognition
We recognize revenue when our performance obligations under the terms of a contract with our customer are satisfied. This happens when we transfer control of our products to the customer, which generally occurs upon implantation or when title passes upon shipment. Revenue is measured as the amount of consideration we expect to receive in exchange for transferring our product. Taxes collected from customers and remitted to governmental authorities are excluded from revenues.
We sell products through two principal channels: 1) direct to healthcare institutions, referred to as direct channel accounts; and 2) through stocking distributors and healthcare dealers. In direct channel accounts and with some healthcare dealers, inventory is generally consigned to sales agents or customers so that products are available when needed for surgical procedures. No revenue is recognized upon the placement of inventory into consignment, as we retain the ability to control the inventory. Upon implantation, we issue an invoice and revenue is recognized. Consignment sales represented approximately 85 percent of our net sales in 2021. Pricing for products is generally predetermined by contracts with customers, agents acting on behalf of customer groups or by government regulatory bodies, depending on the market. Price discounts under group purchasing contracts are generally linked to volume of implant purchases by customer healthcare institutions within a specified group. At negotiated thresholds within a contract buying period, price discounts may increase. Payment terms vary by customer, but are typically less than 90 days.
With sales to stocking distributors and some healthcare dealers and hospitals, revenue is generally recognized when control of our product passes to the customer, which can be upon shipment of the product or receipt by the customer. We estimate sales recognized in this manner represented approximately 15 percent of our net sales in 2021. These customers may purchase items in large quantities if incentives are offered or if there are new product offerings in a market, which could cause period-to-period
differences in sales. It is our accounting policy to account for shipping and handling activities as a fulfillment cost rather than as an additional promised service. We have contracts with these customers or orders may be placed from available price lists. Payment terms vary by customer, but are typically less than 90 days.
We offer standard warranties to our customers that our products are not defective. These standard warranties are not considered separate performance obligations. In limited circumstances, we offer extended warranties that are separate performance obligations. We have very few contracts that have multiple performance obligations. Since we do not have significant multiple element arrangements and essentially all of our sales are recognized upon implantation of a product or when title passes, very little judgment is required to allocate the transaction price of a contract or determine when control has passed to a customer. Our costs to obtain contracts consist primarily of sales commissions to employees or third-party agents that are earned when control of our product passes to the customer. Therefore, sales commissions are expensed as part of SG&A expenses at the same time revenue is recognized. Accordingly, we do not have significant contract assets, liabilities or future performance obligations.

We offer volume-based discounts, rebates, prompt pay discounts, right of return and other various incentives which we account for under the variable consideration model. If sales incentives may be earned by a customer for purchasing a specified amount of our product, we estimate whether such incentives will be achieved and recognize these incentives as a reduction in revenue in the same period the underlying revenue transaction is recognized. We primarily use the expected value method to estimate incentives. Under the expected value method, we consider the historical experience of similar programs as well as review sales trends on a customer-by-customer
basis to estimate what levels of incentives will be earned. Occasionally, products are returned and, accordingly, we maintain an estimated refund liability based upon the expected value method that is recorded as a reduction in revenue.
We analyze sales by three geographies, the Americas; Europe, Middle East and Africa (“EMEA”); and Asia Pacific; and by the following product categories: Knees; Hips; Sports Medicine, Biologics, Foot and Ankle, Extremities and Trauma, and Craniomaxillofacial and Thoracic (“CMFT”) (“S.E.T.”); and Other.
Net sales by geography are as follows (in millions):

	For the Years Ended December 31,
	2021	2020	2019
Americas	$4,102.1	$3,699.5	$4,148.8
EMEA	1,477.2	1,237.3	1,554.8
Asia Pacific	1,248.0	1,190.7	1,257.0

Total	$6,827.3	$6,127.5	$6,960.6

Net sales by product category are as follows (in millions):

	For the Years Ended December 31,
	2021	2020	2019
Knees	$2,647.9	$2,378.3	$2,780.6
Hips	1,856.1	1,750.5	1,931.5
S.E.T	1,727.8	1,525.6	1,652.5
Other	595.5	473.1	596.0

Total	$6,827.3	$6,127.5	$6,960.6

In the first quarter of 2021, we updated our product category revenue reporting. Product category sales include the following changes:

•	Orthopedic robotic capital sales and services, previously reported in the Knee product category, are included in the Other product category;

•	Disposable products used in computer-assisted surgeries, previously reported in the Other product category, are included in the Knees product category;

•	CMFT products are included in the S.E.T. product category;

•	Other immaterial adjustments across product categories related to brand alignment.
Prior period product category sales have been reclassified to conform to the current presentation.

5.	Restructuring
In December 2021, our management approved a new global restructuring program (the “2021 Restructuring Plan”) to reorganize our operations in preparation for the planned spinoff of ZimVie with an objective of reducing costs. The 2021 Restructuring Plan is expected to result in total pre-tax
restructuring charges of approximately $240 million and reduce gross annual pre-tax
operating expenses by approximately $210 million by the end of 2024 as program benefits are realized. The pre-tax
restructuring charges consist of employee termination benefits; contract terminations for sales agents; and other charges, such as consulting fees and project management. The restructuring charges incurred in the year ended December 31, 2021 primarily related to employee termination benefits, sales agent contract terminations, consulting and project management. The following table summarizes the liabilities recognized related to the 2021 Restructuring Plan (in millions):

	Employee
	Termination	Contract
	Benefits	Terminations	Other	Total
Balance, December 31, 2020	$—	$—	$—	$—
Additions	19.5	2.3	10.3	32.1
Cash payments	—	—	—	—
Foreign currency exchange rate changes	—	—	—	—

Balance, December 31, 2021	19.5	2.3	10.3	32.1

Expense estimated to be recognized for the 2021 Restructuring Plan	$62.0	$167.0	$11.0	$240.0
In December 2019, our Board of Directors approved, and we initiated, a new global restructuring program (the “2019 Restructuring Plan”) with an objective of reducing costs to allow us to further invest in higher priority growth opportunities. The 2019 Restructuring Plan is expected to result in total pre-tax
restructuring charges of approximately $335 million to $385 million and reduce gross annual pre-tax
operating expenses by approximately $180 million to $280 million by the end of 2023 as program benefits are realized. The pre-tax
restructuring charges consist of employee termination benefits; contract terminations for facilities and sales agents; and other charges, such as consulting fees, project management and relocation costs. The restructuring charges incurred in the year ended December 31, 2021 primarily related to employee termination benefits, distributor contract terminations, consulting and project management. The restructuring charges incurred in the year ended December 31, 2020, primarily related to employee termination benefits, consulting and project management. The following table summarizes the liabilities recognized related to the 2019 Restructuring Plan (in millions):

	Employee
	Termination	Contract
	Benefits	Terminations	Other	Total
Balance, December 31, 2018	$—	$—	$—	$—
Additions	22.3	—	12.2	34.5
Cash Payments	—	—	(8.1)	(8.1)

Balance, December 31, 2019	22.3	—	4.1	26.4

Additions	49.6	15.8	33.1	98.5
Cash payments	(35.5)	(4.9)	(22.1)	(62.5)
Foreign currency exchange rate changes	1.4	—	—	1.4

Balance, December 31, 2020	37.8	10.9	15.1	63.8

Additions	7.3	18.5	49.2	75.0
Cash payments	(28.7)	(12.9)	(64.2)	(105.8)
Foreign currency exchange rate changes	(1.6)	—	(0.1)	(1.7)

Balance, December 31, 2021	$14.8	$16.5	$—	$31.3

Expense incurred since the start of the 2019 Restructuring Plan	$79.2	$34.3	$94.5	$208.0
Expense estimated to be recognized for the 2019 Restructuring Plan	$175.0	$40.0	$145.0	$360.0
For the expense estimated to be recognized for the 2019 Restructuring Plan, we have disclosed the midpoint in our estimated range of expenses.
We do not include restructuring charges in the operating profit of our reportable segments.
In our consolidated statement of earnings, we report restructuring charges in our “Restructuring and other cost reduction initiatives” financial statement line item. We report the expenses for other cost reduction initiatives with restructuring expenses because these activities also have the goal of reducing costs across the organization. However, since the cost reduction initiative expenses are not considered restructuring, they have been excluded from the amounts presented in this note.

6.	Share-Based Compensation
Our share-based payments primarily consist of stock options and restricted stock units (“RSUs”). Share-based compensation expense was as follows (in millions):

	For the Years Ended December 31,
	2021	2020	2019
Total expense, pre-tax	$76.0	$73.8	$77.2
Tax benefit related to awards	17.2	15.6	19.7

Total expense, net of tax	$58.8	$58.2	$57.5

We had two equity compensation plans in effect at December 31, 2021: the 2009 Stock Incentive Plan (“2009 Plan”) and the Stock Plan for
Non-Employee
Directors. We have reserved the maximum number of shares of common stock available for awards under the terms of each of these plans. We have registered 49.9 million shares of common stock under these plans. The 2009 Plan provides for the grant of nonqualified stock options and incentive stock options, long-term performance awards in the form of performance shares or units, restricted stock, RSUs and stock appreciation rights. The Compensation and Management Development Committee of the Board of Directors determines the grant date for annual grants under our equity compensation plans. The date for annual grants under the 2009 Plan to our executive officers is expected to occur in the first quarter of each year following the earnings announcements for the previous quarter and full year. The Stock Plan for
Non-Employee
Directors provides for awards of stock options, restricted stock and RSUs to non-employee
directors. It has been our practice to issue shares of common stock upon exercise of stock options from previously unissued shares, except in limited circumstances where they are issued from treasury stock. The total number of awards which may be granted in a given year and/or over the life of the plan under each of our equity compensation plans is limited. At December 31, 2021, an aggregate of 10.4 million shares were available for future grants and awards under these plans.
Stock Options
Stock options granted to date under our plans generally vest over four years and have a maximum contractual life of 10 years. As established under our equity compensation plans, vesting may accelerate upon retirement after the first anniversary date of the award if certain criteria are met. We recognize expense related to stock options on a straight-line basis over the requisite service period, less awards expected to be forfeited using estimated forfeiture rates. Due to the accelerated retirement provisions, the requisite service period of our stock options range from one to four years. Stock options are granted with an exercise price equal to the market price of our common stock on the date of grant, except in limited circumstances where local law may dictate otherwise.
A summary of stock option activity for the year ended December 31, 2021 is as follows (options in thousands):

	Stock Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life	Intrinsic Value (in millions)
Outstanding at January 1, 2021	7,423	$116.67
Options granted	1,278	163.47
Options exercised	(871)	99.92
Options forfeited	(219)	150.10
Options expired	(64)	149.02

Outstanding at December 31, 2021	7,547	$125.32	6.0	$90.5

Vested or expected to vest as of December 31, 2021	7,291	$124.52	6.0	$90.0
Exercisable at December 31, 2021	4,805	$111.42	4.8	$85.6
We use a Black-Scholes option-pricing model to determine the fair value of our stock options. Expected volatility was derived from a combination of historical volatility and implied volatility because the options that were actively traded around the grant date of our stock options did not have maturities of over one year. The expected term of the stock options has been derived from historical employee exercise behavior. The risk-free interest rate was determined using the implied yield currently available for zero-coupon
U.S. government issues with a remaining term approximating the expected life of the options. The dividend yield was determined by using an estimated annual dividend and dividing it by the market price of our stock on the grant date.

The following table presents information regarding the weighted average fair value of stock options granted, the assumptions used to determine fair value, the intrinsic value of options exercised and the tax benefit of options exercised in the indicated year:

	For the Years Ended December 31,
	2021	2020	2019
Dividend yield	0.6%	0.6%	0.8%
Volatility	30.3%	22.3%	22.1%
Risk-free interest rate	0.7%	1.3%	2.4%
Expected life (years)	5.4	5.0	5.5
Weighted average fair value of options granted	$43.91	$31.65	$28.68
Intrinsic value of options exercised (in millions)	$54.6	$50.1	$76.8
Tax benefit of options exercised (in millions)	$10.8	$9.6	$15.8
As of December 31, 2021, there was $55.2 million of unrecognized share-based payment expense related to nonvested stock options granted under our plans. That expense is expected to be recognized over a weighted average period of 2.5 years.
RSUs
We have awarded RSUs to certain of our employees. The terms of the awards are generally three or four years. Some of the awards have only service conditions while some have performance and market conditions in addition to service conditions. Future service conditions may be waived if an employee retires after the first anniversary date of the award, but performance and market conditions continue to apply. Accordingly, the requisite service period used for share-based payment expense on our RSUs range from one year to four years.
A summary of nonvested RSU activity for the year ended December 31, 2021 is as follows (RSUs in thousands):

	RSUs	Weighted Average Grant Date Fair Value
Outstanding at January 1, 2021	1,070	$129.65
Granted	556	171.37
Vested	(239)	119.32
Forfeited	(348)	122.90

Outstanding at December 31, 2021	1,039	146.58

For the RSUs with service conditions only, the fair value of the awards was determined based upon the fair market value of our common stock on the date of grant. For the RSUs with market conditions, a Monte Carlo valuation technique was used to simulate the market conditions of the awards. The outcome of the simulation was used to determine the fair value of the awards.
We are required to estimate the number of RSUs that will vest and recognize share-based payment expense on a straight-line basis over the requisite service period. As of December 31, 2021, we estimate that approximately 682,437 outstanding RSUs will vest. If our estimate were to change in the future, the cumulative effect of the change in estimate will be recorded in that period. Based upon the number of RSUs that we expect to vest, the unrecognized share-based payment expense as of December 31, 2021 was $57.9 million and is expected to be recognized over a weighted-average period of 2.2 years. The fair value of RSUs that vested during the years ended December 31, 2021, 2020 and 2019 based upon our stock price on the date of vesting was $40.0 million, $33.2 million, and $26.3 million, respectively.

7.	Inventories
Inventories consisted of the following (in millions):

	As of December 31,
	2021	2020
Finished goods	$1,729.2	$1,712.4
Work in progress	175.5	200.1
Raw materials	243.3	261.7

Inventories	$2,148.0	$2,174.2

Amounts charged to the consolidated statements of earnings for excess and obsolete inventory, including certain product lines we intend to discontinue, in the years ended December 31, 2021, 2020 and 2019 were $117.3 million, $230.0 million and $197.0 million, respectively.

8.	Property, Plant and Equipment
Property, plant and equipment consisted of the following (in millions):

	As of December 31,
	2021	2020
Land	$20.1	$20.4
Building and equipment	2,086.0	1,973.9
Capitalized software costs	454.9	425.9
Instruments	3,460.4	3,191.0
Construction in progress	116.3	121.9

	6,137.7	5,733.1
Accumulated depreciation	(4,301.1)	(3,869.3)

Property, plant and equipment, net	$1,836.6	$1,863.8

Depreciation expense was $408.1 million, $386.3 million and $370.1 million for the years ended December 31, 2021, 2020 and 2019, respectively.
We had $10.3 million and $22.0 million of property, plant and equipment included in accounts payable as of December 31, 2021 and 2020, respectively.

9.	Transfers of Financial Assets
We have receivables purchase arrangements with unrelated third parties to liquidate portions of our trade accounts receivable balance. The receivables relate to products sold to customers and are short-term in nature. The factorings are treated as sales of our accounts receivable. Proceeds from the transfers reflect either the face value of the accounts receivable or the face value less factoring fees.
We terminated our programs in the U.S. and Japan in the fourth quarter of 2020. We acted as the collection agent on behalf of the third party, but had no significant retained interests or servicing liabilities related to the accounts receivable sold. As of December 31, 2020, we had collected and remitted or repurchased all factored receivables at the time of the termination of those programs in 2020.
In Europe, we sell to a third party and have no continuing involvement or significant risk with the factored accounts receivable.
Funds received from the transfers are recorded as an increase to cash and a reduction of accounts receivable outstanding in the consolidated balance sheets. We report the cash flows attributable to the sale of the receivables to third parties in cash flows from operating activities in our consolidated statements of cash flows. Net expenses resulting from the sales of receivables are recognized in selling, general and administrative expense. Net expenses include any resulting gains or losses from the sales of receivables, credit insurance and factoring fees.
For the years ended December 31, 2021, 2020 and 2019, we sold receivables having an aggregate face value of $153.4 million, $1,269.2 million and $2,989.8 million to third parties in exchange for cash proceeds of $152.3 million, $1,267.6 million and $2,987.6 million, respectively. Expenses recognized on these sales during the years ended December 31, 2021, 2020 and 2019 were not significant. For the years ended December 31, 2020 and 2019, under the U.S. and Japan programs, we collected $1,258.2 million and $2,749.6 million, respectively, from our customers and remitted that amount to the third party, and we effectively repurchased $139.5 million and $166.0 million, respectively, of previously sold accounts receivable from the third party due to the programs’ revolving nature. The initial collection of cash from customers and its remittance to the third party is reflected in net cash provided by/(used in) financing activities in our consolidated statements of cash flows. No amounts were unremitted to third parties as of December 31, 2021 and 2020.
10.	Fair Value Measurements of Assets and Liabilities
The following financial assets and liabilities are recorded at fair value on a recurring basis (in millions):

	As of December 31, 2021
		Fair Value Measurements at Reporting Date Using:
Description	Recorded Balance	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets
Derivatives designated as hedges, current and long-term
Foreign currency forward contracts	$52.4	$—	$52.4	$—
Cross-currency interest rate swaps	23.0	—	23.0	—
Derivatives not designated as hedges, current and long-term
Foreign currency forward contracts	1.1	—	1.1	—

Total Assets	$76.5	$—	$76.5	$—

Liabilities
Derivatives designated as hedges, current and long-term
Foreign currency forward contracts	$0.3	$—	$0.3	$—
Cross-currency interest rate swaps	3.4	—	3.4	—
Interest rate swaps	10.5	—	10.5	—
Derivatives not designated as hedges, current and long-term
Foreign currency forward contracts	1.5	—	1.5	—
Contingent payments related to acquisitions	35.6	—	—	35.6

Total Liabilities	$51.3	$—	$15.7	$35.6

	As of December 31, 2020
		Fair Value Measurements at Reporting Date Using:
Description	Recorded Balance	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets
Derivatives designated as hedges, current and long-term
Foreign currency forward contracts	$0.5	$—	$0.5	$—
Derivatives not designated as hedges, current and long-term
Foreign currency forward contracts	0.9	$—	0.9	$—

Total Assets	$1.4	$—	$1.4	$—

Liabilities
Derivatives designated as hedges, current and long-term
Foreign currency forward contracts	$48.5	$—	$48.5	$—
Cross-currency interest rate swaps	83.3	—	83.3	—
Derivatives not designated as hedges, current and long-term
Foreign currency forward contracts	3.2	—	3.2	—
Contingent payments related to acquisitions	38.2	—	—	38.2

Total Liabilities	$173.2	$—	$135.0	$38.2

We value our foreign currency forward contracts using a market approach based on foreign currency exchange rates obtained from active markets, and we perform ongoing assessments of counterparty credit risk.
We value our interest rate swaps using a market approach based on publicly available market yield curves, foreign currency exchange rates and the terms of our swaps, and we perform ongoing assessments of counterparty credit risk.
Contingent payments related to acquisitions consist of sales-based payments, and are valued using discounted cash flow techniques. The fair value of sales-based payments is based upon probability-weighted future revenue estimates, and increases as revenue estimates increase. See Note 11 for additional information regarding contingent payments related to acquisitions.
The following table provides a reconciliation of the beginning and ending balances of items related to continuing operations measured at fair value on a recurring basis in the tables above that used significant unobservable inputs (Level 3) (in millions):

Level 3 - Liabilities
Contingent payments related to acquisitions
Beginning balance December 31, 2020	$38.2
Change in estimates	7.0
Settlements	(9.5)
Foreign currency impact	(0.1)

Ending balance December 31, 2021	$35.6

Changes in estimates for contingent payments related to acquisitions included in continuing operations are recognized in Acquisition, integration, divestiture and related expenses on our consolidated statements of earnings.

11.	Acquisitions
In the fourth quarter of 2020, we completed the acquisitions of A&E Medical Corporation (“A&E Medical”), a sternal closure company, and Relign Corp. (“Relign”), an arthroscopy equipment company (collectively referred to as the “2020 acquisitions”). The 2020 acquisitions were completed primarily to expand our product offerings in the CMFT and sports medicine markets. The total aggregate cash consideration paid in 2020 related to the 2020 acquisitions was $235.7 million. An additional $145.0 million of guaranteed deferred payments were made in 2021 and were included in other current liabilities on the consolidated balance sheet as of December 31, 2020. We assigned a fair value of $23.0 million for potential additional payments as of the acquisition dates related to these acquisitions that are contingent on the respective acquired companies’ future product sales. The estimated fair value of the aggregate contingent payment liabilities was calculated based on the probability of achieving the specified sales growth and discounting to present value the estimated payments.
The goodwill related to the 2020 acquisitions represents the excess of the consideration transferred over the fair value of the net assets acquired. The goodwill related to the 2020 acquisitions is generated from the operational synergies and cross-selling opportunities we expect to achieve from the technologies acquired. None of the goodwill related to these acquisitions is expected to be deductible for tax purposes.
The following table summarizes the aggregate final estimates of fair value of the assets acquired and liabilities assumed related to the 2020 acquisitions (in millions):

Current assets	$30.5
Intangible assets subject to amortization:
Technology	147.9
Trademarks and trade names	1.5
Customer relationships	92.7
Goodwill	172.6
Other assets	5.1

Total assets acquired	450.3

Current liabilities	4.6
Deferred income taxes	42.0

Total liabilities assumed	46.6

Net assets acquired	$403.7

In the year ended December 31, 2021, we adjusted the preliminary fair values that were recognized as of December 31, 2020. The adjustments primarily related to the customer relationships intangible assets and the related deferred income tax liability as we refined our estimates by analyzing historical purchasing patterns of existing customers. The adjustment did not result in a significant change to intangible asset amortization expense recognized in the year ended December 31, 2021 that would have been recognized in the previous period if the adjustment were recognized as of the acquisition date. In addition, we revised our estimates related to net operating loss carryforwards based on updated tax calculations which reduced our deferred income tax liability and goodwill correspondingly. There were no other significant adjustments during the year ended December 31, 2021.
The weighted average amortization period selected for technology, trademarks and trade names, and customer relationships were 13 years, 12 years, and 15 years, respectively.
We have not included pro forma information and certain other information under GAAP for the 2020 acquisitions because they did not have a material impact on our financial position or results of operations.

12.	Goodwill and Other Intangible Assets
The following table summarizes the changes in the carrying amount of goodwill related to continuing operations (in millions):

	Americas	EMEA	Asia Pacific	Total
Balance at January 1, 2020
Goodwill	$7,884.6	$1,333.8	$553.4	$9,771.8
Accumulated impairment losses	(7.7)	(567.0)	—	(574.7)

	7,876.9	766.8	553.4	9,197.1
Other acquisitions	129.8	10.9	8.9	149.6
Currency translation	74.7	18.2	13.5	106.4
Impairment	—	(470.0)	—	(470.0)

Balance at December 31, 2020
Goodwill	8,089.1	1,362.9	575.8	10,027.8
Accumulated impairment losses	(7.7)	(1,037.0)	—	(1,044.7)

	8,081.4	325.9	575.8	8,983.1
Purchase accounting adjustments	15.4	5.2	2.3	22.9
Other acquisitions	2.4	—	—	2.4
Currency translation	(61.1)	(13.8)	(14.1)	(89.0)

Balance at December 31, 2021
Goodwill	8,045.8	1,354.3	564.0	9,964.1
Accumulated impairment losses	(7.7)	(1,037.0)	—	(1,044.7)

	$8,038.1	$317.3	$564.0	$8,919.4

We perform our annual test of goodwill impairment in the fourth quarter of every year. In connection with the 2021 annual goodwill impairment test in the fourth quarter of 2021, we estimated the fair value of our Americas Orthopedics, Americas CMFT, EMEA, and Asia Pacific reporting units using the income and market approaches. In the annual 2021 test, all our reporting units exceeded their carrying values by more than 20 percent.
As discussed further in Note 11, we purchased A&E Medical and Relign during the year ended December 31, 2020, resulting in additional goodwill in 2020 and subsequent fair value adjustments recognized in 2021 as well.
As of March 31, 2020, we tested two of our reporting units for impairment due to: i) the significant adverse effect the
COVID-19
pandemic was expected to have on our operating results, and ii) a change in reportable segments in the first quarter of 2020, which changed the cash flows and asset compositions of certain reporting units. This resulted in a goodwill impairment charge of $470.0 million recognized for our EMEA reporting unit. The remaining two reporting units with goodwill assigned to them were not tested for impairment as we concluded it is more likely than not the fair value of these reporting units exceeded their carrying value.
The impairment charge of $470.0 million in our EMEA reporting unit was primarily due to the
COVID-19
pandemic and reportable segment change. The
COVID-19
pandemic has had a significant adverse effect on both the operational and non-operational
assumptions used to estimate the fair value of our EMEA reporting unit. The significant decline in our share price and that of most other publicly-traded companies resulted in us utilizing a higher risk-adjusted discount rate compared to the rate used in our previous annual goodwill impairment test to discount our future estimated cash flows to present value. On an operational basis, due to the deferral of elective surgical procedures, at the time of March 31, 2020 impairment test, we estimated that our cash flows in 2020 would be significantly lower than previously estimated in our prior annual goodwill impairment test. The change in reportable segments resulted in additional impairment due to additional assets being allocated to the EMEA reporting unit. As of December 31, 2021, $317.3 million of goodwill remained in the EMEA reporting unit.
The second reporting unit we tested for impairment, Americas CMFT, had an estimated fair value that exceeded its carrying value by less than 5 percent. The Americas CMFT reporting unit’s estimated fair value was also adversely impacted by the
COVID-19
pandemic similar to our EMEA reporting unit. As of December 31, 2021, $290.9 million of goodwill remained in the Americas CMFT reporting unit.
We estimated the fair value of the EMEA and Americas CMFT reporting units based on income and market approaches. Fair value under the income approach was determined by discounting to present value the estimated future cash flows of the reporting unit. Fair value under the market approach utilized the guideline public company methodology, which uses valuation indicators from publicly-traded companies that are similar to our EMEA and Americas CMFT reporting units and considers differences between our reporting unit and the comparable companies.

In estimating the future cash flows of the reporting units, we utilized a combination of market and company-specific inputs that a market participant would use in assessing the fair value of the reporting units. The primary market input was revenue growth rates. These rates were based upon historical trends and estimated future growth drivers such as an aging global population, obesity and more active lifestyles. The impact of declining revenues from the
COVID-19
pandemic was included in the future cash flows. Significant company specific inputs included assumptions regarding how the reporting units could leverage operating expenses as revenue grows and the impact any of our differentiated products or new products will have on revenues.
Under the guideline public company methodology, we took into consideration specific risk differences between our reporting unit and the comparable companies, such as recent financial performance, size risks and product portfolios, among other considerations.
We will continue to monitor the fair value of our reporting units in our interim and annual reporting periods. If our estimated cash flows decrease, we may have to record further impairment charges in the future. Factors that could result in our cash flows being lower than our current estimates include: 1) additional recurrence of the
COVID-19
virus, including variants, causes hospitals to defer elective surgical procedures, 2) decreased revenues caused by unforeseen changes in the healthcare market, or our inability to generate new product revenue from our research and development activities, and 3) our inability to achieve the estimated operating margins in our forecasts from our restructuring programs, cost saving initiatives, and other unforeseen factors. Additionally, changes in the broader economic environment could cause changes to our estimated discount rates and comparable company valuation indicators, which may impact our estimated fair values.

The components of identifiable intangible assets related to continuing operations were as follows (in millions):

	Technology	Intellectual Property Rights	Trademarks and Trade Names	Customer Relationships	IPR&D	Other	Total
As of December 31, 2021:
Intangible assets subject to amortization:
Gross carrying amount	$2,930.7	$381.9	$522.1	$5,109.1	$—	$136.6	$9,080.4
Accumulated amortization	(1,537.1)	(230.2)	(230.7)	(1,939.5)	—	(79.3)	(4,016.8)
Intangible assets not subject to amortization:
Gross carrying amount	—	—	457.0	—	13.0	—	470.0

Total identifiable intangible assets	$1,393.6	$151.7	$748.4	$3,169.6	$13.0	$57.3	$5,533.6

As of December 31, 2020:
Intangible assets subject to amortization:
Gross carrying amount	$2,992.0	$381.9	$527.1	$5,194.7	$—	$98.6	$9,194.3
Accumulated amortization	(1,372.4)	(210.3)	(202.3)	(1,670.8)	—	(66.3)	(3,522.1)
Intangible assets not subject to amortization:
Gross carrying amount	—	—	462.7	—	29.5	—	492.2

Total identifiable intangible assets	$1,619.6	$171.6	$787.5	$3,523.9	$29.5	$32.3	$6,164.4

We recognized IPR&D intangible asset impairment charges of $16.3 million, $33.0 million and $70.1 million in the years ended December 31, 2021, 2020 and 2019, respectively, in “Goodwill and intangible asset impairment” on our consolidated statements of earnings. These impairments were the result of terminated projects or delays and additional costs related to a project. Since these projects had a low probability of success or were not a priority, their terminations are not expected to have a significant impact on our future cash flows.
Estimated annual amortization expense based upon intangible assets recognized as of December 31, 2021 for the years ending December 31, 2022 through 2026 is (in millions):

For the Years Ending December 31,
2022	$521.5
2023	515.2
2024	506.4
2025	459.9
2026	408.3

13.	Other Current Liabilities
Other current liabilities consisted of the following (in millions):

	As of December 31,
	2021	2020
Other current liabilities:
License and service agreements	$133.9	$147.1
Salaries, wages and benefits	317.6	282.4
Litigation and product liability	199.9	150.3
Deferred business combination payments	—	145.0
Accrued liabilities	665.7	787.0

Total other current liabilities	$1,317.1	$1,511.8

We have reclassified certain previously reported components of other current liabilities to conform to the current year presentation.

14.	Debt
Our debt consisted of the following (in millions):

	As of December 31,
	2021	2020
Current portion of long-term debt
Floating Rate Notes due 2021	—	200.0
3.375% Senior Notes due 2021	—	300.0
3.150% Senior Notes due 2022	750.0	—
1.414% Euro Notes due 2022	568.6	—
Japan Term Loan A	101.6	—
Japan Term Loan B	184.9	—

Total short-term debt	$1,605.1	$500.0

Long-term debt
3.150% Senior Notes due 2022	—	750.0
3.700% Senior Notes due 2023	86.3	300.0
1.450% Senior Notes due 2024	850.0	—
3.550% Senior Notes due 2025	863.0	2,000.0
3.050% Senior Notes due 2026	600.0	600.0
3.550% Senior Notes due 2030	257.5	900.0
2.600% Senior Notes due 2031	750.0	—
4.250% Senior Notes due 2035	253.4	253.4
5.750% Senior Notes due 2039	317.8	317.8
4.450% Senior Notes due 2045	395.4	395.4
1.414% Euro Notes due 2022	—	611.8
2.425% Euro Notes due 2026	568.6	611.8
1.164% Euro Notes due 2027	568.6	611.8
Japan Term Loan A	—	113.3
Japan Term Loan B	—	206.3
Debt discount and issuance costs	(36.4)	(48.2)
Adjustment related to interest rate swaps	(10.5)	3.1

Total long-term debt	$5,463.7	$7,626.5

At December 31, 2021, our total current and
non-current
debt of $7.1 billion consisted of $6.8 billion aggregate principal amount of senior notes, which included €1.5 billion of Euro-denominated senior notes (“Euro notes”), an ¥11.7 billion Japanese Yen term loan agreement (“Japan Term Loan A”) and a ¥21.3 billion Japanese Yen term loan agreement (“Japan Term Loan B”) that each will mature on September 27, 2022, partially offset by fair value adjustments totaling $10.5 million and debt discount and issuance costs of $36.4 million.
In 2021, we redeemed the $200.0 million outstanding principal amount of our Floating Rate Notes due 2021 and the $300.0 million outstanding principal amount of our 3.375% Senior Notes due 2021, in each case at a redemption price equal to 100% of the aggregate principal amount of the senior notes being redeemed, plus accrued and unpaid interest.

On November 24, 2021, we completed the offering of $850.0 million aggregate principal amount of our 1.450% Senior Notes due November 22, 2024 and $750.0 million aggregate principal amount of our 2.600% Senior Notes due November 24, 2031. Interest is payable on the 1.450% Senior Notes due 2024 on May 22 and November 22 of each year until maturity. Interest is payable on the 2.600% Senior Notes due 2031 on May 24 and November 24 of each year until maturity. We received net proceeds of $1,599.8 million.
On November 15, 2021, we commenced cash tender offers to purchase certain outstanding senior notes. The proceeds from the senior notes offering described above, together with cash on hand, were used to pay for the senior notes purchased in the cash tender offers. The cash tender offers resulted in the following principal amount of the notes tendered: $213.7 million of the 3.700% Senior Notes due 2023, $1,137.0 million of the 3.550% Senior Notes due 2025, and $642.5 million of the 3.550% Senior Notes due 2030. As a result, we recorded a loss on the extinguishment of debt in the amount of $165.1 million in our consolidated statement of earnings for the year ended December 31, 2021. The components of this loss were the reacquisition price of $2,154.8 million minus the carrying value of the debt of $1,982.7 million (including debt discount and issuance costs) plus debt tender fees of $5.0 million minus a gain of $12.0 million on a reverse treasury lock that we entered into to offset any increases or decreases to the premium associated with the tender offer from the date we entered into the lock.
On December 30, 2020, we redeemed $250.0 million of the $450.0 million outstanding principal amount of our Floating Rate Notes due 2021, with cash on hand.
On March 20, 2020, we completed the offering of $600.0 million aggregate principal amount of our 3.050% Senior Notes due on January 15, 2026 and $900.0 million aggregate principal amount of our 3.550% Senior Notes due on March 20, 2030. Interest is payable on the 3.050% Senior Notes due 2026 on January 15 and July 15 of each year until maturity. Interest payable on the 3.550% Senior Notes is payable semi-annually, commencing on September 20, 2020 until maturity. The proceeds from this senior notes offering, together with cash on hand, were used to repay at maturity the $1.5 billion outstanding principal amount of our 2.700% Senior Notes due on April 1, 2020.
On August 20, 2021, we entered into a new five-year revolving credit agreement (the “2021 Five-Year Credit Agreement”) and a new
364-day
revolving credit agreement (the “2021
364-Day
Revolving Credit Agreement”), as described below. These credit agreements will be used for general corporate purposes.
The 2021 Five-Year Credit Agreement contains a five-year unsecured revolving facility of $1.5 billion (the “2021 Five-Year Revolving Facility”). The 2021 Five-Year Credit Agreement replaces the previous revolving credit agreement (the “2019 Credit Agreement”), which contained a five-year unsecured multicurrency revolving facility of $1.5 billion (the “2019 Multicurrency Revolving Facility”). There were no borrowings outstanding under the 2019 Credit Agreement at the time it was terminated.
The 2021 Five-Year Credit Agreement will mature on August 20, 2026, with two one-year
extensions exercisable at our discretion and subject to required lender consent. The 2021 Five-Year Credit Agreement also includes an uncommitted incremental feature allowing us to request an increase of the facility by an aggregate amount of up to $500.0 million. As of December 31, 2021, there were no outstanding borrowings under the 2021 Five-Year Revolving Facility.
Borrowings under the 2021 Five-Year Credit Agreement bear interest at floating rates, based upon either LIBOR for the applicable interest period or at an alternate base rate, in each case, plus an applicable margin determined by reference to our senior unsecured long-term debt credit rating. We pay a facility fee on the aggregate amount of the 2021 Five-Year Revolving Facility at a rate determined by reference to our senior unsecured long-term debt credit rating. The 2021 Five-Year Credit Agreement contains customary affirmative and negative covenants and events of default for unsecured financing arrangements, including, among other things, limitations on consolidations, mergers, and sales of assets. The Five-Year Credit Agreement also requires us to maintain a consolidated indebtedness to consolidated EBITDA ratio of no greater than 4.5 to 1.0 as of the last day of any period of four consecutive fiscal quarters (with such ratio subject to increase to 5.0 to 1.0 for a period of time in connection with a qualified material acquisition and certain other restrictions). We were in compliance with all covenants under the 2021 Five-Year Credit Agreement as of December 31, 2021.

The 2021
364-Day
Revolving Credit Agreement is an unsecured revolving credit facility in the principal amount of $1.0 billion (the “2021
364-Day
Revolving Facility”). The 2021
364-Day
Revolving Credit Agreement replaced a credit agreement entered into on September 18, 2020 which was also a
364-day
unsecured revolving credit facility of $1.0 billion (the “September 2020 Revolving Facility”). There were no borrowings outstanding under the September 2020 Revolving Facility when it was terminated.
The 2021
364-Day
Revolving Facility will mature on August 19, 2022. Borrowings under the 2021
364-Day
Revolving Credit Agreement bear interest at floating rates based upon either LIBOR for the applicable interest period or at an alternate base rate, in each case, plus an applicable margin determined by reference to our senior unsecured long-term debt credit rating. We pay a facility fee on the aggregate amount of the 2021
364-Day
Revolving Facility at a rate determined by reference to our senior unsecured long-term debt credit rating. The 2021
364-Day
Revolving Credit Agreement contains customary affirmative and negative covenants and events of default for an unsecured financing arrangement including, among other things, limitations on consolidations, mergers, and sales of assets. The 2021
364-Day
Revolving Credit Agreement also requires us to maintain a consolidated indebtedness to consolidated EBITDA ratio of no greater than 4.5 to 1.0 as of the last day of any period of four consecutive fiscal quarters (with such ratio subject to increase to 5.0 to 1.0 in connection with a qualified material acquisition and certain other restrictions). We were in compliance with all covenants under the 2021
364-Day
Revolving Credit Agreement, as of December 31, 2021. As of December 31, 2021, there were no outstanding borrowings under the 2021
364-Day
Revolving Credit Agreement.
The estimated fair value of our senior notes as of December 31, 2021, based on quoted prices for the specific securities from transactions in over-the-counter
markets (Level 2), was $7,216.4 million. The estimated fair value of Japan Term Loan A and Japan Term Loan B, in the aggregate, as of December 31, 2021, based upon publicly available market yield curves and the terms of the debt (Level 2), was $286.2 million.
We entered into interest rate swap agreements which we designated as fair value hedges of underlying fixed-rate obligations on our senior notes due 2019 and 2021. These fair value hedges were settled in 2016. In 2018 and 2019, we entered into cross-currency interest rate swaps that we designated as net investment hedges. The excluded component of these net investment hedges is recorded in interest expense, net. See Note 1
6
for additional information regarding our interest rate swap agreements.
At December 31, 2021 and 2020, the weighted average interest rate for our borrowings was 2.8 percent and 3.0 percent, respectively. We paid $219.0 million, $193.1 million, and $226.9 million in interest during 2021, 2020, and 2019, respectively.

15.	Accumulated Other Comprehensive Income
AOCI refers to certain gains and losses that under GAAP are included in comprehensive income but are excluded from net earnings as these amounts are initially recorded as an adjustment to stockholders’ equity. Amounts in AOCI may be reclassified to net earnings upon the occurrence of certain events.
Our AOCI is comprised of foreign currency translation adjustments, unrealized gains and losses on cash flow hedges, and amortization of prior service costs and unrecognized gains and losses in actuarial assumptions on our defined benefit plans. Foreign currency translation adjustments are reclassified to net earnings upon sale or upon a complete or substantially complete liquidation of an investment in a foreign entity. Unrealized gains and losses on cash flow hedges are reclassified to net earnings when the hedged item affects net earnings. Amounts related to defined benefit plans that are in AOCI are reclassified over the service periods of employees in the plan. See Note 1
7
for more information on our defined benefit plans.
The following table shows the changes in the components of AOCI, net of tax (in millions):

	Foreign	Cash	Defined
	Currency	Flow	Benefit	Total
	Translation	Hedges	Plan Items	AOCI
Balance December 31, 2020	$(7.2)	$(55.6)	$(235.0)	$(297.8)
AOCI before reclassifications	(99.9)	86.4	73.5	60.0
Reclassifications to statements of earnings	—	1.3	4.9	6.2

Balance December 31, 2021	$(107.1)	$32.1	$(156.6)	$(231.6)

The following table shows the reclassification adjustments from AOCI (in millions):

	Amount of Gain / (Loss)
	Reclassified from AOCI
	For the Years Ended December 31,			Location on
Component of AOCI	2021	2020	2019	Statements of Earnings
Cash flow hedges
Foreign exchange forward contracts	$(0.8)	$45.4	$38.4	Cost of products sold
Interest rate swaps	—	—	2.8	Interest expense, net
Forward starting interest rate swaps	(0.6)	(0.6)	(0.6)	Interest expense, net

	(1.4)	44.8	40.6	Total before tax
	(0.1)	6.3	5.5	Provision (benefit) for income taxes

	$(1.3)	$38.5	$35.1	Net of tax

Defined benefit plans
Prior service cost	$4.0	$3.9	$7.3	Other income (expense), net
Curtailment gain	—	—	7.2	Other income (expense), net
Unrecognized actuarial loss	(11.1)	(8.5)	(21.8)	Other income (expense), net

	(7.1)	(4.6)	(7.3)	Total before tax
	(2.2)	(1.7)	(2.3)	Provision (benefit) for income taxes

	$(4.9)	$(2.9)	$(5.0)	Net of tax

Total reclassifications	$(6.2)	$35.6	$30.1	Net of tax

The following table shows the tax effects on each component of AOCI recognized in our consolidated statements of comprehensive income (loss) (in millions):

	For the Years Ended December 31,
	Before Tax			Tax			Net of Tax
	2021	2020	2019	2021	2020	2019	2021	2020	2019
Foreign currency cumulative translation adjustments	$(54.8)	$(43.4)	$12.1	$45.1	$(69.0)	$13.6	$(99.9)	$25.6	$(1.5)
Unrealized cash flow hedge gains (losses)	102.5	(42.7)	34.6	16.1	(9.2)	4.0	86.4	(33.5)	30.6
Reclassification adjustments on cash flow hedges	1.4	(44.8)	(40.6)	0.1	(6.3)	(5.5)	1.3	(38.5)	(35.1)
Adjustments to prior service cost and unrecognized actuarial assumptions	96.9	(20.9)	(56.4)	18.5	(11.4)	(7.9)	78.4	(9.5)	(48.5)

Total Other Comprehensive Income (Loss)	$146.0	$(151.8)	$(50.3)	$79.8	$(95.9)	$4.2	$66.2	$(55.9)	$(54.5)

16.	Derivative Instruments and Hedging Activities
We are exposed to certain market risks relating to our ongoing business operations, including foreign currency exchange rate risk, commodity price risk, interest rate risk and credit risk. We manage our exposure to these and other market risks through regular operating and financing activities. Currently, the only risks that we manage through the use of derivative instruments are interest rate risk and foreign currency exchange rate risk.
Interest Rate Risk
Derivatives Designated as Fair Value Hedges
We currently use
fixed-to-variable
interest rate swaps to manage our exposure to interest rate risk from our cash investments and debt portfolio. These derivative instruments are designated as fair value hedges under GAAP. Changes in the fair value of the derivative instrument are recorded in current earnings and are offset by gains or losses on the underlying debt instrument
.
In June 2021, we entered into $1 billion of
fixed-to-variable
interest rate swaps that we have designated as fair value hedges of $1 billion of our fixed rate debt obligations.
In prior years, we entered into various
fixed-to-variable
interest rate swap agreements that were accounted for as fair value hedges of our senior notes due 2021. In August 2016, we received cash for these interest rate swap assets by terminating the hedging instruments with the counterparties. There was no remaining unamortized balance as of December 31, 2021 related to these discontinued hedges, since the unamortized balance was recognized in full upon the end of the maturity period of the hedged senior notes in the third quarter of 2021. As of December 31, 2021 and December 31, 2020, the following amounts were recorded on our consolidated balance sheets related to cumulative basis adjustments for fair value hedges (in millions):

	Carrying Amount of the Hedged Liabilities		Cumulative Amount of Fair Value Hedging Adjustment Included in the Carrying Amount of the Hedged Liabilities
Balance Sheet Line Item	December 31, 2021	December 31, 2020	December 31, 2021	December 31, 2020
Current portion of long-term debt	$—	$303.0	$—	$3.1
Long-term debt	985.2	—	(10.5)	—
Derivatives Designated as Cash Flow Hedges
In 2014, we entered into forward starting interest rate swaps that were designated as cash flow hedges of our thirty-year tranche of senior notes (the 4.450% Senior Notes due 2045) we expected to issue in 2015. The forward starting interest rate swaps mitigated the risk of changes in interest rates prior to the completion of the notes offering. The interest rate swaps were settled, and the remaining loss to be recognized at December 31, 2021 was $25.3 million, which will be recognized using the effective interest rate method over the remaining maturity period of the hedged notes.
Foreign Currency Exchange Rate Risk
We operate on a global basis and are exposed to the risk that our financial condition, results of operations and cash flows could be adversely affected by changes in foreign currency exchange rates. To reduce the potential effects of foreign currency exchange rate movements on net earnings, we enter into derivative financial instruments in the form of foreign currency exchange forward contracts with major financial institutions. We also designated our Euro notes and other foreign currency exchange forward contracts as net investment hedges of investments in foreign subsidiaries. We are primarily exposed to foreign currency exchange rate risk with respect to transactions and net assets denominated in Euros, Swiss Francs, Japanese Yen, British Pounds, Canadian Dollars, Australian Dollars, Korean Won, Swedish Krona, Czech Koruna, Thai Baht, Taiwan Dollars, South African Rand, Russian Rubles, Indian Rupees, Turkish Lira, Polish Zloty, Danish Krone, and Norwegian Krone. We do not use derivative financial instruments for trading or speculative purposes.
Derivatives Designated as Net Investment Hedges
We are exposed to the impact of foreign exchange rate fluctuations in the investments in our wholly-owned foreign subsidiaries that are denominated in currencies other than the U.S. Dollar. In order to mitigate the volatility in foreign exchange rates, we issued Euro Notes in December 2016 and November 2019, as discussed in Note 1
4
, and designated 100 percent of the Euro Notes to hedge our net investment in certain wholly-owned foreign subsidiaries that have a functional currency of Euro. All changes in the fair value of the hedging instrument designated as a net investment hedge are recorded as a component of AOCI in our consolidated balance sheets.
At December 31, 2021, we had receive-fixed-rate,
pay-fixed-rate
cross-currency interest rate swaps with notional amounts outstanding of Euro 675 million, Japanese Yen 7 billion and Swiss Franc 50 million. These transactions further hedge our net investment in certain wholly-owned foreign subsidiaries that have a functional currency of Euro, Japanese Yen and Swiss Franc. All changes in the fair value of a derivative instrument designated as a net investment hedge are recorded as a component of AOCI in the consolidated balance sheets. The portion of this change related to the excluded component will be amortized into earnings over the life of the derivative while the remainder will be recorded in AOCI until the hedged net investment is sold or substantially eliminated. We recognize the excluded component in interest expense, net on our consolidated statements of earnings. The net cash received related to the receive-fixed-rate, pay-fixed-rate
component of the cross-currency interest rate swaps is reflected in investing cash flows in our consolidated statements of cash flows. In the twelve-month period ended December 31, 2021, Euro 775 million of these cross-currency interest rate swaps matured at a loss of $40.0 million. The settlement of this loss with the counterparties is reflected in investing cash flows in our consolidated statements of cash flows and will remain in AOCI on our consolidated balance sheet until the hedged net investment is sold or substantially liquidated.
Derivatives Designated as Cash Flow Hedges
Our revenues are generated in various currencies throughout the world. However, a significant amount of our inventory is produced in U.S. Dollars. Therefore, movements in foreign currency exchange rates may have different proportional effects on our revenues compared to our cost of products sold. To minimize the effects of foreign currency exchange rate movements on cash flows, we hedge intercompany sales of inventory expected to occur within the next 30 months with foreign currency exchange forward contracts. We designate these derivative instruments as cash flow hedges.
We perform quarterly assessments of hedge effectiveness by verifying and documenting the critical terms of the hedge instrument and confirming that forecasted transactions have not changed significantly. We also assess on a quarterly basis whether there have been adverse developments regarding the risk of a counterparty default. For derivatives which qualify as hedges of future cash flows, the gains and losses are temporarily recorded in AOCI and then recognized in cost of products sold when the hedged item affects net earnings. On our consolidated statements of cash flows, the settlements of these cash flow hedges are recognized in operating cash flows.
For foreign currency exchange forward contracts outstanding at December 31, 2021, we had obligations to purchase U.S. Dollars and sell Euros, Japanese Yen, British Pounds, Canadian Dollars, Australian Dollars, Korean Won, Swedish Krona, Czech Koruna, Thai Baht, Taiwan Dollars, South African Rand, Russian Rubles, Indian Rupees, Polish Zloty, Danish Krone, and Norwegian Krone and obligations to purchase Swiss Francs and sell U.S. Dollars. These derivatives mature at dates ranging from January 2022 through June 2024. As of December 31, 2021, the notional amounts of outstanding forward contracts entered into with third parties to purchase U.S. Dollars were $1,295.2 million. As of December 31, 2021, the notional amounts of outstanding forward contracts entered into with third parties to purchase Swiss Francs were $347.0 million.
Derivatives Not Designated as Hedging Instruments
We enter into foreign currency forward exchange contracts with terms of one to three months to manage currency exposures for monetary assets and liabilities denominated in a currency other than an entity’s functional currency. Any foreign currency re-measurement
gains/losses recognized in earnings are generally offset with gains/losses on the foreign currency forward exchange contracts in the same reporting period. The amount of these gains/losses is recorded in other income (expense), net. Outstanding contracts are recorded on the balance sheet at fair value as of the end of the reporting period. The notional amounts of these contracts are typically in a range of $1.5 billion to $2.0 billion per quarter.
As discussed in Note 1
4
, in 2021 we entered into a reverse treasury lock related to our bond tender offer to offset any increases or decreases to the premium associated with the tender offer from the date we entered into the lock. We recognized a gain of $12.0 million that was included in the loss on early extinguishment of debt.

Income Statement Presentation
Derivatives Designated as Cash Flow Hedges
Derivative instruments designated as cash flow hedges had the following effects, before taxes, on AOCI and net earnings on our consolidated statements of earnings, consolidated statements of comprehensive income (loss) and consolidated balance sheets (in millions):

	Amount of Gain / (Loss)				Amount of Gain / (Loss)
	Recognized in AOCI			Location on	Reclassified from AOCI
	Years Ended December 31,			Statement of	Years Ended December 31,
Derivative Instrument	2021	2020	2019	Earnings	2021	2020	2019
Foreign exchange forward contracts	$102.5	$(42.7)	$34.6	Cost of products sold	$(0.8)	$45.4	$38.4
Interest rate swaps	—	—	—	Interest expense, net	—	—	2.8
Forward starting interest rate swaps	—	—	—	Interest expense, net	(0.6)	(0.6)	(0.6)

	$102.5	$(42.7)	$34.6		$(1.4)	$44.8	$40.6

The fair value of outstanding derivative instruments designated as cash flow hedges and recorded on the consolidated balance sheet at December 31, 2021, together with settled derivatives where the hedged item has not yet affected earnings, was a net unrealized gain of $33.8 million, or $32.1 million after taxes, which is deferred in AOCI. A gain of $27.9 million, or $23.6 million after taxes, is expected to be reclassified to earnings in cost of products sold and a loss of $0.7 million, or $0.5 million after taxes, is expected to be reclassified to earnings in interest expense, net over the next twelve months.
The following table presents the effects of fair value, cash flow and net investment hedge accounting on our consolidated statements of earnings (in millions):

	Location and Amount of Gain/(Loss) Recognized in Income on Fair Value, Cash Flow and Net Investment Hedging Relationships
	Years Ended December 31,
	2021		2020		2019
	Cost of	Interest	Cost of	Interest	Cost of	Interest
	Products	Expense,	Products	Expense,	Products	Expense,
	Sold	Net	Sold	Net	Sold	Net
Total amounts of income and expense line items presented in the statements of earnings in which the effects of fair value, cash flow and net investment hedges are recorded	$1,960.4	$(208.4)	$1,824.3	$(212.1)	$1,943.7	$(227.0)
The effects of fair value, cash flow and net investment hedging:
Gain on fair value hedging relationships
Discontinued interest rate swaps	—	3.1	—	3.3	—	8.2
Interest rate swaps	—	6.4	—	—	—	—
Gain (loss) on cash flow hedging relationships
Foreign exchange forward contracts	(0.8)	—	45.4	—	38.4	—
Interest rate swaps	—	—	—	—	—	2.8
Forward starting interest rate swaps	—	(0.6)	—	(0.6)	—	(0.6)
Gain on net investment hedging relationships
Cross-currency interest rate swaps	—	37.5	—	53.5	—	52.2

Derivatives Not Designated as Hedging Instruments
The following gains/(losses) from these derivative instruments were recognized on our consolidated statements of earnings (in millions):

	Location on	Years Ended December 31,
Derivative Instrument	Statements of Earnings	2021	2020	2019
Foreign exchange forward contracts	Other income (expense), net	$(1.8)	$10.6	$(11.0)
Reverse treasury lock	Other income (expense), net	12.0	—	—

These gains/(losses) do not reflect losses of $3.7 million, $22.8 million and $3.4 million in 2021, 2020 and 2019, respectively, recognized in other income (expense), net as a result of foreign currency re-measurement
of monetary assets and liabilities denominated in a currency other than an entity’s functional currency.
Balance Sheet Presentation
As of December 31, 2021 and 2020, all derivative instruments are recorded at fair value on our consolidated balance sheets. On our consolidated balance sheets, we recognize individual forward contracts with the same counterparty on a net asset/liability basis if we have a master netting agreement with the counterparty. Under these master netting agreements, we are able to settle derivative instrument assets and liabilities with the same counterparty in a single transaction, instead of settling each derivative instrument separately. We have master netting agreements with all of our counterparties.
The fair value of derivative instruments on a gross basis is as follows (in millions):

	As of December 31, 2021		As of December 31, 2020
	Balance Sheet	Fair	Balance Sheet	Fair
	Location	Value	Location	Value
Asset Derivatives Designated as Hedges
Foreign exchange forward contracts	Other current assets	$42.3	Other current assets	$12.2
Cross-currency interest rate swaps	Other current assets	16.3	Other current assets	—
Foreign exchange forward contracts	Other assets	20.9	Other assets	3.7
Cross-currency interest rate swaps	Other assets	6.7	Other assets	—

Total asset derivatives		$86.2		$15.9

Asset Derivatives Not Designated as Hedges
Foreign exchange forward contracts	Other current assets	$1.4	Other current assets	$1.5
Liability Derivatives Designated as Hedges
Foreign exchange forward contracts	Other current liabilities	$9.6	Other current liabilities	$37.4
Cross-currency interest rate swaps	Other current liabilities	0.1	Other current liabilities	55.0
Foreign exchange forward contracts	Other long-term liabilities	1.5	Other long-term liabilities	26.5
Cross-currency interest rate swaps	Other long-term liabilities	3.3	Other long-term liabilities	28.3
Interest rate swaps	Other long-term liabilities	10.5	Other long-term liabilities	—

Total liability derivatives		$25.0		$147.2

Liability Derivatives Not Designated as Hedges
Foreign exchange forward contracts	Other current liabilities	$1.8	Other current liabilities	$3.8

The table below presents the effects of our master netting agreements on our consolidated balance sheets (in millions):

		As of December 31, 2021			As of December 31, 2020
Description	Location	Gross Amount	Offset	Net Amount in Balance Sheet	Gross Amount	Offset	Net Amount in Balance Sheet
Asset Derivatives
Cash flow hedges	Other current assets	$42.3	$9.5	$32.8	$12.2	$11.7	$0.5
Cash flow hedges	Other assets	20.9	1.3	19.6	3.7	3.7	—
Derivatives not designated as hedges	Other current assets	1.4	0.3	1.1	1.5	0.6	0.9
Liability Derivatives
Cash flow hedges	Other current liabilities	9.6	9.5	0.1	37.4	11.7	25.7
Cash flow hedges	Other long-term liabilities	1.5	1.3	0.2	26.5	3.7	22.8
Derivatives not designated as hedges	Other current liabilities	1.8	0.3	1.5	3.8	0.6	3.2
The following net investment hedge gains (losses) were recognized on our consolidated statements of comprehensive income (loss) (in millions):

	Amount of Gain / (Loss)
	Recognized in AOCI
	Years Ended December 31,
Derivative Instrument	2021	2020	2019
Euro Notes	$129.6	$(151.5)	$10.7
Cross-currency interest rate swaps	103.0	(143.8)	47.9

	$232.6	$(295.3)	$58.6

17.	Retirement Benefit Plans
We have defined benefit pension plans covering certain U.S. and Puerto Rico employees. Plan benefits are primarily based on years of credited service and the participant’s average eligible compensation. The U.S. and Puerto Rico plans are frozen; meaning there are no new participants that can join the plan and participants in the plan do not accrue additional years of service or compensation. In addition to the U.S. and Puerto Rico defined benefit pension plans, we sponsor various foreign pension arrangements, including retirement and termination benefit plans required by local law or coordinated with government sponsored plans.
We use a December 31 measurement date for our benefit plans.
Defined Benefit Plans
The components of net pension expense for our defined benefit retirement plans were as follows (in millions):

	For the Years Ended December 31,
	U.S. and Puerto Rico			Foreign
	2021	2020	2019	2021	2020	2019
Service cost	$0.9	$0.7	$7.1	$24.7	$24.7	$19.0
Interest cost	10.5	13.9	16.2	4.9	5.4	9.0
Expected return on plan assets	(29.8)	(32.9)	(32.4)	(15.6)	(13.3)	(13.4)
Curtailment gain	—	—	(7.2)	—	—	—
Settlements	6.4	0.5	0.8	0.5	(0.5)	—
Amortization of prior service cost	0.3	0.3	(3.4)	(4.3)	(4.2)	(3.9)
Amortization of unrecognized actuarial loss	8.6	7.2	19.3	2.5	1.3	2.5

Net periodic benefit (income) expense	$(3.1)	$(10.3)	$0.4	$12.7	$13.4	$13.2

In our consolidated statements of earnings, service cost is reported in the same location as other compensation costs arising from services rendered by the pertinent employees while the other components of net pension expense are reported in other income (expense), net.
The weighted average actuarial assumptions used to determine net pension expense for our defined benefit retirement plans were as follows:

	For the Years Ended December 31,
	U.S. and Puerto Rico			Foreign
	2021	2020	2019	2021	2020	2019
Discount rate	2.04%	3.40%	4.38%	0.63%	0.73%	1.44%
Rate of compensation increase	—	—	3.29%	2.39%	2.28%	2.50%
Expected long-term rate of return on plan assets	6.75%	7.75%	7.75%	2.09%	2.17%	2.14%
The expected long-term rate of return on plan assets is based on the historical and estimated future rates of return on the different asset classes held in the plans. The expected long-term rate of return is the weighted average of the target asset allocation of each individual asset class. We believe that historical asset results approximate expected market returns applicable to the funding of a long-term benefit obligation.
Discount rates were determined for each of our defined benefit retirement plans at their measurement date to reflect the yield of a portfolio of high quality bonds matched against the timing and amounts of projected future benefit payments.
Changes in projected benefit obligations and plan assets were (in millions):

	For the Years Ended December 31,
	U.S. and Puerto Rico		Foreign
	2021	2020	2021	2020
Projected benefit obligation - beginning of year	$516.9	$472.0	$819.3	$740.4
Service cost	0.9	0.7	24.7	24.7
Interest cost	10.5	13.9	4.9	5.4
Plan amendments	—	—	—	0.2
Employee contributions	—	—	23.4	22.1
Benefits paid	(13.3)	(24.0)	(41.7)	(39.8)
Actuarial loss	3.0	55.6	6.1	12.5
Expenses paid	—	—	(0.2)	(0.3)
Settlement	(14.9)	(1.3)	(3.0)	(4.5)
Translation (gain) loss	—	—	(25.6)	58.6

Projected benefit obligation - end of year	$503.1	$516.9	$807.9	$819.3

	For the Years Ended December 31,
	U.S. and Puerto Rico		Foreign
	2021	2020	2021	2020
Plan assets at fair market value - beginning of year	$474.1	$444.9	$756.7	$665.2
Actual return on plan assets	50.5	51.4	86.6	40.0
Employer contributions	3.1	3.1	22.4	21.2
Employee contributions	—	—	23.4	22.1
Settlements	(14.9)	(1.3)	(3.0)	(4.5)
Benefits paid	(13.3)	(24.0)	(41.7)	(39.8)
Expenses paid	—	—	(0.2)	(0.3)
Translation (loss) gain	—	—	(23.0)	52.8

Plan assets at fair market value - end of year	$499.5	$474.1	$821.2	$756.7

Funded status	$(3.6)	$(42.8)	$13.3	$(62.6)

	For the Years Ended December 31,
	U.S. and Puerto Rico		Foreign
	2021	2020	2021	2020
Amounts recognized in consolidated balance sheet:
Prepaid pension	$2.7	$—	$54.9	$20.4
Short-term accrued benefit liability	(0.1)	(0.1)	(1.3)	(1.3)
Long-term accrued benefit liability	(6.2)	(42.7)	(40.3)	(81.7)

Net amount recognized	$(3.6)	$(42.8)	$13.3	$(62.6)

The weighted average actuarial assumptions used to determine the projected benefit obligation for our defined benefit retirement plans were as follows:

	For the Years Ended December 31,
	U.S. and Puerto Rico			Foreign
	2021	2020	2019	2021	2020	2019
Discount rate	2.70%	2.70%	3.40%	0.73%	0.61%	0.74%
Rate of compensation increase	—	—	3.29%	2.48%	2.36%	2.45%
Plans with projected benefit obligations in excess of plan assets were as follows (in millions):

	As of December 31,
	U.S. and Puerto Rico		Foreign
	2021	2020	2021	2020
Projected benefit obligation	$468.5	$516.9	$38.8	$778.4
Plan assets at fair market value	462.2	474.1	8.1	709.5
Total accumulated benefit obligations and plans with accumulated benefit obligations in excess of plan assets were as follows (in millions):

	As of December 31,
	U.S. and Puerto Rico		Foreign
	2021	2020	2021	2020
Total accumulated benefit obligations	$503.1	$516.9	$783.0	$801.3
Plans with accumulated benefit obligations in excess of plan assets:
Accumulated benefit obligation	468.5	516.9	36.4	560.9
Plan assets at fair market value	462.2	474.1	8.1	508.6
The benefits expected to be paid out in each of the next five years and for the five years combined thereafter are as follows (in millions):

For the Years Ending December 31,	U.S. and Puerto Rico	Foreign
2022	$24.6	$32.8
2023	25.4	34.8
2024	25.7	33.6
2025	26.3	35.0
2026	27.0	34.7
2027-2031	133.1	175.7
The U.S. and Puerto Rico defined benefit retirement plans’ overall investment strategy is to balance total returns by emphasizing long-term growth of capital while mitigating risk. We have established target ranges of assets held by the plans of 30 to 65 percent for equity securities, 30 to 50 percent for debt securities and 0 to 15 percent in non-traditional
investments. The plans strive to have sufficiently diversified assets so that adverse or unexpected results from one asset class will not have an unduly detrimental impact on the entire portfolio. We regularly review the investments in the plans and we may rebalance them from time-to-time
based upon the target asset allocation of the plans.

For the U.S. and Puerto Rico plans, we maintain an investment policy statement that guides the investment allocation in the plans. The investment policy statement describes the target asset allocation positions described above. Our benefits committee, along with our investment advisor, monitor compliance with and administer the investment policy statement and the plans’ assets and oversee the general investment strategy and objectives of the plans. Our benefits committee generally meets quarterly to review performance.
The investment strategies of foreign based plans vary according to the plan provisions and local laws. The majority of the assets in foreign based plans are located in Switzerland-based plans. These assets are held in trusts and are commingled with the assets of other Swiss companies with representatives of all the companies making the investment decisions. The overall strategy is to maximize total returns while avoiding risk. The trustees of the assets have established target ranges of assets held by the plans of 30 to 50 percent in debt securities, 20 to 37 percent in equity securities, 15 to 24 percent in real estate, 3 to 15 percent in cash funds and 0 to 12 percent in other funds.
The fair value of our U.S. and Puerto Rico pension plan assets by asset category was as follows (in millions):

	As of December 31, 2021
		Fair Value Measurements at Reporting Date Using:
Asset Category	Total	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Cash and cash equivalents	$3.8	$3.8	$—	$—
Equity securities	342.1	—	342.1	—
Intermediate fixed income securities	153.6	—	153.6	—

Total	$499.5	$3.8	$495.7	$—

	As of December 31, 2020
		Fair Value Measurements at Reporting Date Using:
Asset Category	Total	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Cash and cash equivalents	$7.3	$7.3	$—	$—
Equity securities	304.1	—	304.1	—
Intermediate fixed income securities	162.7	—	162.7	—

Total	$474.1	$7.3	$466.8	$—

The fair value of our foreign pension plan assets was as follows (in millions):

	As of December 31, 2021
		Fair Value Measurements at Reporting Date Using:
Asset Category	Total	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Cash and cash equivalents	$56.6	$56.6	$—	$—
Equity securities	185.5	149.6	35.9	—
Fixed income securities	195.5	—	195.5	—
Other types of investments	223.0	—	223.0	—
Real estate	160.6	—	—	160.6

Total	$821.2	$206.2	$454.4	$160.6

	As of December 31, 2020
		Fair Value Measurements at Reporting Date Using:
Asset Category	Total	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Cash and cash equivalents	$42.7	$42.7	$—	$—
Equity securities	163.9	126.8	37.1	—
Fixed income securities	262.5	—	262.5	—
Other types of investments	142.3	—	142.3	—
Real estate	145.3	—	—	145.3

Total	$756.7	$169.5	$441.9	$145.3

As of December 31, 2021 and 2020, our defined benefit pension plans’ assets did not hold any direct investment in Zimmer Biomet Holdings common stock.
Equity securities are valued using a market approach, based on quoted prices for the specific security from transactions in active exchange markets (Level 1), or in some cases where we are invested in mutual or collective funds, based upon the net asset value per unit of the fund which is determined from quoted market prices of the underlying securities in the fund’s portfolio (Level 2). Fixed income securities are valued using a market approach, based upon quoted prices for the specific security or from institutional bid evaluations. Real estate is valued by discounting to present value the cash flows expected to be generated by the specific properties.
The following table provides a reconciliation of the beginning and ending balances of our foreign pension plan assets measured at fair value that used significant unobservable inputs (Level 3) (in millions):

December 31, 2021
Beginning Balance	$145.3
Gain on assets sold	0.7
Change in fair value of assets	7.0
Net purchases and sales	11.9
Translation gain	(4.3)

Ending Balance	$160.6

Contributions to the U.S. and Puerto Rico defined benefit retirement plans are estimated to be $1.8 million in 2022. Contributions to foreign defined benefit plans are estimated to be $19.1 million in 2022. We do not expect the assets in any of our plans to be returned to us in the next year.
Defined Contribution Plans
We also sponsor defined contribution plans for substantially all of the U.S. and Puerto Rico employees and certain employees in other countries.
The benefits offered under these plans are reflective of local customs and practices in the countries concerned. We expensed $46.3 million, $43.5 million and $46.0 million related to these plans for the years ended December 31, 2021, 2020 and 2019, respectively.

18.	Income Taxes
The components of earnings (loss) from continuing operations before income taxes consisted of the following (in millions):

	For the Years Ended December 31,
	2021	2020	2019
United States operations	$(118.8)	$(387.6)	$(126.1)
Foreign operations	617.8	282.4	1,006.2

Total	$499.0	$(105.2)	$880.1

The provision/(benefit) for income taxes and the income taxes paid consisted of the following (in millions):

Current:
Federal	$44.3	$(58.4)	$86.4
State	7.2	2.7	9.0
Foreign	104.1	(79.7)	254.4

	155.6	(135.4)	349.8

Deferred:
Federal	(83.5)	(12.7)	(119.2)
State	(19.4)	(10.0)	(4.2)
Foreign	0.8	62.1	(464.4)

	(102.1)	39.4	(587.8)

Provision (benefit) for income taxes	$53.5	$(96.0)	$(238.0)

Net income taxes paid	$258.4	$142.0	$183.6
A reconciliation of the U.S. statutory income tax rate to our effective tax rate is as follows:

	For the Years Ended December 31,
	2021	2020	2019
U.S. statutory income tax rate	21.0%	21.0%	21.0%
State taxes, net of federal deduction	(2.8)	6.6	0.7
Tax impact of foreign operations, including U.S. taxes on international income and foreign tax credits	(10.3)	37.4	(11.6)
Change in valuation allowance	(0.5)	3.8	1.6
Non-deductible expenses	1.3	(4.3)	0.3
Goodwill impairment	—	(92.0)	—
Tax rate change	0.1	5.5	0.7
Tax impact of certain significant transactions	1.1	—	—
Tax benefit relating to foreign derived intangible income and U.S. manufacturer’s deduction	0.4	14.2	(4.4)
R&D tax credit	(2.2)	4.8	(1.1)
Share-based compensation	(0.2)	(1.0)	(0.2)
Net uncertain tax positions, including interest and penalties	2.9	56.9	1.8
U.S. tax reform	—	—	0.1
Switzerland tax reform and certain restructuring transactions	—	40.9	(35.8)
Other	(0.1)	(2.5)	(0.1)

Effective income tax rate	10.7%	91.3%	(27.0)%

Our operations in Puerto Rico benefit from a tax incentive grant which expires in fiscal year 2026.
Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Valuation allowances are recorded to reduce deferred income tax assets when it is more likely than not that an income tax benefit will not be realized. We reclassified certain prior period amounts to conform to the current period presentation.
The components of deferred taxes consisted of the following (in millions):

	As of December 31,
	2021	2020
Deferred tax assets:
Inventory	$204.2	$226.4
Net operating loss carryover	454.0	494.6
Tax credit carryover	79.7	75.7
Capital loss carryover	8.6	9.0
Product liability and litigation	44.4	53.0
Accrued liabilities	101.7	82.7
Share-based compensation	30.2	28.7
Accounts receivable	14.8	15.0
Foreign currency items	—	57.1
Other	56.9	19.1

Total deferred tax assets	994.5	1,061.3
Less: Valuation allowances	(460.1)	(527.3)

Total deferred tax assets after valuation allowances	534.4	534.0

Deferred tax liabilities:
Fixed assets	$117.1	$102.0
Intangible assets	509.7	578.9
Foreign currency items	3.5	—
Other	34.0	28.1

Total deferred tax liabilities	664.3	709.0

Total net deferred income taxes	$(129.9)	$(175.0)

We have reclassified certain previously reported components of deferred taxes to conform to the current year presentation.
At December 31, 2021, the following net operating loss, tax credit carryovers, and capital loss carryovers are available to reduce future federal, state and foreign taxable earnings (in millions):

Expiration Period:	Net operating loss carryover	Tax credit carryover	Capital loss carryover
1-5 years	$2.4	$15.1	$1.7
6-10 years	52.4	55.5	—
11+ years	276.9	1.6	—
Indefinite	122.3	7.5	6.9

	454.0	79.7	8.6

Valuation allowances	$391.6	$46.7	$8.6

The remaining valuation allowances booked against deferred tax assets of $13.2 million related primarily to accrued liabilities and intangible assets that management believes, more likely than not, will not be realized.
We intend to repatriate at least $5.0 to $6.0 billion of unremitted earnings, of which the additional tax related to remitting earnings is deemed immaterial as a portion of these earnings has already been taxed as toll tax or GILTI and is not subject to further U.S. federal tax. Portions of the additional tax would also be offset by allowable foreign tax credits. Of the $5.0 to $6.0 billion amount, we have an estimated $4.6 billion of cash and intercompany notes available to repatriate and the remainder is invested in the operations of our foreign entities. The remaining amounts earned overseas are expected to be permanently reinvested outside of the United States. If the Company decides at a later date to repatriate these earnings to the U.S., the Company would be required to provide for the net tax effects on these amounts. The Company estimates that the total tax effect of this repatriation would not be significant under current enacted tax laws and regulations and at current currency exchange rates.
The following is a tabular reconciliation of the total amounts of unrecognized tax benefits (in millions):

	For the Years Ended December 31,
	2021	2020	2019
Balance at January 1	$619.4	$741.8	$685.2
Increases related to prior periods	11.5	75.3	24.7
Decreases related to prior periods	(12.7)	(158.3)	(35.6)
Increases related to current period	7.3	3.4	133.2
Decreases related to settlements with taxing authorities	(65.1)	(14.6)	(60.2)
Decreases related to lapse of statute of limitations	(1.8)	(28.2)	(5.5)

Balance at December 31	$558.6	$619.4	$741.8

Amounts impacting effective tax rate, if recognized balance at December 31	$426.4	$473.9	$599.2

We recognize accrued interest and penalties related to unrecognized tax benefits as income tax expense. During 2021, we accrued interest and penalties of $8.9 million, and as of December 31, 2021, had a recognized liability for interest and penalties of $116.2 million, which does not include any increase related to business combinations.
During 2020, we released interest and penalties of $1.7 million, and as of December 31, 2020, had a recognized liability for interest and penalties of $107.4 million, which does not include any increase related to business combinations. During 2019, we accrued interest and penalties of $15.9 million, and as of December 31, 2019, had a recognized liability for interest and penalties of $109.4 million, which does not include any increase related to business combinations.
We operate on a global basis and are subject to numerous and complex tax laws and regulations. Additionally, tax laws have and continue to undergo rapid changes in both application and interpretation by various countries, including state aid interpretations and the Organization for Economic Cooperation and Development led initiatives. Our income tax filings are subject to examinations by taxing authorities throughout the world. Income tax audits may require an extended period of time to reach resolution and may result in significant income tax adjustments when interpretation of tax laws or allocation of company profits is disputed. Although ultimate timing is uncertain, the net amount of tax liability for unrecognized tax benefits may change within the next twelve months due to changes in audit status, expiration of statutes of limitations, settlements of tax assessments and other events. Management’s best estimate of such change is within the range of a $140 million decrease to a $20 million increase.
We are under continuous audit by the Internal Revenue Service (“IRS”) and other taxing authorities. During the course of these audits, we receive proposed adjustments from taxing authorities that may be material. Therefore, there is a possibility that an adverse outcome in these audits could have a material effect on our results of operations and financial condition. Our U.S. Federal income tax returns have been audited through 2015 and are currently under audit for years 2016-2019.
In October 2020, we reached agreement with the IRS for tax years 2006-2012 related to the reallocation of profits between the U.S. and Puerto Rico as well as other miscellaneous adjustments.
The IRS has proposed adjustments for tax years 2010-2012, primarily related to reallocating profits between certain of our U.S. and foreign subsidiaries, which remain unsettled. We have disputed these adjustments and intend to continue to vigorously defend our positions as we pursue resolution through the administrative process with the IRS Independent Office of Appeals.

The IRS has proposed adjustments for tax years 2013-2015 relating to transfer pricing involving our cost sharing agreement between the U.S. and Switzerland affiliated companies and reallocating profits between certain of our U.S. and foreign subsidiaries. This includes a proposed increase to our U.S. Federal taxable income, which would result in additional tax expense related to 2013 of approximately $370 million, subject to interest and penalties related to our cost sharing agreement. We strongly believe that the position of the IRS, with regard to this matter, is inconsistent with the applicable U.S. Treasury regulations governing our cost sharing agreement. We do not expect changes to our reserves relative to these matters within the next twelve months. We intend to vigorously contest the adjustment, and we will pursue all available administrative and, if necessary, judicial remedies. If we pursue judicial remedies in the U.S. Tax Court for years 2013-2015, a number of years will likely elapse before such matters are finally resolved. No payment of any amount related to this matter is required to be made, if at all, until all applicable proceedings have been completed.
State income tax returns are generally subject to examination for a period of 3 to 5 years after filing of the respective return. The state impact of any federal changes generally remains subject to examination by various states for a period of up to one year after formal notification to the states. We have various state income tax return positions in the process of examination, administrative appeals or litigation.
In other major jurisdictions, open years are generally 2014 or later.
A public referendum held in Switzerland passed the Federal Act on Tax Reform and AHV Financing (“TRAF”), effective January 1, 2020. The TRAF provides transitional relief measures for companies that are losing the tax benefit of a ruling, including a
“step-up”
for amortizable goodwill, equal to the amount of future tax benefit they would have received under their existing ruling, subject to certain limitations. This resulted in the recording of a deferred tax asset for future deductions of tax goodwill. For 2021, we recognized benefits of $6.9 million related to certain adjustments to the estimated net deferred tax asset from the filing of tax returns.

19.	Capital Stock and Earnings per Share
We are authorized to issue 250.0 million shares of preferred stock, none of which were issued or outstanding as of December 31, 2021.
The numerator for both basic and diluted earnings per share is net earnings available to common stockholders. The denominator for basic earnings per share is the weighted average number of common shares outstanding during the period. The denominator for diluted earnings per share is weighted average shares outstanding adjusted for the effect of dilutive stock options and other equity awards. The following is a reconciliation of weighted average shares for the basic and diluted share computations (in millions):

	For the Years Ended December 31,
	2021	2020	2019
Weighted average shares outstanding for basic net earnings per share	208.6	207.0	205.1
Effect of dilutive stock options and other equity awards	1.8	—	1.6

Weighted average shares outstanding for diluted net earnings per share	210.4	207.0	206.7

For the years ended December 31, 2021 and 2019, an average of 1.3 million options and 0.9 million options, respectively, to purchase shares of common stock were not included in the computation of diluted earnings per share as the exercise prices of these options were greater than the average market price of the common stock. Since we incurred a net loss in the year ended December 31, 2020, no dilutive stock options or other equity awards were included as diluted shares.

20.	Segment Data
We design, manufacture and market orthopedic reconstructive products; sports medicine, biologics, extremities and trauma products; craniomaxillofacial and thoracic products (“CMFT”); and related surgical products. Our chief operating decision maker (“CODM”) allocates resources to achieve our operating profit goals through three operating segments. These operating segments, which also constitute our reportable segments, are Americas; EMEA; and Asia Pacific.
Our CODM evaluates performance based upon segment operating profit exclusive of operating expenses pertaining to certain inventory and manufacturing-related charges, intangible asset amortization, goodwill and intangible asset impairment, restructuring and other cost reduction initiatives, quality remediation, acquisition, integration, divestiture and related, litigation, litigation settlement gain, certain European Union Medical Device Regulation expenses, other charges and corporate functions. Corporate functions include corporate legal, finance, information technology, human resources and other corporate departments as well as stock-based compensation and certain operations, distribution, quality assurance and regulatory expenses. Intercompany transactions have been eliminated from segment operating profit.
Our Americas operating segment is comprised principally of the U.S. and includes other North, Central and South American markets. This segment also includes research, development engineering, medical education, and brand management for our orthopedic product category headquarter locations. Our EMEA operating segment is comprised principally of Europe and includes the Middle East and African markets. Our Asia Pacific operating segment is comprised principally of Japan, China and Australia and includes other Asian and Pacific markets. The EMEA and Asia Pacific operating segments include the commercial operations as well as regional headquarter expenses to operate in those markets. Since the Americas segment includes additional costs related to centralized product category headquarter expenses, profitability metrics in this operating segment are not comparable to the EMEA and Asia Pacific operating segments.
Our CODM does not review asset information by operating segment. Instead, our CODM reviews cash flow and other financial ratios by operating segment.
Net sales and other information by segment is as follows (in millions):

	Net Sales			Operating Profit (Loss)			Depreciation and Amortization
	Year Ended December 31,			Year Ended December 31,			Year Ended December 31,
	2021	2020	2019	2021	2020	2019	2021	2020	2019
Americas	$4,102.1	$3,699.5	$4,148.8	$1,709.3	$1,528.2	$1,831.8	$143.1	$135.6	$126.6
EMEA	1,477.2	1,237.3	1,554.8	380.3	303.0	478.5	71.4	73.9	71.9
Asia Pacific	1,248.0	1,190.7	1,257.0	401.3	395.4	447.9	66.7	63.0	57.7

Total	$6,827.3	$6,127.5	$6,960.6

Corporate Functions				(588.6)	(695.6)	(698.2)	126.9	113.8	113.9
Inventory and manufacturing-related charges				(5.1)	(55.0)	(59.3)	—	—	—
Intangible asset amortization				(529.5)	(512.1)	(500.9)	529.5	512.1	500.9
Goodwill and intangible asset impairment				(16.3)	(503.0)	(70.1)	—	—	—
Restructuring and other cost reduction initiatives				(125.7)	(107.2)	(48.2)	—	—	—
Quality remediation				(52.8)	(51.1)	(87.2)	—	—	—
Acquisition, integration, divestiture and related				(3.1)	(11.4)	0.5	—	—	—
Litigation				(192.9)	(159.8)	(65.0)	—	—	—
Litigation settlement gain				—	—	23.5	—	—	—
European Union Medical Device Regulation				(40.8)	(22.5)	(27.0)	—	—	—
Certain R&D agreements				(65.0)	—	—	—	—	—
Other charges				(10.8)	(25.8)	(114.3)	—	—	—

Total				$860.3	$83.1	$1,112.0	$937.6	$898.4	$871.0

We conduct business in the following countries that hold 10 percent or more of our total consolidated Property, plant and equipment, net (in millions):

	As of December 31,
	2021	2020
United States	$1,084.2	$1,122.1
Other countries	752.4	741.7

Property, plant and equipment, net	$1,836.6	$1,863.8

U.S. sales were $3,853.9 million, $3,507.7 million, and $3,894.5 million for the years ended December 31, 2021, 2020 and 2019, respectively. Sales within any other individual country were less than 10 percent of our consolidated sales in each of those years. Sales are attributable to a country based upon the customer’s country of domicile.

21.	Leases
We own most of our manufacturing facilities, but lease various office space, vehicles and other less significant assets throughout the world. Our contracts contain a lease if they convey a right to control the use of an identified asset, either explicitly or implicitly, in exchange for consideration. As allowed by GAAP, we have elected not to recognize a right-of-use
asset nor a lease liability for leases with an initial term of twelve months or less. Additionally, we have elected not to separate non-lease
components from the leased components in the valuation of our right-of-use
asset and lease liability for all asset classes. Our lease contracts are a necessary part of our business, but we do not believe they are significant to our overall operations. We do not have any significant finance leases. Additionally, we do not have significant leases: where we are considered a lessor; where we sublease our assets; with an initial term of twelve months or less; with related parties; with residual value guarantees; that impose restrictions or covenants on us; or that have not yet commenced, but create significant rights and obligations against us.
Our real estate leases generally have terms of between 5 to 10 years and contain lease extension options that can vary from month-to-month
extensions to up to 5 year extensions. We include extension options in our lease term if we are reasonably certain to exercise that option. In determining whether an extension is reasonably certain, we consider the uniqueness of the property for our needs, the availability of similar properties, whether the extension period payments remain the same or may change due to market rates or fixed price increases in the contract, and other economic factors. Our vehicle leases generally have terms of between 3 to 5 years and contain lease extension options on a month-to-month
basis. Our vehicle leases are generally not reasonably certain to be extended.
Under GAAP, we are required to discount our lease liabilities to present value using the rate implicit in the lease, or our incremental borrowing rate for a similar term as the lease term if the implicit rate is not readily available. We generally do not have adequate information to know the implicit rate in a lease and therefore use our incremental borrowing rate. Under GAAP, the incremental borrowing rate must be on a collateralized basis, but our debt arrangements are unsecured. We have determined our incremental borrowing rate by using our credit rating to estimate our unsecured borrowing rate and applying reasonable assumptions to reduce the unsecured rate for a risk adjustment effect from collateral.
Information on our leases is as follows ($ in millions):

	For the Years Ended December 31,
	2021	2020	2019
Lease cost	$71.1	$68.8	$61.8
Cash paid for leases recognized in operating cash flows	$70.5	$66.6	$60.0
Right-of-use assets obtained in exchange for new lease liabilities	$88.8	$74.2	$50.9

	As of December 31,
	2021	2020
Right-of-use assets recognized in Other assets	$219.4	$215.1
Lease liabilities recognized in Other current liabilities	$56.7	$61.0
Lease liabilities recognized in Other long-term liabilities	$174.9	$165.2
Weighted-average remaining lease term	6.1 years	5.8 years
Weighted-average discount rate	1.8%	2.1%
Our variable lease costs are not significant.
Our future minimum lease payments as of December 31, 2021 were (in millions):

For the Years Ending December 31,
2022	$59.9
2023	46.9
2024	35.9
2025	26.5
2026	21.2
Thereafter	54.8

Total	245.2
Less imputed interest	13.6

Total	$231.6

22.	Commitments and Contingencies
On a quarterly and annual basis, we review relevant information with respect to loss contingencies and update our accruals, disclosures and estimates of reasonably possible losses or ranges of loss based on such reviews. We establish liabilities for loss contingencies on an undiscounted basis when it is probable that a loss has been incurred and the amount of the loss can be reasonably estimated. If the reasonable estimate of a known or probable loss is a range, and no amount within the range is a better estimate than any other, the minimum amount of the range is accrued. For matters where a loss is believed to be reasonably possible, but not probable, or if no reasonable estimate of known or probable loss is available, no accrual has been made.
When determining the estimated loss or range of loss, significant judgment is required. Estimates of probable losses resulting from litigation and other contingences are inherently difficult to predict, particularly when the matters are in early procedural stages with incomplete facts or legal discovery, involve unsubstantiated or indeterminate claims for damages, and/or potentially involve penalties, fines or punitive damages. We recognize litigation-related charges and gains in Selling, general and administrative expense on our consolidated statement of earnings. During the years ended December 31, 2021, 2020, and 2019, we recognized $201.0 million, $166.0 million, and $51.4 million, respectively, of net litigation-related charges. At December 31, 2021 and 2020, accrued litigation liabilities were $407.9 million and $309.4 million, respectively. These litigation-related charges and accrued liabilities reflect all of our litigation-related contingencies and not just the matters discussed below. The ultimate cost of litigation could be materially different than the amount of the current estimates and accruals and could have a material adverse impact on our financial condition and results of operations.
Litigation
Durom
 Cup-related
claims
: On July 22, 2008, we temporarily suspended marketing and distribution of the Durom Cup in the U.S. Subsequently, a number of product liability lawsuits were filed against us in various U.S. and foreign jurisdictions. The plaintiffs seek damages for personal injury, and they generally allege that the Durom Cup contains defects that result in complications and premature revision of the device. We have settled the majority of these claims and others are still pending. The majority of the pending U.S. lawsuits are currently in a federal Multidistrict Litigation (“MDL”) in the District of New Jersey (
In Re: Zimmer Durom Hip Cup Products Liability Litigation
). Litigation activity in the MDL is stayed pending finalization of the U.S. Durom Cup Settlement Program, an extrajudicial program created to resolve actions and claims of eligible U.S. plaintiffs and claimants. Other lawsuits are pending in various domestic and foreign jurisdictions, and additional claims may be asserted in the future. The majority of claims outside the U.S. are pending in Germany, Netherlands and Italy.

Our understanding of clinical outcomes with the Durom Cup and other large diameter hip cups continues to evolve. We rely on significant estimates in determining the provisions for Durom
Cup-related
claims, including our estimate of the number of claims that we will receive and the average amount we will pay per claim. The actual number of claims and the actual amount we pay per claim may differ from our estimates. Among other factors, since our understanding of the clinical outcomes is still evolving, we cannot reasonably estimate the possible loss or range of loss that may result from Durom
Cup-related
claims in excess of the losses we have accrued. Although we are vigorously defending these lawsuits, their ultimate resolution is uncertain. We accrued a litigation-related charge in this matter based on an estimate of the possible loss, as discussed above.
Zimmer M/L Taper, M/L Taper with Kinectiv Technology, and Versys Femoral Head-related claims (“Metal Reaction” claims)
: We are a defendant in a number of product liability lawsuits relating to our M/L Taper and M/L Taper with Kinectiv Technology hip stems, and Versys Femoral Head implants. The plaintiffs seek damages for personal injury, alleging that defects in the products lead to corrosion at the head/stem junction resulting in, among other things, pain, inflammation and revision surgery.
The majority of the cases are consolidated in an MDL that was created on October 3, 2018 in the U.S. District Court for the Southern District of New York (
In Re: Zimmer M/L Taper Hip Prosthesis or M/L Taper Hip Prosthesis with Kinectiv Technology and Versys Femoral Head Products Liability Litigation
). Other related cases are pending in various state and federal courts. Additional lawsuits are likely to be filed. Although we are vigorously defending these lawsuits, their ultimate resolution is uncertain. We accrued a litigation-related charge in this matter based on an estimate of the possible loss, as discussed above.
Biomet
metal-on-metal
hip implant claims
: Biomet is a defendant in a number of product liability lawsuits relating to metal-on-metal
hip implants, most of which involve the
M2a-Magnum
hip system. Cases are currently consolidated in an MDL in the U.S. District Court for the Northern District of Indiana
 (In Re: Biomet M2a Magnum Hip Implant Product Liability Litigation)
and
in various state, federal and foreign courts, with the majority of domestic state court cases pending in Indiana and Florida.
On February 3, 2014, Biomet announced the settlement of the MDL. Lawsuits filed in the MDL by April 15, 2014 were eligible to participate in the settlement. Those claims that did not settle via the MDL settlement program have re-commenced
litigation in the MDL under a new case management plan, or have been or are in the process of being remanded to their originating jurisdictions. The settlement does not affect certain other claims relating to Biomet’s metal-on-metal
hip products that are pending in various state and foreign courts, or other claims that may be filed in the future. Trials have commenced, and other trials are currently scheduled to occur in the future. Although each trial will be tried on its particular facts, a verdict and subsequent final judgment for the plaintiff in one or more of these cases could have a substantial impact on our potential liability. We continue to refine our estimates of the potential liability to resolve the remaining claims and lawsuits. Although we are vigorously defending these lawsuits, their ultimate resolution is uncertain. We accrued a litigation-related charge in this matter based on an estimate of the possible loss, as discussed above.
Heraeus trade secret misappropriation lawsuits:
 In December 2008, Heraeus Kulzer GmbH (together with its affiliates, “Heraeus”) initiated legal proceedings in Germany against Biomet, Inc., Biomet Europe BV (now Zimmer Biomet Nederland BV), certain other entities and certain employees alleging that the defendants misappropriated Heraeus trade secrets when developing Biomet Europe’s Refobacin and Biomet Bone Cement line of cements (“European Cements”). The lawsuit sought to preclude the defendants from producing, marketing and offering for sale their then-current line of European Cements and to compensate Heraeus for any damages incurred.
Germany: On June 5, 2014, the German appeals court in Frankfurt (i) enjoined Biomet, Inc., Biomet Europe BV and Biomet Deutschland GmbH from manufacturing, selling or offering the European Cements to the extent they contain certain raw materials in particular specifications; (ii) held the defendants jointly and severally liable to Heraeus for any damages from the sale of European Cements since 2005; and (iii) ruled that no further review may be sought (the “Frankfurt Decision”). The Heraeus and Biomet parties both sought appeal against the Frankfurt Decision. In a decision dated June 16, 2016, the German Supreme Court dismissed the parties’ appeals without reaching the merits, rendering that decision final.
In December 2016, Heraeus filed papers to restart proceedings against Biomet Orthopaedics Switzerland GmbH (now Zimmer GmbH), seeking to require that entity to relinquish its CE certificates for the European Cements. In an order issued in September 2021, the District Court Darmstadt in charge of this matter decided that a technical expert is to be appointed to assess Heraeus’ alleged trade secrets and the alleged misuse. In January 2017, Heraeus notified Biomet it had filed a claim for damages in the amount of €121.9 million for sales in Germany, which it first increased to €125.9 million and with a filing in June 2019 further increased to €146.7 million plus statutory interest. In a court filing, Heraeus indicated that it might further increase its claims in the course of the proceedings. In June 2021, Heraeus extended its damage claims to include Merck KGaA as a defendant, arguing that Merck KGaA and the involved Zimmer Biomet entities are jointly and severally liable for Heraeus’ alleged damages. In October 2021, Merck KGaA requested that the claims against it be separated from the ongoing proceedings between Heraeus and Zimmer Biomet. As of December 31, 2021, these two proceedings remained pending in front of the Darmstadt court. In September 2017, Heraeus filed an enforcement action in the Darmstadt court against Biomet Europe (now Zimmer Biomet Nederland B.V.), requesting that a fine be imposed against Biomet Europe for failure to disclose the amount of the European Cements which Biomet Orthopaedics Switzerland had ordered to be manufactured in Germany (e.g., for the Chinese market). In June 2018, the Darmstadt court dismissed Heraeus’ request. Heraeus appealed the decision. Also in September 2017, Heraeus filed suit against Zimmer Biomet Deutschland in the court of first instance in Freiburg concerning the sale of the European Cements with certain changed raw materials. Heraeus sought an injunction on the basis that the continued use of the product names for the European Cements was misleading for customers and thus an act of unfair competition. On June 29, 2018, the court in Freiburg, Germany dismissed Heraeus’ request for an injunction prohibiting the marketing of the European Cements under their current names on the grounds that the same request had already been decided upon by the Frankfurt Decision which became final and binding. Heraeus appealed this decision to the Court of Appeals in Karlsruhe, Germany. The appeals hearing occurred in December 2019 and on June 19, 2020, the court dismissed the appeal on different grounds, namely that the appeals court did not find any unfair competition in the continued use of the product names. Although the appeals court did not grant leave to appeal, Heraeus had initially filed a request for appeal with the German Supreme Court, but it withdrew that request in November 2020.
United States: On September 8, 2014, Heraeus filed a complaint against a Biomet supplier, Esschem, Inc. (“Esschem”), in the U.S. District Court for the Eastern District of Pennsylvania. The lawsuit contains allegations that focus on two copolymer compounds that Esschem sold to Biomet, which Biomet incorporated into certain bone cement products that competed with Heraeus’ bone cement products. The complaint alleges that Biomet helped Esschem to develop these copolymers, using Heraeus trade secrets that Biomet allegedly misappropriated. The complaint asserts a claim under the Pennsylvania Uniform Trade Secrets Act, as well as other various common law tort claims, all based upon the same trade secret misappropriation theory. Heraeus sought to enjoin Esschem from supplying the copolymers (which are no longer supplied to Biomet) to any third party and actual damages for global sales of cements including Esschem copolymers. The complaint also seeks punitive damages, costs and attorneys’ fees. Although Biomet was not a party to this lawsuit, Biomet agreed, at Esschem’s request and subject to certain limitations, to indemnify Esschem for any liability, damages and legal costs related to this matter. On November 3, 2014, the court entered an order denying Heraeus’ motion for a temporary restraining order. On June 30, 2016, the court entered an order denying Heraeus’ request to give preclusive effect to the factual findings in the Frankfurt Decision. On June 6, 2017, the court entered an order denying Heraeus’ motion to add Biomet as a party to the lawsuit. On January 26, 2018, the court entered an order granting Esschem’s motion for summary judgment on statute of limitations grounds and dismissed all of Heraeus’ claims with prejudice. On February 21, 2018, Heraeus filed a notice of appeal to the U.S. Court of Appeals for the Third Circuit, which heard oral argument on the appeal on October 23, 2018. On June 21, 2019, the Third Circuit partially reversed the decision of the U.S. District Court for the Eastern District of Pennsylvania granting Esschem summary judgment and remanded the case back to the lower court. On July 5, 2019, Esschem filed a petition in the Third Circuit for rehearing en banc
and a motion in the alternative to certify a question of state law to the Supreme Court of Pennsylvania, which was denied on August 1, 2019. On January 8, 2021, the court entered a scheduling order for the completion of fact and expert discovery and filing of dispositive motions but did not set a trial date. The court also reappointed a discovery special master to adjudicate the various discovery disputes.
On December 7, 2017, Heraeus filed a complaint against Zimmer Biomet Holdings, Inc. and Biomet, Inc. in the U.S. District Court for the Eastern District of Pennsylvania alleging a single claim of trade secret misappropriation under the Pennsylvania Uniform Trade Secrets Act based on the same factual allegations as the Esschem litigation (focused on the prior formulation
(-1)
bone cements). On March 5, 2018, Heraeus filed an amended complaint adding a second claim of trade secret misappropriation under Pennsylvania common law. Heraeus seeks to enjoin the Zimmer Biomet parties from future manufacturing, selling and offering to sell bone cements in the U.S. and Europe, and actual damages for global sales of bone cements. The amended complaint also seeks punitive damages, costs and attorneys’ fees. On April 18, 2018, the Zimmer Biomet parties filed a motion to dismiss both claims, which remains pending as of December 31, 2021. On March 8, 2019, the court stayed the case pending the Third Circuit’s decision in the Esschem case described above. On May 2, 2020, the court granted the Zimmer Biomet parties’ motion to further stay the proceedings pending the outcome of a U.S. International Trade Commission

(“ITC”) complaint filed by Heraeus. The related ITC investigation is complete, and the Heraeus complaint concluded with a January 12, 2021 Final Determination in our favor, and which Heraeus did not appeal. In June 2021, Heraeus filed a motion to lift the stay of proceedings and attached a draft motion for preliminary injunction enjoining Zimmer Biomet from continuing to manufacture and sell its current
(-3)
bone cements, worldwide. Zimmer Biomet notified the court that it intends to revise its pending motion to dismiss. As of December 31, 2021, the court has not dissolved the stay.
Other European Countries: Heraeus continues to pursue other related legal proceedings in Europe seeking various forms of relief, including injunctive relief and damages, against various Biomet-related and local Zimmer Biomet entities relating to the European Cements, including those described herein. On October 2, 2018, the Belgian Court of Appeal of Mons issued a judgment in favor of Heraeus relating to its request for past damages caused by the alleged misappropriation of its trade secrets, and an injunction preventing future sales of certain European Cements in Belgium (the “Belgian Decision”). We appealed this judgment to the Belgian Supreme Court. The Belgian Supreme Court dismissed our appeal in October 2019 and this decision is final. Proceedings to assess the amount of damages potentially owed to Heraeus under the Belgian Decision remained pending as of December 31, 2021. Heraeus filed a suit in Belgium concerning the continued sale of the European Cements with certain changed materials. Like its former suit in Germany, Heraeus seeks an injunction on the basis that the continued use of the product names for the European Cements is misleading for customers and thus an act of unfair competition. On May 7, 2019, the Liège Commercial Court issued a judgment that Zimmer Biomet failed to inform its hospital and surgeon customers of the changes made to the composition of the cement with certain changed materials and ordered, as a sole remedy, that Zimmer Biomet send letters to those customers, which we have done. An appeals hearing took place on January 13, 2021. On February 10, 2021, the court of appeals dismissed the appeals of Heraeus and Zimmer Biomet, which ended the unfair competition proceedings regarding the continued use of the product names. In November 2020, Heraeus also initiated proceedings in Belgium seeking an injunction and damages related to the distribution of the European Cements in the revised formulation. Heraeus claims that the revised formulation still misappropriates its alleged trade secrets.
On February 13, 2019, a Norwegian court of first instance issued a judgment in favor of Heraeus on its claim for misappropriation of trade secrets. The court awarded damages of 19,500,000 NOK, or approximately $2.3 million, plus attorneys’ fees, and issued an injunction, which was never enforced, preventing Zimmer Biomet Norway from marketing in Norway bone cements identified with the current product names and bone cements making use of the trade secrets which were acknowledged in the Frankfurt Decision. We appealed the Norwegian judgment to the court of second instance and an appeals trial was held in March 2021. On April 30, 2021, the appeals court in Norway found in favor of Zimmer Biomet and reversed the decision of the court of first instance. The appeals court ruled that Heraeus did not substantiate that the alleged trade secrets were useful and thus did not qualify as trade secrets, and additionally determined that the alleged trade secrets were not actually used or misappropriated. Heraeus sought leave to appeal to the Norwegian supreme court, which the court denied on July 13, 2021. The decision of the appeals court in favor of Zimmer Biomet is now final.
On October 29, 2019, an Italian court of first instance issued a judgment in favor of Heraeus on its claim of misappropriation of trade secrets, but did not yet order an award of damages. We filed a timely appeal of the decision and the appellate hearing took place on May 27, 2021. On July 19, 2021, the court of appeals reopened the case and ordered the appointment of a technical expert, who was subsequently appointed, to ascertain whether the trade secrets enforced by Heraeus are secret according to the law and have been protected by adequate protective measures. In March 2021, Heraeus initiated damages proceedings, claiming damages of €13.84 million, or approximately $16.6 million. We requested a dismissal of the case, or, in the alternative, a stay of the proceedings pending the outcome of the proceedings in France (see below) in which Heraeus seeks global damages (except for Germany only). As of December 31, 2021, Heraeus had not initiated damages proceedings but could do so in the future based on the non-final
first instance decision.
On January 23, 2020, a Finnish Market Court issued a judgment partly in favor of Heraeus on its claim of misappropriation of certain trade secrets. Damage claims were not raised in the proceedings. We appealed the decision to the Finnish Supreme Court. On July 3, 2020, the Finnish Supreme Court declined to review the case, rendering the Market Court decision final. As of December 31, 2021, Heraeus had not yet initiated damages proceedings against us but indicated it intended to do so.
Heraeus is pursuing damages and injunctive relief in France in an effort to prevent us from manufacturing, marketing and selling the European Cements (the “France Litigation”). The European Cements are manufactured at our facility in Valence, France. On December 11, 2018, a hearing was held in the France Litigation before the commercial court in
Romans-sur-Isère.
On May 23, 2019, the commercial court ruled in our favor. On July 12, 2019, Heraeus filed an appeal to the court of second instance in Grenoble, France.

Based on various developments in these lawsuits in both the United States and Europe in the fourth quarter of 2021, the parties’ interests in exploring a negotiated resolution, and to avoid the continuing risks associated with potential negative outcomes, the projected legal spend and management distraction associated with continuing litigation, we determined that it was in the best interest of our company and our stockholders to settle all litigation with Heraeus globally. On January 20, 2022, Zimmer Biomet and Heraeus entered into a confidential memorandum of understanding to fully resolve all global disputes between and among them relating to both Heraeus’ alleged technical trade secrets misappropriation relating to bone cement and Zimmer Biomet’s alleged business trade secrets misappropriation relating to bone cement. Among other terms and conditions, the confidential memorandum of understanding includes the dismissal of all lawsuits by both parties, mutual general releases benefitting both parties, and mutual covenants not to sue, as well as no admission of wrongdoing by either party and no admission concerning the validity or existence of either parties’ alleged trade secrets. Zimmer Biomet and Heraeus are in the process of formalizing a definitive settlement agreement, which will reflect the material terms in the confidential memorandum of understanding. Our accrued litigation expense was adjusted in 2021 to reflect the portion of the confidential memorandum of understanding in excess of existing accruals, and our settlement payment to Heraeus will be made in agreed installments over an approximately three-year period beginning upon the execution of the settlement agreement.
Shareholder Derivative Actions
: On June 14, 2019 and July 29, 2019, two shareholder derivative actions,
Green v. Begley et al.
and
Detectives Endowment Association Annuity Fund v. Begley et al.
, were filed in the Court of Chancery in the State of Delaware. On October 2, 2019 and October 11, 2019, two additional shareholder derivative actions,
Karp v. Begley et al.
and
DiGaudio v. Begley et al.
, were filed in the U.S. District Court for the District of Delaware. The plaintiff in each action seeks to maintain the action purportedly on our behalf against certain of our current and former directors and officers (the “individual defendants”) and certain former stockholders of ours who sold shares of our common stock in various secondary public offerings in 2016 (the “private equity fund defendants”). The plaintiff in each action alleges, among other things, breaches of fiduciary duties against the individual defendants and insider trading against two individual defendants and the private equity fund defendants based on factual allegations that the defendants violated federal securities laws by making materially false and/or misleading statements and/or omissions about our compliance with U.S. Food and Drug Administration (“FDA”) regulations and our ability to continue to accelerate our organic revenue growth rate in the second half of 2016. On June 4, 2020, the plaintiffs in the Chancery Court actions filed a consolidated amended complaint adding three new counts and expanding the scope of the alleged materially false statements. On September 14, 2020, the defendants filed motions to dismiss the Chancery Court actions. Oral argument occurred on June 15, 2021. On August 15, 2021, the Chancery Court granted the defendants’ motion to dismiss and dismissed the Chancery Court actions with prejudice. On September 22, 2021, the plaintiffs in the Chancery Court actions filed a Notice of Appeal to the Delaware Supreme Court. On September 14, 2020, the plaintiffs in the U.S. District Court actions filed a consolidated amended complaint adding certain details to their allegations. On October 9, 2020, the U.S. District Court granted the parties’ joint motion to stay the U.S. District Court actions pending resolution of the Chancery Court actions. The plaintiffs in the Chancery Court and the U.S. District Court actions do not seek damages from us, but instead request damages on our behalf from the defendants of an unspecified amount, as well as attorneys’ fees, costs and other relief. We have not recorded an expense related to damages in connection with these matters because any potential loss is not currently probable or reasonably estimable, and we are unable to reasonably estimate the range of loss, if any, that may result from these matters.

Regulatory Matters, Government Investigations and Other Matters
U.S. International Trade Commission Investigation
: On March 5, 2019, Heraeus filed a complaint with the ITC against us and certain of our subsidiaries. The complaint alleges that Biomet misappropriated Heraeus’ trade secrets in the formulation and manufacture of two bone cement products now sold by Zimmer Biomet, both of which are imported from our Valence, France facility. Heraeus requested that the ITC institute an investigation and, after the investigation, issue a limited exclusion order and cease and desist orders. On April 5, 2019, the ITC ordered an investigation be instituted into whether we have committed an “unfair act” in the importation, sale for importation, or sale after importation of certain bone cement products, the threat or effect of which is to destroy or substantially injure an industry in the United States, in violation of Section 337 of the Tariff Act of 1930, as amended (“Section 337”). An evidentiary hearing in front of an administrative law judge at the ITC was held in January 2020 and an Initial Determination was issued on May 6, 2020. In the Initial Determination, the administrative law judge held that we did not violate Section 337, and thus we are not restricted from continuing to manufacture and sell the two challenged bone cement products in the United States. On July 13, 2020, the ITC issued notice of intent to review the Initial Determination and on January 12, 2021 it issued a Final Determination which affirmed the Initial Determination with modifications and terminated the investigation with a finding of no violation of Section 337. Heraeus did not appeal the Final Determination.
FDA warning letter:
In August 2018, we received a warning letter from the FDA related to observed non-conformities
with current good manufacturing practice requirements of the Quality System Regulation (21 CFR Part 820) (“QSR”) at our legacy Biomet manufacturing facility in Warsaw, Indiana (this facility is sometimes referred to in this report as the “Warsaw North Campus”). We have provided detailed responses to the FDA as to our corrective actions and will continue to work expeditiously to address the issues identified by the FDA during inspections in Warsaw. As of December 31, 2021, the Warsaw warning letter remained pending. Until the violations cited in the pending warning letter are corrected, we may be subject to additional regulatory action by the FDA, as described more fully below. Additionally, requests for Certificates to Foreign Governments may not be granted and premarket approval applications for Class III devices to which the QSR deviations are reasonably related will not be approved until the violations have been corrected. In addition to responding to the warning letter described above, we are in the process of addressing various FDA Form 483 inspectional observations at certain of our manufacturing facilities, including observations issued by the FDA following an inspection of the Warsaw North Campus in January 2020, which inspection the FDA has classified as Voluntary Action Indicated (“VAI”). The ultimate outcome of these matters is presently uncertain. Among other available regulatory actions, the FDA may impose operating restrictions, including a ceasing of operations, at one or more facilities, enjoining and restraining certain violations of applicable law pertaining to products, seizure of products and assessing civil or criminal penalties against our officers, employees or us. The FDA could also issue a corporate warning letter or a recidivist warning letter or negotiate the entry of a consent decree of permanent injunction with us. The FDA may also recommend prosecution by the U.S. Department of Justice. Any adverse regulatory action, depending on its magnitude, may restrict us from effectively manufacturing, marketing and selling our products and could have a material adverse effect on our business, financial condition and results of operations.
Other Contingencies
Contractual obligations
: We have entered into development, distribution and other contractual arrangements that may result in future payments dependent upon various events such as the achievement of certain product R&D milestones, sales milestones, or, at our discretion, maintenance of exclusive rights to distribute a product. Since there is uncertainty on the timing or whether such payments will have to be made, they have not been recognized on our consolidated balance sheets. These estimated payments could range from $0 to approximately $355 million.

23.	Subsequent Events (Unaudited)
In April 2022, we acquired another company for approximately $100 million. In order to fund the acquisition, we borrowed an additional $100.0 million tranche under our 2021 Five-Year Revolving Facility. This acquisition is not expected to have a significant effect on our results of operations or financial position and therefore no further information has been provided.

PART IV

Item 15.	Exhibits and Financial Statement Schedules
(a)    (2)   Financial Statement Schedule
Schedule II. Valuation and Qualifying Accounts (in millions):

Description	Balance at Beginning of Period	Additions Charged (Credited) to Expense	Deductions / Other Additions to Reserve		Effects of Foreign Currency	Balance at End of Period
Allowance for Doubtful Accounts:
Year Ended December 31, 2019	$49.7	$(0.6)	$(2.3)		$(0.5)	$46.3
Year Ended December 31, 2020	46.3	19.1	(8.3	) (1)	1.5	58.6
Year Ended December 31, 2021	58.6	12.4	(9.0)		(1.9)	60.1
Deferred Tax Asset Valuation Allowances:
Year Ended December 31, 2019	$368.4	$(3.9)	$165.8	(2)	$(0.7)	$529.6
Year Ended December 31, 2020	529.6	(2.0)	(3.1	) (2)	2.8	527.3
Year Ended December 31, 2021	527.3	(2.6)	(61.5	) (2)	(3.1)	460.1

(1)	Includes the $2.1 cumulative-effect adjustment related to the adoption of ASU 2016-13, Financial Instruments – Credit Losses (Topic 326).
(2)
Primarily relate to amounts generated by tax rate changes or current year activity which have offsetting changes to the associated attribute and therefore there is no resulting impact on tax expense in the consolidated financial statements.

Other financial statement schedules are omitted because they are not applicable or the required information is shown in the financial statements or the notes thereto.